Exhibit 4.7

THIRD AMENDMENT TO CREDIT AGREEMENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of February 15, 2017, is by and among Ferroglobe PLC, a public limited company incorporated under the laws of England and Wales with registered address at 5 Fleet Place, London EC4M 7RD, United Kingdom and registered number 09425113 (“Company”), Globe Specialty Metals, Inc., a Delaware corporation (“Globe”), certain Subsidiaries of the Company party hereto (together with Company and Globe, the “Borrowers” and each a “Borrower”), the Subsidiary Guarantors party hereto, the Lenders (as defined below) party hereto and Citizens Bank of Pennsylvania, as Administrative Agent (the “Agent”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement (as defined below).

W I T N E S S E T H

WHEREAS, Globe, the various financial institutions from time to time party thereto (the “Lenders”) and the Agent are parties to that certain Credit Agreement dated as of August 20, 2013 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”);

WHEREAS, the Loan Parties have requested that the Requisite Lenders amend certain provisions of the Credit Agreement and certain other Loan Documents; and

WHEREAS, the Requisite Lenders are willing to make such amendments to the Credit Agreement and certain other Loan Documents, in accordance with and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
AMENDMENTS TO CREDIT AGREEMENT

1.1               Amendments to Credit Agreement.  From and after the Effective Date (as hereinafter defined), the Credit Agreement is amended to read in the form of the Credit Agreement attached hereto as Exhibit A to this Amendment (the “Amended Credit Agreement”).

1.2               Amendments to Schedules.  Those certain Schedules attached as Exhibit B to this Amendment shall replace the corresponding Schedules to the Credit Agreement.  All other Schedules to the Credit Agreement shall not be modified or otherwise affected.

1.3               Amendments to Exhibits.  Those certain Exhibits attached as Exhibit C to this Amendment shall replace the corresponding Exhibits to the Credit Agreement.  All other Exhibits to the Credit Agreement shall not be modified or otherwise affected.

1.4               Waiver of Deliverables.  By execution of this Amendment, the Requisite Lenders hereby waive the requirement that Globe deliver the information set forth in the proviso contained in Section 1.1 of that certain Second Amendment to Credit Agreement and Limited Waiver Agreement, dated as of December 21, 2016, by and among Globe, certain Subsidiaries of Globe party thereto, the Lenders party thereto and the Agent.

1.5               Waiver of Voluntary Prepayment Requirements and Minimum Borrowing Amounts.  By execution of this Amendment, the Requisite Lenders hereby waive, on a one-time basis, (a) solely with respect to the borrowing of Revolving Loans on the Effective Date, the requirement set forth in Section 2.1B of the Credit Agreement that Eurocurrency Rate Loans be in multiples of $1,000,000 and (b) solely with respect to the voluntary prepayment made on the Effective Date, the notice and prepayment amount requirements set forth in Section 2.4B(i) of the Credit Agreement.

ARTICLE II
COMPANY JOINDER

2.1               Joinder to the Credit Agreement.  Company hereby acknowledges, agrees and confirms that, by its execution of this Amendment, Company will be deemed to be “Company”, a Borrower and a Loan Party under the Credit Agreement and shall have all of the obligations of “Company”, a Borrower and a Loan Party thereunder as if it had executed the Credit Agreement.  Company hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement and the other applicable Loan Documents, including without limitation all of the covenants set forth in Sections 6 and 7 of the Credit Agreement.  Company hereby represents and warrants as to itself that all representations and warranties contained in Section 5 of the Credit Agreement are true and correct with respect to Company.

2.2               Receipt of Loan Documents.  Company acknowledges and confirms that it has received a copy of the Credit Agreement and the schedules and exhibits thereto and the other Loan Documents and the schedules and exhibits thereto.  The information on the schedules to the Credit Agreement is hereby supplemented (to the extent permitted under the Credit Agreement) to reflect the information shown on the attached Exhibit B.

2.3               Patriot Act Information.  Company represents and warrants that the information on Exhibit D to this Amendment is true and correct as of the date hereof.

2.4               Effectiveness of Loan Documents.  Each Loan Party confirms that the Credit Agreement is, and upon Company becoming “Company”, a Borrower and a Loan Party under the Credit Agreement, shall continue to be, in full force and effect.  The parties hereto confirm and agree that immediately upon Company becoming “Company”, a Borrower and a Loan Party under the Credit Agreement and a Chargor (as defined in the U.K. Collateral Documents) under the U.K. Collateral Documents, the term “Obligations”,” as used in the Credit Agreement, and the term “Guarantied Obligations,” as used in the Subsidiary Guaranty and the Company Guaranty, shall include all obligations of Company under the Credit Agreement and under each other Loan Document.

ARTICLE III
AMENDMENTS TO OTHER LOAN DOCUMENTS

3.1               Amendment to Introductory Paragraph of the Company Guaranty.  The first paragraph of the Company Guaranty is amended and restated in its entirety to read as follows:

This COMPANY GUARANTY (this “Guaranty”) is entered into as of August 20, 2013 by GLOBE SPECIALTY METALS, INC., a Delaware corporation (“Globe” and “Guarantor”) in favor of and for the benefit of CITIZENS BANK OF PENNSYLVANIA, as Administrative Agent (in such capacity, the “Administrative Agent”) for each of the Secured Parties.  All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement referred to below.  As used herein, “Company” shall mean FERROGLOBE PLC, a public limited company incorporated under the laws of England and

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Wales with registered number 09425113.  As used herein, “Co-Borrower” shall mean all Borrowers other than Guarantor.  All references to a Subsidiary or Subsidiaries of the Guarantor shall mean a Subsidiary or Subsidiaries of Company, as applicable.

3.2               Amendment to Recitals of the Company Guaranty.  The recitals of the Company Guaranty are hereby amended and restated in their entirety to read as follows:

A.                 Pursuant to that certain Credit Agreement dated as of the date hereof among Company, Globe and certain other Subsidiaries of the Company from time to time party thereto, as Borrowers thereunder, and the Administrative Agent, and the lenders now or hereafter party thereto (the “Lenders”) (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), the Lenders have agreed to provide the Borrowers with certain credit facilities;

B.                  Certain additional extensions of credit may be made from time to time for the benefit of the Loan Parties and their Subsidiaries pursuant to certain Secured Cash Management Agreements and Secured Hedge Agreements (each as defined in the Credit Agreement, collectively, “Related Credit Arrangements”).

C.                  It is a condition precedent to the Secured Parties’ obligations to make and maintain such extensions of credit that the Guarantor shall have executed and delivered this Guaranty to the Administrative Agent.

3.3               Amendment to the Subsidiary Guaranty.  Recital “A” of the Subsidiary Guaranty is amended and restated in its entirety to read as follows:

A.                 Pursuant to that certain Credit Agreement dated as of the date hereof among Globe Specialty Metals, Inc., a Delaware corporation (“Globe”), certain Subsidiaries of the Company from time to time party hereto (collectively the “Co-Borrower”), and, pursuant to Section 2.1 of that certain Third Amendment to Credit Agreement dated as of February 15, 2017, Ferroglobe PLC, a public limited company incorporated under the laws of England and Wales with registered number 09425113 (“Company” and together with Co-Borrower and Globe, collectively the “Borrowers”), as Borrowers thereunder, and the Administrative Agent, and the lenders now or hereafter party thereto (the “Lenders”) (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), the Lenders have agreed to provide the Borrowers with certain credit facilities;

3.4               Release of Released Subsidiary Guarantors.  Company hereby confirms that each of the Released Subsidiary Guarantors (as defined below) are not Material Subsidiaries.  On the Effective Date, (a) each Released Subsidiary Guarantor shall be released as a Subsidiary Guarantor and Guarantor (as defined in the Subsidiary Guaranty) and shall be discharged from all of its obligations as a Subsidiary Guarantor and Guarantor, and have no liability as a Subsidiary Guarantor or Guarantor under the Subsidiary Guaranty or any of the other Loan Documents and (b) all Collateral owned by each Subsidiary Guarantor shall hereby be deemed released and shall no longer secure any Obligations (as defined in the Credit Agreement) or Guarantied Obligations (as defined in the Subsidiary Guaranty).  This release and discharge shall be effective without any additional action being taken by Agent or any Lender; provided that, at the request of a Released Subsidiary Guarantor, Agent shall, and each Requisite Lender party hereto hereby authorizes Agent to, deliver to such Released Subsidiary Guarantor, any instrument, document or certificate to confirm that it has been released and discharged (as a Subsidiary Guarantor and Guarantor) from all such obligations and liabilities and such Collateral has been released from all encumbrances under the Collateral Documents and to give further effect to this Section 3.4.  As used herein, “Released Subsidiary Guarantors” means (a) Globe Metals Enterprises, Inc., a Delaware

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corporation, (b) GSM Alloys I Inc., a Delaware corporation, (c) GSM Alloys II Inc., a Delaware corporation, (d) GSM Financial, Inc., a Delaware corporation, (e) L F Resources, Inc., a Delaware corporation, (f) Solsil, Inc., a Delaware corporation, (g) GSM Enterprises Holdings Inc., a Delaware corporation, (h) GBG Financial, LLC, a Delaware limited liability company, (i) GBG Holdings, LLC, a Delaware limited liability company, (j) Globe Argentina Holdco LLC, a Delaware limited liability company, (k) Globe Realty LLC, a New York limited liability company and (l) GSM Enterprises LLC, a Delaware limited liability company.

ARTICLE IV
CONDITIONS TO EFFECTIVENESS

4.1               Closing Conditions.  This Amendment shall be deemed effective as of the date set forth above (the “Effective Date”) upon satisfaction of the following conditions (in form and substance reasonably acceptable to the Agent):

(a)                 Executed Amendment.  The Agent shall have received a copy of this Amendment duly executed by each of the Borrowers, the other Loan Parties, the Agent and the Requisite Lenders.

(b)                Executed Loan Documents.  The Agent shall have received a duly executed copy of the U.K. Collateral Documents.

(c)                Other Documents.  The Agent shall have received:

(i)               copies of the Organizational Documents of Company and each Loan Party, certified by the Secretary of State of its jurisdiction of organization or, if such document is of a type that may not be so certified, certified by a director, the secretary or similar officer or signatory (as applicable) of the applicable Loan Party, each dated a recent date prior to the Effective Date or a certification by a director, the secretary or similar officer or signatory (as applicable) of the applicable Loan Party that the Organizational Documents for such Loan Party delivered to the Agent on the Closing Date remain true and correct and in force and effect as of the Effective Date;

(ii)              a good standing certificate (or equivalent document, if applicable) for Company and each Loan Party from the Secretary of State of its jurisdiction of organization dated a recent date prior to the Effective Date;

(iii)            resolutions of the Governing Body of Company and each Loan Party approving and authorizing the execution, delivery and performance of the Amendment and the other Loan Documents to which it is a party that are being executed in connection with the Amendment, certified as of the Effective Date by the secretary or similar officer or signatory (as applicable), or a duly appointed signatory, of such Person as being in full force and effect without modification or amendment;

(iv)            signature and incumbency certificates of the officers of Company and each Loan Party executing the Amendment and the other Loan Documents to which it is a party that are being executed in connection with the Amendment or a certification that each officer listed in the incumbency certification contained in such Loan Party’s secretary’s or signatory’s certificate (as applicable), delivered on the Closing Date, remains a duly elected and qualified officer of such Loan Party and such officer or

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signatory (as applicable) remains duly authorized to execute and deliver on behalf of such Loan Party the Amendment;

(v)             All other documents from the Loan Parties as reasonably requested by the Agent prior to the date hereof.

(d)            Fees and Expenses.

(i)               The Agent shall have received from the Borrowers, for the account of each Lender that executes and delivers a signature page to this Amendment to the Agent by 5:00 p.m. (EST) on or before January 31, 2017 (each such Lender, a “Consenting Lender”, and collectively, the “Consenting Lenders”), a consent fee in an amount equal to 100 basis points on the aggregate Revolving Loan Commitment of such Consenting Lender, determined immediately prior to giving effect to this Amendment.

(ii)             The Agent shall have received from the Borrowers such other fees and reasonable and documented out-of-pocket expenses that are payable in connection with the consummation of the transactions contemplated hereby, and King & Spalding LLP shall have received from the Borrowers payment of all reasonable and documented fees and expenses incurred prior to the date hereof or in connection with this Amendment.

(e)                 Legal Opinions.  The Agent shall have received an opinion or opinions of counsel for the Loan Parties and counsel for the Agent in respect of Company, dated the Effective Date and addressed to the Agent and the Lenders which shall be in form and substance satisfactory to the Agent.

(f)                 Senior Notes.  Company shall have received, or shall, substantially contemporaneously with the effectiveness of this Amendment, receive, not less than $350,000,000 in proceeds from the issuance of the Senior Notes.  The Agent shall have received, or shall, substantially contemporaneously with the effectiveness of this Amendment, receive, duly executed copies of the Senior Note Indenture and any related documents, certified by a responsible officer of Company as being true, correct and complete; provided that, promptly after the execution thereof, Company shall deliver to the Agent, duly executed copies of each of the Senior Notes, certified by a responsible officer of Company as being true, correct and complete.

(g)                Liquidity.  After giving effect to this Amendment and the transactions contemplated thereby, Liquidity (as defined in the Amended Credit Agreement) shall not be less than $150,000,000 on a Pro Forma Basis.

ARTICLE V
MISCELLANEOUS

5.1               Amended Terms.  On and after the Effective Date, all references to the Credit Agreement in each of the Loan Documents shall hereafter mean the Credit Agreement as amended by this Amendment.  Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

5.2               Representations and Warranties of Loan Parties.  Each of the Loan Parties (including Company) represents and warrants as follows:

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(a)                Such Loan Party (including Company) has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b)                Such Loan Party (including Company) has duly executed and delivered the Amendment and the Amendment constitutes such Loan Party’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c)                No approval is required to be obtained by such Loan Party (including Company) or any of its Subsidiaries in connection with the execution, delivery or performance by such Loan Party of this Amendment; except for such approvals which have been issued or obtained by such Loan Party or any of its Subsidiaries which are in full force and effect.

(d)                The representations and warranties set forth in Section 5 of the Credit Agreement are (i) with respect to representations and warranties that contain a materiality qualification, true and correct as of the date hereof (except for those which expressly relate to an earlier date) and (ii) with respect to representations and warranties that do not contain a materiality qualification, true and correct in all material respects as of the date hereof (except for those which expressly relate to an earlier date).

(e)                 After giving effect to this Amendment, no event has occurred and is continuing which constitutes a Potential Event of Default or an Event of Default.

5.3              Reaffirmation of Obligations.  Each Loan Party (including Company) acknowledges and agrees that: (a) as of February 15, 2017, the aggregate principal balance of the outstanding Loans under the Credit Agreement is at least $125,000,000; (b) the outstanding amount of Letters of Credit issued under the Credit Agreement is at least $382,436.82; (c) in addition to the outstanding principal amount of the Loans, the Loan Parties (including Company) are further indebted under the Credit Agreement for all other interests, costs, fees and expenses due and owing under the Credit Agreement and the Loan Documents in accordance with the terms thereof; and (d) all Obligations constitute the valid and binding obligations of such Loan Party (including Company) enforceable against such Loan Party without setoff, counterclaim, or defense, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity.  Each Loan Party (including Company) hereby ratifies the Credit Agreement and acknowledges and reaffirms that: (y) that it is bound by all terms of the Credit Agreement applicable to it and (z) it is responsible for the observance and full performance of its respective Obligations.

5.4               Loan Document.  This Amendment shall constitute a Loan Document under the terms of the Credit Agreement.

5.5              Expenses.  The Borrowers (including Company) agree to pay all reasonable and documented costs and expenses of the Agent in connection with the preparation, execution and delivery of this Amendment (including, without limitation, the reasonable and documented fees and expenses of the Agent’s legal counsel).

5.6               Entirety.  This Amendment and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

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5.7               Counterparts; Telecopy.  This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart.  This Amendment shall be effective when it has been executed by the Borrowers (including Company), the other Loan Parties, the Agent and the Consenting Lenders constituting the Requisite Lenders and each party has transmitted executed signature pages by telefacsimile or in ‘PDF’ format by electronic mail.

5.8               GOVERNING LAW.  THIS AMENDMENT AND ANY CLAIMS, CONTROVERSY OR DISPUTE ARISING OUT OF OR RELATING TO THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CHOICE OF LAW RULES (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

5.9               Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

5.10           Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.  The consent to jurisdiction and waiver of jury trial provisions set forth in Sections 10.16 and 10.17 of the Credit Agreement, respectively, are hereby incorporated by reference, mutatis mutandis.

5.11            General Release.  In consideration of the Agent’s and Consenting Lenders’ willingness to enter into this Amendment, each Loan Party (including Company) hereby releases and forever discharges the Agent, the Issuing Lender, the Swing Line Lender, the Lenders and the Agent’s, the Issuing Lender’s, the Swing Line Lender’s, and each of the Lender’s respective predecessors, successors, assigns, officers, managers, directors, employees, agents, attorneys, representatives, and affiliates (hereinafter all of the above collectively referred to as the “Bank Group”), from any and all claims, counterclaims, demands, damages, debts, suits, liabilities, actions and causes of action of any nature whatsoever, including, without limitation, all claims, demands, and causes of action for contribution and indemnity, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which any Loan Party (including Company) may have or claim to have against any of the Bank Group.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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GLOBE
THIRD AMENDMENT TO CREDIT AGREEMENT

IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed on the date first above written.

FERROGLOBE PLC,

By:	/s/ Joseph Ragan
Name: Joseph Ragan
Title: CFO

GLOBE
THIRD AMENDMENT TO CREDIT AGREEMENT

GLOBE SPECIALTY METALS, INC.,

By:	/s/ Pedro Larrea Paguaga
Name: Pedro Paguaga Larrea
Title: Director

ALABAMA SAND AND GRAVEL, INC., a Delaware corporation

By:	/s/ Joseph Ragan
Name: Joseph Ragan
Title: Vice President and Treasurer

ALDEN RESOURCES LLC, a Delaware limited liability company

By:	/s/ Joseph Ragan
Name: Joseph Ragan
Title: Manager, Vice President and Treasurer

ALDEN SALES CORP, LLC, a Delaware limited liability company

By:	/s/ Joseph Ragan
Name: Joseph Ragan
Title: Manager, Vice President and Treasurer

GLOBE
THIRD AMENDMENT TO CREDIT AGREEMENT

ARL RESOURCES, LLC, a Delaware limited liability company
By:	ALDEN RESOURCES LLC, as sole member

	By:	/s/ Joseph Ragan
Name: Joseph Ragan
Title: Manager, Vice President and Treasurer

ARL SERVICES, LLC, a Delaware limited liability company
By:	ALDEN RESOURCES LLC, as sole member

	By:	/s/ Joseph Ragan
Name: Joseph Ragan
Title: Manager, Vice President and Treasurer

CORE METALS GROUP HOLDINGS LLC, a Delaware limited liability company

By:	/s/ Joseph Ragan
Name: Joseph Ragan
Title: Vice President and Treasurer

CORE METALS GROUP LLC, a Delaware limited liability company

By:	/s/ Joseph Ragan
Name: Joseph Ragan
Title: Vice President and Treasurer

GLOBE
THIRD AMENDMENT TO CREDIT AGREEMENT

GATLIFF SERVICES, LLC, a Delaware limited liability company

By:	/s/ Joseph Ragan
Name: Joseph Ragan
Title: Manager, Vice President and Treasurer

GLOBE METALLURGICAL INC., a Delaware corporation

By:	/s/ Joseph Ragan
Name: Joseph Ragan
Title: Vice President and Treasurer

GSM SALES, INC., a Delaware corporation

By:	/s/ Joseph Ragan
Name: Joseph Ragan
Title: Vice President and Treasurer

METALLURGICAL PROCESS MATERIALS, LLC, a Delaware corporation

By:	/s/ Joseph Ragan
Name: Joseph Ragan
Title: Manager, Vice President and Treasurer

GLOBE
THIRD AMENDMENT TO CREDIT AGREEMENT

NORCHEM, INC, a Florida corporation

By:	/s/ Joseph Ragan
Name: Joseph Ragan
Title: Vice President and Treasurer

TENNESSEE ALLOYS COMPANY, LLC, a Delaware limited liability company

By:	/s/ Joseph Ragan
Name: Joseph Ragan
Title: Manager, Vice President and Treasurer

GLOBE METALS ENTERPRISES LLC., a Delaware limited liability corporation

By:	/s/ Joseph Ragan
Name: Joseph Ragan
Title: Director

GLOBE ARGENTINA HOLDCO LLC, a Delaware limited liability company
By:	GLOBE SPECIALTY METALS, INC., as sole manager

	By:	/s/ Pedro Larrea Paguaga
Name: Pedro Larrea Paguaga
Title: Director

GLOBE
THIRD AMENDMENT TO CREDIT AGREEMENT

GBG HOLDINGS, LLC, a Delaware limited liability company
By:	GSM ENTERPRISES HOLDINGS, LLC, as sole member
	By:	GSM ENTERPRISES, LLC, as sole member
		By:	GLOBE SPECIALTY METALS, INC., as sole member

			By:	/s/ Joseph Ragan
Name: Joseph Ragan
Title: CFO

GSM ALLOYS I INC., a Delaware corporation

By:	/s/ Joseph Ragan
Name: Joseph Ragan
Title: Director

GSM ALLOYS II INC., a Delaware corporation

By:	/s/ Joseph Ragan
Name: Joseph Ragan
Title: Director

GSM ENTERPRISES HOLDINGS, LLC, a Delaware limited liability company
By:	GSM ENTERPRISES, LLC, as sole member
	By:	GLOBE SPECIALTY METALS, INC., as sole member

		By:	/s/ Joseph Ragan
Name: Joseph Ragan
Title: CFO

GLOBE
THIRD AMENDMENT TO CREDIT AGREEMENT

GSM FINANCIAL, INC., a Delaware corporation

By:	/s/ Joseph Ragan
Name: Joseph Ragan
Title: Director

L F RESOURCES, INC., a Delaware corporation

By:	/s/ Joseph Ragan
Name: Joseph Ragan
Title: Director

SOLSIL, INC., a Delaware corporation

By:	/s/ Joseph Ragan
Name: Joseph Ragan
Title: Director

GBG FINANCIAL, LLC, a Delaware limited liability company
By:	GSM ENTERPRISES, LLC, as sole member
	By:	GLOBE SPECIALTY METALS, INC., as sole member

		By:	/s/ Pedro Larrea Paguaga
Name: Pedro Larrea Paguaga
Title: Director

GLOBE
THIRD AMENDMENT TO CREDIT AGREEMENT

GLOBE REALTY LLC, a New York limited liability company
By:	GLOBE SPECIALTY METALS, INC., as sole member

	By:	/s/ Pedro Larrea Paguaga
Name: Pedro Larrea Paguaga
Title: Director

GSM ENTERPRISES LLC, a Delaware limited liability company
By:	GLOBE SPECIALTY METALS, INC., as sole member

	By:	/s/ Pedro Larrea Paguaga
Name: Pedro Larrea Paguaga
Title: Director

GLOBE
THIRD AMENDMENT TO CREDIT AGREEMENT

CITIZENS BANK OF PENNSYLVANIA, as Agent and a Lender

By:	/s/ David W. Stack
Name: David W. Stack
Title: Senior Vice President

GLOBE
THIRD AMENDMENT TO CREDIT AGREEMENT

Capital One, National Association, as a Lender

By:	/s/ Michael J. Sullivan
Name: Michael J. Sullivan
Title: Senior Vice - President

GLOBE
THIRD AMENDMENT TO CREDIT AGREEMENT

Citibank, N.A, as a Lender

By:	/s/ James McGinnis
Name: James McGinnis
Title: Senior Vice President

GLOBE
THIRD AMENDMENT TO CREDIT AGREEMENT

COMPASS BANK, as a Lender

By:	/s/ Cameron Gateman
Name: Cameron Gateman
Title: Senior Banker

GLOBE
THIRD AMENDMENT TO CREDIT AGREEMENT

Fifth Third Bank, as a Lender

By:	/s/ Jim Schmalz
Name: Jim Schmalz
Title: Vice President

GLOBE
THIRD AMENDMENT TO CREDIT AGREEMENT

HSBC Bank USA, National Association (f/k/a HSBC Bank USA, N.A.), as a Lender

By:	/s/ Fred Schimel
Name: Fred Schimel
Title: Vice President

GLOBE
THIRD AMENDMENT TO CREDIT AGREEMENT

PNC BANK, NATIONAL ASSOCIATION as a Lender

By:	/s/ Mahir J. Desai
Name: Mahir J. Desai
Title: AVP

GLOBE
THIRD AMENDMENT TO CREDIT AGREEMENT

Wells Fargo Bank N.A., as a Lender

By:	/s/ Harry E. Ellis
Name: Harry E. Ellis
Title: Senior Vice President

Exhibit A

Amended Credit Agreement

[See attached].

Published CUSIP Number: 37954RAD0

CREDIT AGREEMENT

DATED AS OF August 20, 2013

among

FERROGLOBE PLC,

GLOBE SPECIALTY METALS, INC.,

and

CERTAIN SUBSIDIARIES OF FERROGLOBE PLC

 FROM TIME TO TIME PARTIES HERETO,

as Borrowers,

THE LENDERS LISTED HEREIN,

as Lenders,

CITIZENS BANK OF PENNSYLVANIA,

as Administrative Agent,

CITIZENS BANK, N.A. and PNC CAPITAL MARKETS, LLC,

Joint Book Managers and Joint Lead Arrangers,

PNC BANK, NATIONAL ASSOCIATION

as Syndication Agent

and

COMPASS BANK,

as Documentation Agent

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS	1

1.1	Certain Defined Terms.	1
1.2	Accounting Terms; Utilization of IFRS for Purposes of Calculations Under Agreement.	37
1.3	Other Definitional Provisions and Rules of Construction.	37
1.4	Exchange Rates; Currency Equivalents.	38
1.5	Additional Alternative Currencies.	39
1.6	Change of Currency.	40
1.7	Letter of Credit Amounts.	40

SECTION 2.	AMOUNTS AND TERMS OF COMMITMENTS AND LOANS	40

2.1	Commitments; Making of Loans; the Register; Optional Notes.	40
2.2	Interest on the Loans.	47
2.3	Fees.	52
2.4	Repayments, Prepayments and Reductions of Revolving Loan Commitment Amount; General Provisions Regarding Payments; Application of Proceeds of Collateral and Payments Under Guaranties.	52
2.5	Use of Proceeds.	58
2.6	Special Provisions Governing Eurocurrency Rate Loans.	59
2.7	Increased Costs; Taxes; Capital Adequacy.	61
2.8	Statement of Lenders; Obligation of Lenders and Issuing Lender to Mitigate.	68
2.9	Replacement of a Lender.	68
2.10	Incremental Term Loan Commitments and Revolving Loan Commitments.	69
2.11	Cash Collateral.	71
2.12	Defaulting Lenders.	72
2.13	Designation of Co-Borrower; Joint and Several Liability of the Borrowers.	73
2.14	Lender Status Confirmation.	74

SECTION 3.	LETTERS OF CREDIT	74

3.1	Issuance of Letters of Credit and Lenders’ Purchase of Participations Therein.	75
3.2	Letter of Credit Fees.	77
3.3	Drawings and Reimbursement of Amounts Paid Under Letters of Credit.	77
3.4	Obligations Absolute.	80
3.5	Nature of Issuing Lenders’ Duties.	80

SECTION 4.	CONDITIONS TO LOANS AND LETTERS OF CREDIT	81

4.1	Conditions to Initial Revolving Loans and Swing Line Loans.	81
4.2	Conditions to All Loans.	84
4.3	Conditions to Letters of Credit.	85

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SECTION 5.	COMPANY’S REPRESENTATIONS AND WARRANTIES	85

5.1	Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.	85
5.2	Authorization of Borrowing, etc.	86
5.3	Financial Condition.	87
5.4	No Material Adverse Change; No Restricted Junior Payments.	87
5.5	Title to Properties; Liens; Real Property; Intellectual Property.	87
5.6	Litigation; Adverse Facts; Labor Matters; Insurance.	88
5.7	Payment of Taxes.	89
5.8	Performance of Agreements; Material Contracts.	89
5.9	Governmental Regulation.	89
5.10	Securities Activities.	89
5.11	Employee Benefit Plans.	89
5.12	Certain Fees.	90
5.13	Environmental Protection.	90
5.14	Solvency.	91
5.15	Matters Relating to Collateral; Absence of Third-Party Filings.	91
5.16	Disclosure.	91
5.17	Foreign Assets Control Regulations, etc.	92
5.18	Representations as to Foreign Obligors.	92
5.19	Senior Debt Status; No Burdensome Restrictions.	93
5.20	Employee Matters.	93

SECTION 6.	COMPANY’S AFFIRMATIVE COVENANTS	93

6.1	Financial Statements and Other Reports.	94
6.2	Existence, Etc.	97
6.3	Payment of Taxes and Claims; Tax.	98
6.4	Maintenance of Properties; Insurance.	98
6.5	Inspection Rights; Lender Meeting.	99
6.6	Compliance with Laws, etc.	99
6.7	Environmental Matters.	99
6.8	Execution of Subsidiary Guaranty and Personal Property Collateral Documents After the Closing Date.	100
6.9	Deposit Accounts, Securities Accounts and Cash Management Systems.	105
6.10	Approvals and Authorizations.	105
6.11	Books and Records; Further Assurances; Post-Closing Deliveries.	105
6.12	Pensions.	107
6.13	Anti-Cash Hoarding.	107

SECTION 7.	COMPANY’S NEGATIVE COVENANTS	108

7.1	Indebtedness.	108
7.2	Liens and Related Matters.	110
7.3	Investments; Acquisitions.	111
7.4	Contingent Obligations.	114
7.5	Restricted Junior Payments.	114
7.6	Financial Covenants.	116
7.7	Restriction on Fundamental Changes; Asset Sales.	117
7.8	Foreign Assets Controls.	119

7.9	Transactions with Shareholders and Affiliates.	119
7.10	Sales and Lease-Backs.	119
7.11	Conduct of Business; Amendments to Organizational Documents; Ownership of Subsidiaries.	119
7.12	Amendments of Documents Relating to Indebtedness.	120
7.13	Fiscal Year.	120

SECTION 8.	EVENTS OF DEFAULT	120

8.1	Failure to Make Payments When Due.	120
8.2	Default in Other Agreements.	120
8.3	Breach of Certain Covenants.	121
8.4	Breach of Warranty.	121
8.5	Other Defaults Under Loan Documents.	121
8.6	Involuntary Bankruptcy; Appointment of Receiver, etc.	121
8.7	Voluntary Bankruptcy; Appointment of Receiver, etc.	122
8.8	Judgments and Attachments.	123
8.9	Dissolution.	123
8.10	Employee Benefit Plans.	123
8.11	Change in Control.	123
8.12	Uninsured Loss.	123
8.13	Invalidity of Loan Documents; Failure of Security; Repudiation of Obligations.	123

SECTION 9.	ADMINISTRATIVE AGENT	124

9.1	Appointment.	124
9.2	Powers and Duties; General Immunity.	126
9.3	Independent Investigation by Lenders; No Responsibility For Appraisal of Creditworthiness.	127
9.4	Right to Indemnity.	127
9.5	Resignation of Agents; Successor Administrative Agent, Issuing Lender and Swing Line Lender.	128
9.6	Collateral Documents and Guaranties.	129
9.7	Duties of Other Agents.	131
9.8	Administrative Agent May File Proofs of Claim.	131
9.9	Secured Cash Management Agreements and Secured Hedge Agreements.	132
9.10	Exculpatory Provisions.	132
9.11	Reliance by Administrative Agent.	133

SECTION 10.	MISCELLANEOUS	133

10.1	Successors and Assigns; Assignments and Participations in Loans and Letters of Credit.	133
10.2	Expenses.	138
10.3	Indemnity.	139
10.4	Set-Off.	140
10.5	Ratable Sharing.	141
10.6	Amendments and Waivers.	141
10.7	Independence of Covenants.	143
10.8	Notices; Effectiveness of Signatures.	144

10.9	Survival of Representations, Warranties and Agreements.	145
10.10	Failure or Indulgence Not Waiver; Remedies Cumulative; Enforcement.	145
10.11	Marshalling; Payments Set Aside.	146
10.12	Severability.	146
10.13	Obligations Several; Independent Nature of Lenders’ Rights; Damage Waiver.	146
10.14	Applicable Law.	147
10.15	Construction of Agreement; Nature of Relationship.	147
10.16	Consent to Jurisdiction and Service of Process.	147
10.17	Waiver of Jury Trial.	148
10.18	Confidentiality.	148
10.19	Counterparts; Effectiveness.	149
10.20	Electronic Execution of Assignments and Certain Other Documents.	150
10.21	Judgment Currency.	150
10.22	USA Patriot Act.	150
10.23	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	150

EXHIBITS

EXHIBITS

I	FORM OF NOTICE OF BORROWING

II	FORM OF NOTICE OF CONVERSION/CONTINUATION

III	FORM OF REVOLVING NOTE

IV	FORM OF SWING LINE NOTE

V	FORM OF COMPLIANCE CERTIFICATE

VI	FORM OF ASSIGNMENT AGREEMENT

VII	FORM OF FINANCIAL CONDITION CERTIFICATE

VIII	FORM OF COMPANY GUARANTY

IX	FORM OF SUBSIDIARY GUARANTY

X	FORM OF SECURITY AGREEMENT

XI	FORMS OF U.S. TAX COMPLIANCE CERTIFICATES

v

SCHEDULES

1.1A	REAL PROPERTY ASSETS

1.1B	EXISTING LETTERS OF CREDIT

1.1C	RESERVED

1.1D	ENERGY ASSETS

2.1A	COMMITMENTS AND PRO RATA SHARES

4.1C	CORPORATE AND CAPITAL STRUCTURE; OWNERSHIP

5.1	SUBSIDIARIES OF COMPANY

5.1C	CLOSING DATE MATERIAL SUBSIDIARIES

5.3	FINANCIAL STATEMENTS AND INFORMATION

5.5B	REAL PROPERTY

5.5C	INTELLECTUAL PROPERTY

5.6	LABOR MATTERS

5.11	CERTAIN EMPLOYEE BENEFIT PLANS

6.11	POST CLOSING DELIVERIES

7.1	CERTAIN EXISTING INDEBTEDNESS

7.2	CERTAIN EXISTING LIENS

7.3A	CERTAIN EXISTING INVESTMENTS

7.4	CERTAIN EXISTING CONTINGENT OBLIGATIONS

7.9	CERTAIN TRANSACTIONS WITH AFFILIATES

10.8	FUNDING AND PAYMENT OFFICE; CERTAIN ADDRESSES FOR NOTICE

CREDIT AGREEMENT

This CREDIT AGREEMENT is dated as of August 20, 2013 and entered into by and among (a) FERROGLOBE PLC, a public limited company incorporated under the laws of England and Wales with a registered address at 5 Fleet Place, London EC4M 7RD, United Kingdom and registered number 09425113 (“Company”), (b) GLOBE SPECIALTY METALS, INC., a Delaware corporation (“Globe”), (c) certain Subsidiaries of the Company from time to time party hereto (each a “Co-Borrower” and together with Company and Globe, the “Borrowers” and each a “Borrower”), (d) THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO (each individually referred to herein as a “Lender” and collectively as “Lenders”), (e) PNC BANK, NATIONAL ASSOCIATION, as syndication agent for Lenders (in such capacity, “Syndication Agent”), (f) COMPASS BANK, as Documentation Agent and (g) CITIZENS BANK OF PENNSYLVANIA, as administrative agent for Lenders (in such capacity, “Administrative Agent”).

R E C I T A L S

WHEREAS, Lenders, at the request of Company, have agreed to extend certain credit facilities to the Borrowers, the proceeds of which will be used (i) to repay in full all Indebtedness outstanding under the Existing Credit Agreement and the payment of fees and expenses in connection therewith, and (ii) to provide financing for working capital and other general corporate purposes of Company and its Subsidiaries (including, without limitation, Permitted Acquisitions, Consolidated Capital Expenditures and intercompany loans to certain Foreign Subsidiaries) (capitalized terms used herein without definition are defined in subsection 1.1 of this Agreement);

WHEREAS, each of Company and Globe desires to secure all of the Obligations hereunder and under the other Loan Documents by granting to Administrative Agent, on behalf of the Secured Parties, a First Priority Lien on substantially all of its personal property and Capital Stock of certain of its Subsidiaries; and

WHEREAS, the Subsidiary Guarantors have agreed to guarantee the Obligations hereunder and under the other Loan Documents and to secure their guaranties by granting to Administrative Agent, on behalf of the Secured Parties, a First Priority Lien on substantially all of their personal property, all of the Capital Stock of their Domestic Subsidiaries (other than any Domestic Subsidiary that is also a Foreign Corporation or is a Subsidiary of any Foreign Corporation) and first-tier Foreign Subsidiaries (other than any Foreign Corporations) and 65% of the Capital Stock of their first-tier Foreign Corporations.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Borrowers, Lenders, Syndication Agent and Administrative Agent agree as follows:

SECTION 1.     DEFINITIONS

1.1               Certain Defined Terms.

The following terms used in this Agreement shall have the following meanings:

“Administrative Agent” has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 9.5A .

“Affected Lender” has the meaning assigned to that term in subsection 2.6C.

“Affected Loans” has the meaning assigned to that term in subsection 2.6C.

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Affiliated Funds” means Funds that are administered, advised or managed by (i) a single entity or (ii) entities that are Affiliates of each other.

“Agents” means Administrative Agent, Syndication Agent, Joint Book Managers, Joint Lead Arrangers, Supplemental Collateral Agents and Related Parties.

“Aggregate Amounts Due” has the meaning assigned to that term in subsection 10.5.

“Aggregate Asset Percentage” means the percentage obtained by dividing (a) the sum of the assets of the Loan Parties, less (i) goodwill; (ii) intragroup accounts receivable from Subsidiary Guarantors and non-Subsidiary Guarantors; (iii) investments in Subsidiary Guarantors and non-Subsidiary Guarantors; (iv) receivables from related parties; (v) the portion of assets attributable to minority equity holders in a Subsidiary Guarantor; and (vi) assets attributable to the hydropower operations of FerroAtlantica, S.A., by (b) consolidated total assets of the Company and its Subsidiaries, less (i) goodwill; (ii) the assets attributable to the Alloy, West Virginia and Becancour, Canada facilities, which are jointly held with Dow Corning; and (iii) assets attributable to the hydropower operations of FerroAtlantica, S.A. and Hidro Nitro Española, S.A.

“Aggregate Sales Percentage” means the  percentage obtained by dividing (a) the sum of the unconsolidated external sales of the Loan Parties, less (i) the portion of sales attributable to minority equity holders in a Subsidiary Guarantor and (ii) sales attributable to the hydropower operations of FerroAtlantica, S.A., by (b) consolidated sales of the Company and its Subsidiaries, less (i) sales from the Alloy, West Virginia and Becancour, Canada facilities, which are jointly held with Dow Corning; (ii) the portion of sales attributable to minority equity holders in a Subsidiary Guarantor; and (iii) sales attributable to the hydropower operations of FerroAtlantica, S.A. and Hidro Nitro Española, S.A.

“Agreed Guaranty Principles”  means:

(a)                 other than with respect to Domestic Subsidiaries, all upstream and cross-stream guaranties must be limited by corporate benefit restrictions if so required;

(b)                other than with respect to Domestic Subsidiaries, all guaranties must be limited by financial assistance restrictions if so required;

(c)                 all guaranties must be limited to the extent necessary in order to avoid any personal civil or criminal liability of any director or officer arising as a result of providing such guaranty or such guaranty being enforced by the holders of the Notes;

(d)                all guaranties must be limited to the extent necessary to avoid any breach of fraudulent conveyance or preference, thin capitalization rules or any other general statutory laws or regulations (or analogous restrictions) of any applicable jurisdiction; and

(e)                 no guaranty shall be given to the extent it would result in costs that are disproportionate to the benefit obtained by the beneficiaries of such guaranty (as reasonably determined by the Administrative Agent).

For the avoidance of doubt, for the purposes of this definition, “cost” includes, but is not limited to, income tax cost, registration taxes payable on the granting or enforcement of any guarantee, stamp duties, out-of-pocket expenses, and other fees and expenses directly incurred by the relevant guarantor or any of its direct or indirect owners, subsidiaries or Affiliates.

“Agreed Security Principles”  means the following principles.

No Lien shall be created or perfected to the extent that it would:

(a)                 other than with respect to Domestic Subsidiaries, result in any breach of corporate benefit, financial assistance, fraudulent preference or thin capitalization laws or regulations (or analogous restrictions) of any applicable jurisdiction;

(b)                 result in a significant risk to the officers of the relevant grantor of the Lien of contravention of their fiduciary duties and/or of civil or criminal liability; or

(c)                 result in costs that are disproportionate to the benefit obtained by the beneficiaries of such Lien (as reasonably determined by the Administrative Agent).

For the avoidance of doubt, for the purposes of this definition, “cost” includes, but is not limited to, income tax cost, registration taxes payable on the creation or enforcement or for the continuance of any Lien, stamp duties, out-of-pocket expenses, and other fees and expenses directly incurred by the relevant grantor of Liens or any of its direct or indirect owners, subsidiaries or Affiliates.

“Agreement” means this Credit Agreement dated as of August 20, 2013.

“Agreement Currency” has the meaning set forth in subsection 10.21.

 “Alternative Currency” means each of Euro, British Pounds Sterling and each other currency (other than Dollars) that is approved in accordance with  Section 1.5.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by Administrative Agent or the Issuing Lender, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” means an amount equal to the lesser of the aggregate Commitments and $100,000,000.  The Alternative Currency Sublimit is part of, and not in addition to, the Revolving Loan Commitment Amount.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 and all other laws, rules, and regulations of any jurisdiction applicable to the Loan Parties and their respective Subsidiaries concerning or relating to bribery or corruption.

“Applicable Foreign Obligor Documents” has the meaning set forth in subsection 5.18.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by Administrative Agent or Issuing Lender, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means a Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“A/R Securitization Programs” means any accounts receivable purchase or factoring arrangement of the Loan Parties and their Subsidiaries to the extent that the accounts receivable sold pursuant to each such purchase or factoring arrangement are sold by the Loan Parties and their Subsidiaries on a non-recourse basis.

“Asset Sale” means any direct or indirect sale, lease, transfer, conveyance and other disposition (or series of related sales, leases, transfers, conveyances or other dispositions) by Company or any of its Subsidiaries to any Person (other than a Loan Party or by a Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party) of (i) any of the stock of any of Company’s Subsidiaries, (ii) all or substantially all of the assets of any division or line of business of Company or any of its Subsidiaries or (iii) any other assets (whether tangible or intangible) of Company or any of its Subsidiaries (other than (a) assets sold in the ordinary course of business, (b) Cash Equivalents in the ordinary course of business, (c) sales, assignments, discounts, transfers or dispositions of accounts or notes (including for less than the face value thereof) in the ordinary course of business for purposes of compromise or collection and (d) any such other assets to the extent that the aggregate fair market value of such assets sold in any single transaction or related series of transactions is equal to $10,000,000 or less).  Notwithstanding the foregoing, sales of accounts receivable in connection with A/R Securitization Programs shall not constitute Asset Sales.

“Assignment Agreement” means an Assignment and Assumption Agreement in substantially the form of Exhibit VI  annexed hereto.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy” or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Eurocurrency Rate for a Eurocurrency Rate Loan denominated in Dollars with a one-month interest period commencing on such day plus  1.0%.  Any change in the Base Rate due to a change in the Prime Rate shall be effective as of the opening of business on the day specified in the public announcement of such change in the Prime Rate.  Notwithstanding the foregoing, in no event shall the Base Rate be less than 0%.

“Base Rate Loans” means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.  All Base Rate Loans shall be denominated in Dollars.

“Base Rate Margin” means the margin over the Base Rate used in determining the rate of interest of Base Rate Loans pursuant to subsection 2.2A .

“Borrower” and “Borrowers” have the meaning assigned to each such term in the introduction to this Agreement.

“British Pounds Sterling” shall mean British pounds sterling, the lawful currency of the United Kingdom.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, London, United Kingdom or the state where the Funding and Payment Office with respect to Obligations denominated in Dollars is located and,

(a)                 if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, “Business Day” means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b)                if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, “Business Day” means a TARGET Day;

(c)                 if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, “Business Day” means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d)                if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), “Business Day” means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with IFRS, is accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means the capital stock of or other equity interests in a Person.

“Cash” means money, currency or a credit balance in a Deposit Account.

“Cash Collateralize” means to pledge and deposit with or deliver to Administrative Agent, for the benefit of Administrative Agent, Issuing Lender or Swing Line Lender (as applicable) and the Revolving Lenders, as collateral for Obligations in respect of Letters of Credit, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if Issuing Lender or Swing Line Lender benefitting from such collateral shall agree in its reasonable discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) Administrative Agent and (b) Issuing Lender or Swing Line Lender (as applicable) (which documents are hereby consented to by the Lenders).   “Cash Collateral” shall have a meaning correlative to the foregoing and shall include proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments (determined at the time such Investment was made), (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit, bankers’ acceptances and money market deposits maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000; (vi) Investments in repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (iv) above at the time such Investment is made; and (vii) and other short-term Investments utilized by Company or any Foreign Subsidiaries with normal investment practices for cash management in Investments of a type analogous to the foregoing.

“Cash Management Agreement” means any agreement with the Company or any Subsidiary to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that (a) at the time that it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, or (b) is party to a Cash Management Agreement on the date that such Person or its Affiliate becomes a Lender, in each case in such Person’s capacity as a party to such Cash Management Agreement.

“Change in Control” means any of the following: (i) any Person other than the Permitted Holders, either individually or acting in concert with one or more other Persons as a “group,” shall have acquired beneficial ownership, directly or indirectly, of more than 35% of the Capital Stock of Company; or (ii) Company shall fail to own, directly or indirectly, one hundred percent (100%) of the issued and outstanding Capital Stock of any Co-Borrower (including Globe but excluding any qualifying shares of directors and de minimis shares required to be reserved or held by others pursuant to any requirement of any Governmental Authority); or (iii) any “Change of Control” or similar occurrence as defined in the Senior Notes.  As used herein, the term “group”, “beneficially own” or “beneficial ownership” shall have the meaning set forth in the Exchange Act and the rules and regulations promulgated thereunder.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender or Issuing Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Government Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Government Authority, requiring compliance by any Lender or Issuing Lender; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.

“Charges” has the meaning set forth in subsection 2.2G.

“Citizens” means Citizens Bank, N.A.

“Closing Date” means the date on which the initial Loans are made.

 “Co-Borrower” means any Subsidiary of the Company that is added as a co-borrower hereunder pursuant to the provisions contained in Section 2.13.

“Co-Borrower Joinder Agreement” means a joinder agreement in form and substance reasonably satisfactory to the Company and the Administrative Agent pursuant to which a Subsidiary of the Company is joined to the Credit Agreement as a Co-Borrower.

 “Collateral” means, collectively, all of the personal property in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Account” has the meaning assigned to that term in the Security Agreement.

“Collateral Documents” means the Security Agreement, the Foreign Collateral Documents, the Mortgages, the Control Agreements and all other agreements, instruments or documents delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Administrative Agent, on behalf of the Secured Parties, a Lien on any real or personal property of that Loan Party as security for the Obligations and any obligation or liability arising under any Secured Hedge Agreement or Secured Cash Management Agreement (as applicable), each of which shall be in form and substance reasonably satisfactory to Administrative Agent.

“Commitment Fee” has the meaning assigned to that term in subsection 2.3.

“Commitments” means the commitments of Lenders to make Loans as set forth in subsections 2.1A and 3.3.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communications” has the meaning assigned to that term in subsection 10.8.

“Company” has the meaning assigned to that term in the introduction to this Agreement.

“Company Guaranty” means, collectively, the Company Guaranty executed and delivered by Globe on the Closing Date in favor of the Secured Parties and the Company Guaranty executed and delivered by the Company on the Third Amendment Effective Date, in each case, substantially in the form of Exhibit VIII.

“Competitor” means each Person that the Administrative Agent and the Lenders have a reasonable basis (by notice from the Company) to know is a producer or distributor of silicon metal and/or silicon-based alloys, or primarily engaged in the silicon or silicones business, or controls or is controlled by such a Person; provided, that, any Person that is a finance company, fund or other similar entity which merely has an economic interest in any such Person, and is not itself such a Person and does not control, is not controlled by and is not under common control with such a Person, shall not constitute a “Competitor” for purposes of this definition.

“Compliance Certificate” means a certificate substantially in the form of Exhibit V annexed hereto.

 “Consolidated Capital Expenditures” means, for any period, the sum of the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Company and its Subsidiaries) by Company and its Subsidiaries during that period that, in conformity with IFRS, are included in “property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of Company and its Subsidiaries.  For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Consolidated Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

“Consolidated EBITDA” means, for any period, the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) provisions for taxes based on income, (iv) total depreciation expense, (v) total amortization expense, (vi) other non-cash items (other than any such non-cash item to the extent it represents an accrual of or reserve for cash expenditures in any future period), (vii) any transaction costs, fees and expenses incurred with respect to the transactions contemplated by this Agreement and the other Loan Documents (including fees, costs, commissions, expenses and one-time compensation charges of accounting, legal and other similar advisors and consultants incurred in connection with the transactions contemplated in this clause (vii)), (viii) non-recurring cash restructuring charges and reserves taken by Company or its Subsidiaries; provided, that the aggregate amount of any such charges or reserves excluded pursuant to this clause (viii) shall not exceed $10,000,000 in any four fiscal quarter period, (ix) non-recurring out of pocket expenses paid to third party, not affiliated service providers in an aggregate amount not to exceed $4,000,000 during any four fiscal quarter period, (x) any transaction costs, fees and expenses incurred with respect to the transactions contemplated by the Third Amendment and the Senior Notes Indenture (including fees, costs, commissions, expenses and one-time compensation charges of accounting, legal and other similar advisors and consultants incurred in connection with the transactions contemplated in this clause (x)), and (xi) one-time transaction expenses related to the combination of Globe and Grupo FerroAtlántica in an aggregate amount not to exceed $10,000,000 with respect to Fiscal Year 2016, but only, in the case of clauses (ii) through (xi), to the extent deducted in the calculation of Consolidated Net Income during such period, (xii) severance payments made during such period to the management, employees, consultants or directors of the Company or its Subsidiaries, less non-cash items added in the calculation of Consolidated Net Income (other than any such non-cash item to the extent it will result in the receipt of cash payments in any future period), all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with IFRS.

“Consolidated Interest Expense” means, for any period, total interest expense of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness for such period, including, to the extent not otherwise included in such interest expense, and to the extent incurred by Company or its Subsidiaries in such period, without duplication, (a) interest expense attributable to

Capital Lease obligations; (b) amortization of debt discount and debt issuance cost; and (c) non-cash interest expense;  in each case, as determined on a consolidated basis for such period in accordance with IFRS.

“Consolidated Secured Net Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (i)(a) Consolidated Total Debt secured by a Lien on any asset of a Loan Party or any of its Subsidiaries on such date minus (b) Cash and Cash Equivalents held in the Energy Account on such date and unrestricted Cash and Cash Equivalents on the balance sheet of the Loan Parties on such date in an aggregate amount for all such Cash and Cash Equivalents pursuant to this clause (b) not to exceed $150,000,000 to (ii) the sum of Consolidated EBITDA for the consecutive four Fiscal Quarters ending on such date.

“Consolidated Net Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (i)(a) Consolidated Total Debt as at such date minus (b) Cash and Cash Equivalents held in the Energy Account on such date and unrestricted Cash and Cash Equivalents on the balance sheet of the Loan Parties on such date in an aggregate amount for all such Cash and Cash Equivalents pursuant to this clause (b) not to exceed $150,000,000 to (ii) the sum of Consolidated EBITDA for the consecutive four Fiscal Quarters ending on such date.

“Consolidated Net Income” means, for any period, the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with IFRS; provided, however, that the following shall not be included in the calculation of Consolidated Net Income: without duplication, (i) the income (or loss) of any Person (other than a Subsidiary of the Company) in which any other Person (other than the Company or any of its Subsidiaries) has a 50% or more joint interest, except to the extent of the amount of dividends or other distributions actually paid to Company or any of its wholly-owned Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person in which any other Person (other than the Company or any of its Subsidiaries) has less than a 50% joint interest solely to the extent of the amount attributable to the minority joint interest holder or holders during such period, (iii) the income of any Subsidiary of Company that is not a Loan Party to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, and (iv) any net extraordinary gain or loss (including, without limitation, any gain or loss in connection with the Energy Sale).  Notwithstanding anything to the contrary contained herein, the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Company or is merged into or consolidated with Company or any of its Subsidiaries or that Person’s assets are acquired by the Company or any of its Subsidiaries shall be included in Consolidated Net Income only to the extent permitted pursuant to subsection 1.3F of this Agreement.

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Company and its Subsidiaries, determined on a consolidated basis in accordance with IFRS; provided that for purposes of determining Consolidated Total Debt, the Company shall include (a) any letter of credit issued for the account of the Company or any Subsidiary or as to which such Person is otherwise liable for reimbursement of drawings and (b) the direct or indirect guaranty by a Loan Party or its Subsidiaries of Indebtedness.

“Contingent Obligation”, as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) with respect to net payment obligations of such Person under Hedge Agreements.  Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by the Person obligated in respect of such Contingent Obligation.

“Contractual Obligation”, as applied to any Person, means any material provision of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other material instrument (including, without limitation, the Senior Notes and the Senior Note Indenture) or other material Security to which that Person is a party or to which such Person or any of its properties is subject.

“Control Agreement” means an agreement, reasonably satisfactory in form and substance to Administrative Agent and executed by the financial institution or securities intermediary at which a Deposit Account or a Securities Account, as the case may be, is maintained, pursuant to which such financial institution or securities intermediary confirms and acknowledges Administrative Agent’s security interest in such account, and agrees that the financial institution or securities intermediary, as the case may be, will comply with instructions originated by Administrative Agent as to disposition of funds in such account, without further consent by Company or any Subsidiary and any similar agreement regarding Deposit Accounts or Securities Accounts in any jurisdiction outside of the United States.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

“Defaulting Lender” means, subject to subsection 2.12B, any Lender that, as reasonably determined by Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three (3) Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified Company or Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit (unless such notice or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, (d) has failed, within three (3) Business Days after request by Administrative Agent, to confirm in a manner satisfactory to Administrative Agent that it will comply with its funding obligations, or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, or (iv) become the subject of a Bail-In Action; provided  that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Government Authority.

“Deposit Account” means a “deposit account” as defined in Article 9 of the UCC.

“Dollar” and the sign “$” mean the lawful money of the United States of America.

“Dollar Equivalent” means, at any time, (i) with respect to any amount denominated in Dollars, such amount, and (ii) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by Administrative Agent or the Issuing Lender, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Co-Borrower” means any Domestic Subsidiary that is a Co-Borrower.

“Domestic Obligor” means any Loan Party that is incorporated or organized under the laws of the United States of America, any state thereof or in the District of Columbia.

“Domestic Subsidiary” means any Subsidiary of Company that is incorporated or organized under the laws of the United States of America, any state thereof or in the District of Columbia.

“Domestic Subsidiary Guarantor” means any Domestic Subsidiary of Company that executes and delivers a Subsidiary Guaranty.

“EDGAR Website” means a publicly available website maintained by or on behalf of the Securities and Exchange Commission for access to documents filed in the EDGAR database.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Approved Fund of any Lender (other than any Defaulting Lender or any of its Subsidiaries); and (ii)(a) a commercial bank organized under the laws of the United States or any state thereof; (b) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (c) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided  that (1) such bank is acting through a branch or agency located in the United States or (2) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (d) any other entity that is a  “qualified institutional buyer”  (as defined under Rule 144A promulgated under the Securities Act) that extends credit or buys loans in the ordinary course including insurance companies, mutual funds and lease financing companies; provided, however, in no event shall the Company or any Subsidiary or Affiliate of the Company be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or has been maintained or contributed to by Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Energy Account” has the meaning assigned to that term in subsection 7.7(xix).

“Energy Assets” means the hydro-electric plants, and the assets associated with such business, located at each of the locations set forth on Schedule 1.1D attached hereto, and owned as of the Third Amendment Effective Date by FerroAtlántica, S.A., HidroNitro Espanola, S.A. and FerroPem, including, for the avoidance of doubt, the Spanish Energy Assets.

“Energy Sale” means the sale by the Company or its Subsidiaries of all the Spanish Energy Assets or the sale of the “Target Shares”, as such term is defined in the Energy Sale SPA.

“Energy Sale SPA” means the Share Purchase Agreement, dated as of December 12, 2016, by and between GFA SAU, Brookfield Renewable Power Limited and the Company, as guarantor.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Government Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future federal, state, foreign, or local laws, statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, codes, binding and enforceable guidelines, binding and enforceable written policy or rule of common law, or any other requirements of any Government Authority relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene or the protection of human, plant or animal health or welfare, in any manner applicable to Company or any of its Subsidiaries or any Facility, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Sections 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq., the Clean Air Act, 42 U.S.C. Sections 7401 et seq., the Federal Water Pollution Control Act, 33

U.S.C. Sections 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sections 136 et seq., the Safe Drinking Water Act, 42 USC. § 3803 et seq.; the Oil Pollution Act of 1990, 33 USC.  § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC.  § 11001 et seq.; the Hazardous Material Transportation Act, 49 USC § 1801 et seq.; and the Occupational Safety and Health Act, 29 USC.  §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials), all rules are regulations related thereto; and any state and local counterparts, equivalents or similar laws.

“ERISA” means the Employee Retirement Income Security Act of 1974 and any successor thereto.

“ERISA Affiliate”, as applied to any Person, means (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii)  above is a member.  Any former ERISA Affiliate of a Person or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of such Person or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person or such Subsidiary and with respect to liabilities arising after such period for which such Person or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii)(A) the withdrawal of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or (B) the receipt by Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency within the meaning of Title IV of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA, or that it is in endangered or critical status, within the meaning of Section 305 of ERISA; (viii) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (ix) the imposition of a Lien pursuant to

Section 430(k) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan; or (x) a determination that any Pension Plan is in “at-risk” status (as defined in Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Internal Revenue Code).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Rate” means:

(a)                 for any Interest Rate Determination Date with respect to an Interest Period for a Eurocurrency Rate Loan, the rate per annum equal to (i) the offered rate which the ICE Benchmark Administration (or any successor administrator of LIBOR rates) fixes as its LIBOR rate (“ICE LIBOR”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and

(b)                 for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) ICE LIBOR, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by Administrative Agent to be the rate at which deposits in Dollars for delivery on such date in Same Day Funds in the approximate amount of the Base Rate Loan being made, continued or converted by Citizens and with a term equal to one month would be offered to major banks in the London interbank eurodollar market at approximately 11:00 a.m., London time determined two Business Days prior to such date at their request at the date and time of determination.

Notwithstanding the foregoing, in no event shall the Eurocurrency Rate be less than 0%.

“Eurocurrency Rate Loans” means Loans bearing interest at rates determined by reference to clause (a) of the definition of “Eurocurrency Rate” as provided in subsection 2.2A. Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

“Eurocurrency Rate Margin” means the margin over the Eurocurrency Rate used in determining the rate of interest of Eurocurrency Rate Loans pursuant to subsection 2.2A.

“Event of Default” has the meaning set forth in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934 and any successor statute.

“Excluded Accounts” means (a) accounts held with the Administrative Agent, (b) any payroll or benefits account so long as such payroll account is a zero balance account, (c) any withholding tax or fiduciary account, (d) accounts established and used solely by a Foreign Subsidiary that is not a Foreign Obligor and that does not guaranty any of the Obligations (or, with the consent of the Administrative Agent, if such Foreign Subsidiary that is a Loan Party guaranties any of the Obligations) and (e)(i) with respect to Domestic Obligors, deposit accounts with balances that do not exceed $1,000,000 for any one deposit account for a period of more than five (5) consecutive days, and that do not exceed $5,000,000 in the aggregate for all such accounts and (ii) with respect to Foreign Obligors, deposit accounts with balances that do not exceed the Dollar Equivalent of $2,000,000 for any one deposit account for a period of more than five (5) consecutive days, and that do not exceed the Dollar Equivalent of $10,000,000 in the aggregate for all such accounts.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of any Loan Party of, or the grant by any Loan Party of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of a Borrower under this Agreement or any other Loan Document (i) Taxes that are imposed on or measured by net income (however denominated), franchise Taxes, branch profits Taxes or similar Taxes, in each case imposed (a) by the United States, (b) by any other Government Authority under the laws of which such recipient is organized or has its principal office or maintains its applicable lending office, or (c) by any Government Authority as a result of a present or former connection between such recipient and the jurisdiction of such Government Authority (other than any such connection arising solely from such recipient having executed, delivered or performed its obligations or received a payment under, or enforced, any of the Loan Documents), (ii) any backup withholding tax that is required by the Internal Revenue Code to be withheld from amounts payable to a Lender that has failed to comply with clause (e) of subsection 2.7B(viii), (iii) in the case of any Lender, Agent or other recipient of payment hereunder, any withholding Tax that (x) is imposed on amounts payable to or for the account of such recipient at the time that such recipient becomes a party hereto or such Lender with respect to an applicable interest in a Loan or Commitment pursuant to the law in effect on the date on which such Lender acquires such interest (other than pursuant to an assignment request by a Borrower that does not involve a Defaulting Lender under subsection 2.9) (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Company with respect to such withholding tax pursuant to subsection 2.7B, (y) is attributable to such recipient’s failure or inability (other than as a result of a Change in Law) to comply with its obligations under subsection 2.7B(iv)-(viii) or (z) is required to be deducted under applicable law from any payment hereunder on the basis of information provided by such recipient pursuant to subsection 2.7B(viii), (iv) in the case of any Lender, any withholding Tax that would have been compensated for by an increased payment under subsection 2.7B(ii) but was not so compensated because one of the exclusions in subsection 2.7B(iii) applied and (v) Taxes imposed pursuant to FATCA.  For the avoidance of doubt, any Participant that is entitled to the benefits of subsection 2.7 shall be treated as a Lender for purposes of this defined term.

“Existing Credit Agreement” means the Credit Agreement, dated as of May 31, 2012, by and among Globe and certain Subsidiaries of Globe, as borrowers, the lenders from time to time party thereto, Fifth Third Bank, as administrative agent and the other agents party thereto, as amended by that certain Joinder and Amendment No. 1 to Credit Agreement dated as of June 13, 2012, Consent and Amendment No. 2 to Credit Agreement dated as of November 9, 2012 and Consent and Amendment No. 3 to Credit Agreement dated as of May 7, 2013.

“Existing Letter of Credit” shall mean each of the letters of credit described by applicant, date of issuance, letter of credit number, amount, beneficiary and the date of expiry on Schedule 1.1B hereto.

“Facilities” means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Facility Office” means the office or offices notified by a Lender to the Administrative Agent as the office or offices through which it will perform its obligations under this Agreement.

“Facility Termination Date” means the date as of which all of the following shall have occurred:  termination of the Commitments and payment in full of all Obligations (other than (x) contingent indemnification obligations and (y) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Counterparty shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements with respect thereto satisfactory to Administrative Agent and Issuing Lender shall have been made).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), current or future United States Treasury Regulations promulgated thereunder and published guidance with respect thereto, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any applicable intergovernmental agreements with respect thereto.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York on the Business Day next succeeding such day, or, if such rate is not so published on such next succeeding Business Day, the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Citizens Bank of Pennsylvania on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means the letter agreement, dated July 26, 2013, between Company, Citizens Bank of Pennsylvania and Citizens Bank, N.A. (f/k/a RBS Citizens, N.A.).

“FerroPem” means FerroPem, S.A.S, a French société par actions simplifiée with registered office located at 517 Avenue de la Boisse, 73000 Chambéry, France, and registered with number 642 005 177 R.C.S. Chambery.

“Finance Lease” means the Finance Lease, dated as of May 25, 2012, between NGC Banco, S.A. and FerroAtlántica, S.A., as amended from time to time.

“Finance Lease Energy Assets” means the assets owned by NGC Banco, S.A. and leased back to FerroAtlántica, S.A. pursuant to the Finance Lease, which assets may be re-acquired by FerroAtlántica, S.A. in accordance with the terms thereof.

“Financial Officer” means the chief executive officer, chief financial officer, treasurer or chief accounting officer of Company.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien is perfected and has priority over any other Lien on such Collateral (other than Liens permitted pursuant to subsection 7.2A) and (ii) such Lien is the only Lien (other than Liens permitted pursuant to subsection 7.2A) to which such Collateral is subject.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Company and its Subsidiaries ending on December 31 of each calendar year.

“Flood Hazard Property” means a Mortgaged Property located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Co-Borrower” means any Foreign Subsidiary that is a Co-Borrower.

“Foreign Co-Borrower Sublimit” means an amount equal to the lesser of the aggregate Commitments and $100,000,000.  The Foreign Co-Borrower Sublimit is part of, and not in addition to, the Revolving Loan Commitment Amount.

“Foreign Collateral Documents” means (a) the U.K. Collateral Documents, (b) the French Guaranty, (c) the French Collateral Documents, (d) the Spanish Guaranty and (e) the Spanish Collateral Documents.

“Foreign Corporation” means (i) any Foreign Subsidiary of Globe that is treated as a corporation for United States federal income tax purposes, (ii) any Subsidiary all or substantially all of whose assets consist, directly or indirectly, of Capital Stock of Subsidiaries described in clause (i) of this definition, or (iii) any Subsidiary treated as disregarded for United States federal income tax purposes that owns more than 65% of the Capital Stock of a Subsidiary described in clause (i) or clause (ii) of this definition.

“Foreign Lender” means, with respect to any Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.  For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Obligor” means the Company and any other Loan Party that is a Foreign Subsidiary.

“Foreign Subsidiary” means any Subsidiary of Company that is not a Domestic Subsidiary.

“Foreign Subsidiary Guarantor” means any Foreign Subsidiary of Company that executes and delivers a Foreign Subsidiary Guaranty.

“Foreign Subsidiary Guaranty” means the French Guaranty, the Spanish Guaranty, and any other Guaranty executed and delivered by a Foreign Subsidiary from time to time in accordance with subsection 6.8, in form and substance reasonably satisfactory to the Administrative Agent.

“French Collateral Documents” means collectively all French law agreements, instruments or documents delivered by the French Subsidiary or any other Subsidiary of Company which is a shareholder of the French Subsidiary  pursuant to this Agreement or any of the other Loan Documents in order to grant to the Administrative Agent, on behalf of the Secured Parties, a lien on certain assets of the French Subsidiary or the shares issued by the French Subsidiary and owned by a Loan Party to be agreed between the French Subsidiary or any other Subsidiary of Company which is a shareholder of the French Subsidiary and the Administrative Agent and securing the obligations of the French Subsidiary as guarantor under the French Guaranty.

“French Energy Assets” means the hydro-electric plants, and the assets associated with such business, located at each of the locations in France set forth on Schedule 1.1D attached hereto and owned as of the Third Amendment Effective Date by FerroPem.

“French Guaranty” means the guarantee granted by the French Subsidiary in favor of the Administrative Agent, on behalf of the Secured Parties, as security and in order to guarantee the Obligations.

“French Hydro-electric Sale” means the disposition by the Company or a Subsidiary of the Company of the French Energy Assets.

“French Loan Party” means a Loan Party incorporated or existing under the laws of France.

“French Subsidiary” means FerroPem or the entity formed or acquired as contemplated in Section 6.8D(i), as applicable.

 “Fronting Exposure” means, at any time there is a Revolving Lender that is a Defaulting Lender, (a) with respect to Issuing Lender, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Usage (other than Letter of Credit Usage as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof), and (b) with respect to Swing Line Lender, such Defaulting Lender’s Pro Rata Share of Swing Line Loans (other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders, repaid by Company or Cash Collateralized in accordance with the terms hereof).

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding and Payment Office” means, with respect to any currency, the office of Administrative Agent, Issuing Lender and Swing Line Lender as set forth on Schedule 10.8 with respect to such currency, or such other office of Administrative Agent, Issuing Lender and Swing Line Lender with respect to such currency as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent and Swing Line Lender to Company and each Lender.

“Funding Date” means the date of funding of a Loan.

“Funds Transfer and Deposit Account Liability” means the liability of any Loan Party or any of its Subsidiaries owing to any of the Lenders, or any Affiliates of such Lenders, arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from the deposit accounts of any Loan Party or any of its respective Subsidiaries or now or hereafter maintained with any of the Lenders or their Affiliates and (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts.

“GFA SAU” means Grupo FerroAtlántica SAU.

“Globe” means Globe Specialty Metals, Inc., a Delaware corporation.

“Globe Foreign Subsidiary” means each Subsidiary of Globe that is also a Foreign Corporation or is a Subsidiary of a Foreign Corporation.

“Governing Body” means the board of directors or other body, general manager, limited partner or general partner having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, limited liability partnership, trust, public limited company, private limited company or limited liability company or any similar corporate entity in a Relevant Jurisdiction.

“Government Authority” means the government of the United States or any other nation, or any state, regional or local political subdivision or department thereof, and any other governmental or regulatory agency, authority, body, commission, central bank, board, bureau, organ, court, instrumentality or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, in each case whether federal, state, local or foreign (including supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, registration, authorization, plan, directive, accreditation, consent, order or consent decree of or from, or notice to, any Government Authority.

“Granting Lender” has the meaning assigned to that term in subsection 10.1B(iv).

“Guaranties” means, collectively, the Company Guaranty, the Subsidiary Guaranty and each Foreign Subsidiary Guaranty.

“Hazardous Materials” means (i) any chemical, material or substance at any time defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “acutely hazardous waste”, “radioactive waste”, “biohazardous waste”, “pollutant”, “toxic pollutant”, “contaminant”, “restricted hazardous waste”, “infectious waste”, “toxic substances”, or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials;  (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Government Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means (i) any Currency Agreement designed to hedge against fluctuations in currency values, exchange rates or forward rates, or any similar agreement designed to hedge against fluctuations in commodity prices and (ii) any Interest Rate Agreement.

“Hedge Counterparty” means any Person that (a) at the time that it enters into any Hedge Agreement, is a Lender or an Affiliate of a Lender, or (b) is party to a Hedge Agreement on the date that such Person or its Affiliate becomes a Lender, in each case in such Person’s capacity as a party to such Hedge Agreement.

“HM Revenue & Customs” means Her Majesty’s Revenue and Customs (or any successor authority).

“IFRS” means, subject to the limitations on the application thereof set forth in subsection 1.2, International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto, as in effect from time to time.

“Increased Amount Date” has the meaning assigned to such term in subsection 2.10.

“Incremental Amount” means, (a) at any time prior to the Third Amendment Effective Date, the excess, if any, of (i) $150,000,000 over (ii) the aggregate amount of all Incremental Term Loan Commitments and Incremental Revolving Loan Commitments established prior to such time pursuant to subsection 2.10 and (b) at any time after the Third Amendment Effective Date, $0.

“Incremental Assumption Agreement” means an Incremental Assumption Agreement in form and substance reasonably satisfactory to Administrative Agent, among the Borrowers, Administrative Agent and one or more Incremental Term Lenders and/or Incremental Revolving Lenders.

“Incremental Revolving Lender” means a Lender with an Incremental Revolving Loan Commitment or an outstanding Incremental Revolving Loan.

“Incremental Revolving Loan Commitment” means the commitment of any Incremental Revolving Lender, established pursuant to subsection 2.10, to make Incremental Revolving Loans to Company.

“Incremental Revolving Loan Commitment Termination Date” means the final maturity date of any Incremental Revolving Loan, as set forth in the applicable Incremental Assumption Agreement.

“Incremental Revolving Loans” means Revolving Loans made by one or more Lenders to Company pursuant to subsection 2.1A(iv).  Incremental Revolving Loans may be made in the form of additional Revolving Loans or, to the extent permitted by subsection 2.10 and provided for in the relevant Incremental Assumption Agreement, Other Revolving Loans.

“Incremental Term Lender” means a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Commitment” means the commitment of any Incremental Term Lender, established pursuant to subsection 2.10 , to make Incremental Term Loans to Company.

“Incremental Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the sum, without duplication, of (i) the amount of that Lender’s unfunded Incremental Term Loan Commitment plus (ii) the outstanding principal amount of that Lender’s Incremental Term Loans.

“Incremental Term Loan Maturity Date” means the final maturity date of any Incremental Term Loan, as set forth in the applicable Incremental Assumption Agreement.

“Incremental Term Loans” means term loans made by one or more Lenders to Company pursuant to subsection 2.1A(iv).

“Indebtedness”, as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with IFRS, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (excluding any such notes payable and drafts relating to trade accounts payable or accrued liabilities (other than accrued liabilities in respect of the items described in the other clauses of this definition) arising in the ordinary course of business and payable in accordance with customary practice or which are being contested in good faith), (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA and excluding trade accounts payable or accrued liabilities (other than accrued liabilities in respect of the items described in the other clauses of this definition) arising in the ordinary course of business and payable in accordance with customary practice or which are being contested in good faith), which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof, (v) Synthetic Lease Obligations, (vi)  all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person and (vii) all Contingent Obligations of such Person.

“Indemnified Liabilities” has the meaning assigned to that term in subsection 10.3.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” and “Indemnitees” has the meaning assigned to that term in subsection 10.3 .

“Intellectual Property” means all issued patents, pending patent applications, trademarks, tradenames, copyrights, software, service-marks and trade secrets, including those rights in know-how, technology and processes.

“Interest Payment Date” means (i) with respect to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and (ii) with respect to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of longer than three (3) months  “Interest Payment Date” shall also include the date that is three (3) months, or a multiple thereof, after the commencement of such Interest Period.

“Interest Period” has the meaning assigned to that term in subsection 2.2B.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

“Interest Rate Determination Date”, with respect to any Interest Period, means the second Business Day prior to the first day of such Interest Period.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, any Credit Party’s internal controls over financial reporting, in each case as described in the Securities Act or the Exchange Act or other federal securities laws.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means (i) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of Company), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Company from any Person other than Company or any of its Subsidiaries, of any equity Securities of such Subsidiary, (iii) any direct or indirect loan, advance (other than advances to employees, officers and directors for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business, and other advances in respect of customary indemnification obligations owed to employees, officers and directors) or capital contribution by Company or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, or (iv) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, the original amount of any such Investment).

“IP Collateral” means, collectively, the Intellectual Property owned by a Loan Party that constitutes Collateral under the Security Agreement.

“IP Filing Office” means the United States Patent and Trademark Office, the United States Copyright Office or any successor or substitute office in the United States in which filings are necessary in the reasonable opinion of Administrative Agent in order to create or perfect Liens on, or evidence the interest of Administrative Agent and the Secured Parties in, any IP Collateral.

“Issuing Lender” means, as the context may require, (a) with respect to any Existing Letter of Credit, Fifth Third Bank and (b) with respect to all other Letters of Credit, Citizens Bank of Pennsylvania in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“Joint Book Managers” means a collective reference to Citizens and PNC Capital Markets, LLC.

“Joint Lead Arrangers” means a collective reference to Citizens and PNC Capital Markets, LLC.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Judgment Currency” has the meaning set forth in subsection 10.21.

“Lender” and “Lenders” means the Persons identified as “Lenders” and listed on the signature pages of this Agreement and any Incremental Revolving Lender or Incremental Term Lender that becomes a party hereto pursuant to an Incremental Assumption Agreement, in each case together with their successors and permitted assigns pursuant to subsection 10.1, and the term “Lenders” shall include Swing Line Lender unless the context otherwise requires; provided that the term “Lenders”, when used in the context of a particular Commitment, shall mean Lenders having that Commitment.

“Letter of Credit” or “Letters of Credit” means (a) Standby Letters of Credit issued or to be issued by Issuing Lender for the account of a Borrower pursuant to subsection 3.1 and (b) any Existing Letter of Credit.  Letters of Credit may be issued in Dollars or in an Alternative Currency.

“Letter of Credit Expiration Date” means the day that is five (5) days prior to the Revolving Loan Commitment Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Lender and not theretofore reimbursed out of the proceeds of Revolving Loans pursuant to subsection 3.3B or otherwise reimbursed by the Borrowers.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Liquidity” means, at any time, the amount of unrestricted Cash and Cash Equivalents of the Loan Parties (which for the avoidance of doubt shall include the French Subsidiary, the Spanish Subsidiary and GFA SAU prior to the date they execute a guaranty agreement) plus the amount available to be drawn as Revolving Loans by the Borrowers under this Agreement.

“Loan” or “Loans” means one or more of the Loans made by Lenders to Borrowers pursuant to subsection 2.1A.

 “Loan Documents” means this Agreement, the Notes, the Letters of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by a Borrower in favor of Issuing Lender relating to, the Letters of Credit), Company Guaranty, the Subsidiary Guaranty, the Foreign Subsidiary Guaranty, the Collateral Documents, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.11 and the Fee Letter.

“Loan Party” means each of Company, Globe, the Co-Borrowers and any of Company’s Subsidiaries from time to time executing a Loan Document, and “Loan Parties”  means all such Persons, collectively.

 “Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect upon (i) the business, operations, properties, assets or condition (financial or otherwise) of Company and its Subsidiaries taken as a whole, (ii) the ability of any Loan Party to perform the Obligations or (iii) the rights, remedies and benefits available to Administrative Agent or any Lender under any Loan Documents.

 “Material Domestic Subsidiary” means a Material Subsidiary of Company that is a Domestic Subsidiary.

“Material Event” means (a)(i) [reserved], (ii) the incurrence of any Indebtedness pursuant to subsection 7.1(ix) in excess of $50,000,000 for any individual incurrence of Indebtedness or (iii) the making of any Investment pursuant to subsection 7.3(vi) or 7.3(xvii) in excess of $50,000,000 for any individual  Investment or (b) the making of any Asset Sale in excess of $35,000,000 during any four fiscal quarter period pursuant to subsection 7.7(viii); provided that the payment of the Company’s quarterly dividend payment in amounts consistent with past practices shall not constitute a Material Event.

“Material Foreign Subsidiary” means a Material Subsidiary of Company that is a Foreign Subsidiary.

“Material Subsidiary” means each Subsidiary of Company now existing or hereafter acquired or formed by Company which, on a consolidated basis for such Subsidiary and its Subsidiaries, for the most recent Fiscal Year (a) generated more than 1% of the Consolidated EBITDA of Company and its Subsidiaries or (b) had total assets (including equity interests in other Subsidiaries and excluding investments that are eliminated in consolidation) of greater than $1,000,000, in each case on a Pro Forma Basis (if applicable).

 “Maturity Date” means the Revolving Loan Commitment Termination Date, the Incremental Revolving Loan Commitment Termination Date and the Incremental Term Loan Maturity Date, as the context may require.

“Maximum Rate” has the meaning set forth in subsection 2.2G.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a security instrument (whether designated as a deed of trust or a mortgage or by any similar title) executed and delivered by any Loan Party in form reasonably acceptable to the Administrative Agent.

“Mortgaged Property” means the real property identified on Schedule 1.1A.

“Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Non-Consenting Lender” has the meaning assigned to that term in subsection 2.9.

“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.

“Notes” means one or more of the Revolving Notes or Swing Line Note, or any promissory notes issued to evidence Incremental Term Loans or Incremental Revolving Loans, or any combination thereof.

“Notice of Borrowing” means a notice substantially in the form of Exhibit I annexed hereto.

“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit II annexed hereto.

“Obligations” means all obligations of every nature of each Loan Party from time to time owed to the Secured Parties or any of them under the Loan Documents or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, but in all cases excluding Excluded Swap Obligations.

“OFAC” means the US Department of the Treasury’s Office of Foreign Assets Control.

“Officer” means the president, chief executive officer, a vice president, chief financial officer, chief accounting officer, secretary, treasurer, general partner (if an individual), managing member (if an individual) or other individual appointed by the Governing Body or the Organizational Documents of a corporation, partnership, trust or limited liability company to serve in a similar capacity as the foregoing.

“Officer’s Certificate”, as applied to any Person that is a corporation, partnership, trust or limited liability company, means a certificate executed on behalf of such Person by one or more Officers of such Person or one or more Officers of a general partner or a managing member if such general partner or managing member is a corporation, partnership, trust or limited liability company.

“OID” has the meaning assigned to that term in subsection 2.10B.

“Organizational Documents” means the documents (including Bylaws, if applicable) pursuant to which a Person that is a corporation, partnership, trust or limited liability company (or equivalent or comparable type of organization with respect to any Foreign Obligor) is organized.

“Other Loan Exposure” means, as of any date of determination, the sum of (i) with respect to any Incremental Revolving Lender, the amount of that Lender’s Incremental Revolving Loan Commitment, and (ii) with respect to any Incremental Term Lender, the amount of that Lender’s Incremental Term Loan Exposure.

“Other Revolving Loans” shall have the meaning assigned to such term in subsection 2.10.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges, fees, expenses or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are imposed with respect to an assignment or sale of a participation.

“Outstanding Amount” means (a) with respect to Revolving Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Revolving Loans occurring on such date; (b) with respect to Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swing Line Loans occurring on such date; and (c) with respect to Letters of Credit on any date, the Dollar Equivalent amount of the aggregate outstanding amount of Letter of Credit Usage on such date after giving effect to any issuance, extension or increase in the amount of any Letter of Credit occurring on such date and any other changes in the aggregate amount of the Letter of Credit Usage as of such date, including as a result of any reimbursements by a Borrower of any amount of unreimbursed drawings under any Letter of Credit.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by Administrative Agent, Issuing Lender, or Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Citizens Bank of Pennsylvania in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” means a purchaser of a participation in the rights and obligations under this Agreement pursuant to subsection 10.1 C .

“Participating Member State” means each state so described in any EMU Legislation.

“Patriot Act” means the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act) Act of 2001.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Pensions Act 2004” means the Pensions Act 2004 under the laws of England and Wales.

“Permitted Acquisition” means the acquisition of all or any portion of the business and assets, or Capital Stock, of any Person which acquisition is permitted pursuant to clause (vi) of subsection 7.3.

“Permitted Additional Indebtedness” shall mean unsecured senior, senior subordinated or subordinated Indebtedness issued by a Loan Party (i) in respect of which no Subsidiary of Company that is not an obligor under the Loan Documents is an obligor, (ii) before and after giving effect to the incurrence of which, and the application of the proceeds therefrom, no Potential Event of Default or Event of Default shall have occurred and be continuing and (iii) after giving effect to the incurrence of which and the application of the proceeds therefrom, (a) the Company and its Subsidiaries shall be in Pro Forma Compliance and (b) the Consolidated Net Leverage Ratio does not exceed 2.75 to 1.00 on a Pro Forma Basis.

 “Permitted Encumbrances” means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA):

(i)                   Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;

(ii)                 statutory Liens of landlords, Liens of collecting banks under the UCC on items in the course of collection, statutory Liens and rights of set-off of banks, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five (5) days)

are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by IFRS shall have been made for any such contested amounts;

(iii)               deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security (excluding, however, any Liens imposed by ERISA), or to secure liability to insurance carriers under insurance or self-insurance arrangements, the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds, or in connection with the payment of the exercise price and withholding taxes in respect of the exercise by employees of stock options, and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any material portion of the Collateral on account thereof;

(iv)               any attachment or judgment Lien not constituting an Event of Default under subsection 8.8;

(v)                licenses (with respect to Intellectual Property and other property), leases or subleases granted to third parties and not interfering in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries and licenses permitted under subsection 7.7 hereof;

(vi)               easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries;

(vii)             any (a) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (b) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (b) , so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease;

(viii)            Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;

(ix)                Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(x)                 any zoning or similar law or right reserved to or vested in any Government Authority to control or regulate the use of any real property;

(xi)                Liens granted pursuant to the Collateral Documents;

(xii)              Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Company and its Subsidiaries; and

(xiii)            any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of, or assets owned by, any Joint Venture as set forth in the joint venture (or similar) agreement of such Joint Venture.

“Permitted Holders” means, collectively, (i) Grupo Villar Mir, S.A.U., (ii) members of the senior management team of the Company as of the Third Amendment Effective Date, (iii) Alan Kestenbaum and (iv) any related person of any Persons specified in clause (i) to (iii).

“Permitted Refinancings” shall mean the issuance of any Indebtedness (“Permitted Refinancing Indebtedness” ) in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced; provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon and discounts, fees, commissions and expenses in connection therewith and plus an amount equal to any existing commitments unutilized thereunder), (b) the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to that of the Indebtedness being Refinanced, (c) no Permitted Refinancing Indebtedness (i) with respect to any Loan Party, shall have different obligors, or greater guarantees or security, than the Indebtedness being Refinanced and (ii) with respect to any Subsidiary that is not a Loan Party, shall have no obligor that is a Loan Party, or greater guarantees or security, than the Indebtedness being Refinanced and (d) if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, Administrative Agent on behalf of the Lenders or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral (including in respect of working capital facilities of Foreign Subsidiaries otherwise permitted under this Agreement only, any collateral pursuant to after-acquired property clauses to the extent any such collateral secured the Indebtedness being Refinanced) on terms no less favorable, taken as whole, to Administrative Agent on behalf of the Lenders than those contained in the documentation governing the Indebtedness being Refinanced; and provided further, that with respect to a Refinancing of Permitted Additional Indebtedness, such Permitted Refinancing Indebtedness shall meet the requirements of clauses (i), (ii) and (iii) of the definition of “Permitted Additional Indebtedness”.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Government Authorities.

“Platform” means an electronic delivery system (which may be provided by Administrative Agent, an Affiliate of Administrative Agent or any Person that is not an Affiliate of Administrative Agent), such as IntraLinks or a substantially similar electronic delivery system.

“Potential Event of Default” means a condition or event that, with the giving of notice or lapse of time or both, would constitute an Event of Default.

“Prime Rate” means the rate that Citizens Bank of Pennsylvania publicly announces from time to time as its prime lending rate, as in effect from time to time.  The Prime Rate is a rate set by Citizens Bank of Pennsylvania based upon various factors including Citizens Bank of Pennsylvania’s costs and desired return, general economic conditions and other factors, and is used as a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  Citizens Bank of Pennsylvania or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Pro Forma Basis” means, with respect to compliance with any test or covenant hereunder, compliance with such test or covenant after giving effect to (a) any proposed Permitted Acquisition or other Investment, (b) any Asset Sale of a Subsidiary or operating entity for which historical financial statements for the relevant period are available or (c) any incurrence of Indebtedness (including pro forma adjustments and exclusions arising out of events which are directly attributable to the proposed Permitted Acquisition, Asset Sale or incurrence of Indebtedness, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act, as interpreted by the Staff of the Securities and Exchange Commission, and such other adjustments as are reasonably satisfactory to Administrative Agent and the Company, in each case as certified by the chief financial officer of Company) or Restricted Junior Payment using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired or sold and the consolidated financial statements of Company and its Subsidiaries, which shall be reformulated as if such Permitted Acquisitions, Investment, Asset Sale or Restricted Junior Payment, and all other Permitted Acquisitions, Investments, Asset Sales or Restricted Junior Payments that have been consummated during the period, and any Indebtedness or other liabilities to be incurred or repaid in connection therewith had been consummated and incurred or repaid at the beginning of such period (and assuming that any such Indebtedness bearing interest at a variable rate and deemed to be incurred during such measurement period bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).

“Pro Forma Compliance” means, at any date of determination, that Company shall be in pro forma compliance with any or all of the covenants set forth in subsections 7.6A, 7.6B and 7.6C, as applicable, as of the date of such determination or the last day of the most recently completed Fiscal Quarter, as the case may be (computed on the basis of (a) balance sheet amounts as of such date and (b) income statement amounts for the most recently completed period of four consecutive Fiscal Quarters for which financial statements shall have been delivered to Administrative Agent and calculated on a Pro Forma Basis in respect of the event giving rise to such determination).

“Pro Rata Share” means, for all purposes with respect to each Lender with Revolving Loan Exposure, the percentage obtained by dividing (x) the Revolving Loan Exposure of that Lender by (y) the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted pursuant to subsection 2.10 and by assignments permitted pursuant to subsection 10.1.  The initial Pro Rata Share of each Lender for purposes of the preceding sentence will be set forth in an allocation letter delivered to such Lender (with a copy to Company).

“Proceedings” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration.

“Real Property Asset” means, at any time of determination, any interest then owned by any Loan Party in any real property.

“Refunded Swing Line Loans” has the meaning assigned to that term in subsection 2.1A(iii).

“Register” has the meaning assigned to that term in subsection 2.1D.

“Reimbursement Date” has the meaning assigned to that term in subsection 3.3B.

“Related Parties” has the meaning assigned to that term in subsection 9.1A.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

“Relevant Jurisdiction” means, in relation to a Loan Party: (a) the jurisdiction under whose laws that Loan Party is incorporated as at the date of this Agreement, or if an entity becomes a Loan Party after the date of this Agreement, as at the date on which it becomes a Loan Party; (b) any jurisdiction where any asset subject to or intended to be subject to a first priority perfected Lien in favor of the Administrative Agent to be created by it is situated; (c) any jurisdiction where it conducts its business; and (d) the jurisdiction whose laws govern the perfection of any of the Collateral Documents entered into by it.

“Request for Issuance” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by Issuing Lender.

“Requirement of Law” mean, as to any Person, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Government Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Government Authority (in each case whether or not having the force of law); in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Requisite Lenders” means one or more Lenders having or holding Revolving Loan Exposure and/or Other Loan Exposure and representing more than 50% of the sum of (i) the aggregate Revolving Loan Exposure and (ii) the aggregate Other Loan Exposure; provided that, (a) as set forth in subsection 2.12, the Revolving Loan Exposure and the Other Loan Exposure, as applicable, held by any Defaulting Lender (other than any Voting Defaulting Lender) shall be excluded for the purposes of making a determination of Requisite Lenders and (b) at any time there are three (3) or more Lenders (other than Defaulting Lenders), Requisite Lenders shall include at least two (2) Lenders.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Company now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or of common stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Company now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Company now or hereafter outstanding, and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or fees with respect to, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Permitted Additional Indebtedness or the Senior Notes.

“Revaluation Date” means (a) with respect to any Loan, each of the following:  (i) each date of a borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to subsection 2.1, and (iii) such additional dates as Administrative Agent shall reasonably determine or the Requisite Lenders shall reasonably require; and (b) with respect to any Letter of Credit, each of the following:  (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the Issuing Lender under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as Administrative Agent or Issuing Lender shall reasonably determine or the Requisite Lenders shall reasonably require.

“Revolver Intercompany Loan Agreement” means that certain intercompany loan agreement pursuant to which the Company may use proceeds of Revolving Loans to make, directly or indirectly, intercompany loans to the French Subsidiary in an aggregate amount not to exceed $200,000,000.

“Revolving Lender” means a Lender that has a Revolving Loan Commitment and/or that has an outstanding Revolving Loan.

“Revolving Loan Commitment” means the commitment of a Revolving Lender to make Revolving Loans to the applicable Borrower pursuant to subsections 2.1A(ii) and (iv), and “Revolving Loan Commitments” means such commitments of all Revolving Lenders in the aggregate.

“Revolving Loan Commitment Amount” means, at any date, the aggregate amount of the Revolving Loan Commitments of all Revolving Lenders.

“Revolving Loan Commitment Termination Date” means August 20, 2018; provided that, if such date is not a Business Day, the Revolving Loan Commitment Termination Date shall be the preceding Business Day.

“Revolving Loan Exposure”, with respect to any Revolving Lender, means, as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, the amount of that Lender’s Revolving Loan Commitment, and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender plus (b) in the event that Lender is Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (in each case net of any participations purchased by other Lenders in such Letters of Credit or in any unreimbursed drawings thereunder) plus (c) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit plus (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any assignments thereof deemed purchased by other Revolving Lenders) plus (e) the aggregate amount of all assignments deemed purchased by that Lender in any outstanding Swing Line Loans.

“Revolving Loans” means, collectively, the Loans made by Revolving Lenders to Borrowers pursuant to subsections 2.1A(ii)  and (iv).

“Revolving Notes” means any promissory notes of any Borrower issued pursuant to subsection 2.1E to evidence the Revolving Loans of any Revolving Lenders, substantially in the form of Exhibit III annexed hereto.

“S&P” means Standard & Poor’s, a Division of The McGraw-Hill Companies.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by Administrative Agent or the Issuing Lender, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanctioned Country” means a country subject to sanctions designated by OFAC, the U.S. Department of State, the European Union, the United Kingdom, the United Nations or France.

“Sanctioned Person” means any of the following currently or in the future:  (i) an entity, vessel, or individual named on (A) the list of Specially Designated Nationals or Blocked Persons maintained by

OFAC currently available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, (B) the consolidated list of persons, groups, and entities subject to EU financial sanctions currently available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm, (C) the lists maintained by the United Nations Security Council available at http://www.un.org/sc/committees/list_compend.shtml or (D) the lists maintained by Her Majesty’s Treasury available at http://www.hm-treasury.gov.uk/fin_sanctions_index.htm; or (ii) anyone more than 50%-owned by an entity or individual described in (i) above; or (iii) (A) an agency or instrumentality of, or an entity owned or controlled by, the government of a Sanctioned Country, to the extent prohibited by Sanctions Laws, (B) an entity located in a Sanctioned Country, or (C) an individual who is a citizen or resident of, or located in, a Sanctioned Country, to the extent that the agency, instrumentality, entity, or individual is subject to a sanctions program administered by OFAC; or (iv) an entity or individual engaged in activities sanctionable under CISADA (as defined under Sanctions Laws), ITRA (as defined under Sanctions Laws), IFCA (as defined under Sanctions Laws below), or any other Sanctions Laws as amended from time to time.

“Sanctions Laws” means the laws, regulations, and rules promulgated or administered by OFAC to implement US sanctions programs, including any enabling legislation or Executive Order related thereto, as amended from time to time; the US Comprehensive Iran Sanctions, Accountability, and Divestment Act and the regulations and rules promulgated thereunder (“CISADA”), as amended from time to time; the US Iran Threat Reduction and Syria Human Rights Act and the regulations and rules promulgated thereunder (“ITRA”), as amended from time to time; the US Iran Freedom and Counter-Proliferation Act and the regulations and rules promulgated thereunder (“IFCA”), as amended from time to time; the sanctions and other restrictive measures applied by the European Union in pursuit of the Common Foreign and Security Policy objectives set out in the Treaty on European Union; and any similar sanctions laws as may be enacted from time to time in the future by the U.S., the European Union (and its Member States), or the Security Council or any other legislative body of the United Nations; and any corresponding laws of jurisdictions in which any Borrower operates or in which the proceeds of any borrowing under this Agreement will be used or from which repayments of the Obligations will be derived.

“Second Amendment Effective Date” means December 21, 2016.

“Secured Cash Management Agreement” means any Cash Management Agreement permitted by Section 6 or 7 that is entered into by and between any Loan Party or any Subsidiary of any Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Hedge Agreement permitted by Section 6 or 7 that is entered into by and between any Loan Party or any Subsidiary of any Loan Party and any Hedge Counterparty.

“Secured Parties” means, collectively, with respect to the Collateral Documents, Administrative Agent, the Lenders, Issuing Lender, each Cash Management Bank and each Hedge Counterparty.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Account” means a “securities account” as defined in Article 8 of the UCC.

“Securities Act” means the Securities Act of 1933 and any successor statute.

“Security Agreement” means the Security Agreement executed and delivered on the Closing Date, substantially in the form of Exhibit X annexed hereto.

“Senior Note Indenture” means that Indenture, dated as of February 15, 2017, among the Company, the Subsidiaries party thereto and Wilmington Trust, National Association, as trustee, pursuant to which the Senior Notes were issued, as amended or otherwise modified to the extent permitted under Section 7.12.

“Senior Notes” means the senior notes of the Company and Globe in an aggregate principal amount of $350,000,000, issued pursuant to the Senior Note Indenture.

“Significant Subsidiary” means any Subsidiary that meets any of the following conditions: (a) the Company’s and its Subsidiaries’ investments in and advances to such Subsidiary exceed 10% of the total assets of the Company and its Subsidiaries on a consolidated basis as of the end of the most recently completed fiscal year; (b) the Company’s and its Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of such Subsidiary exceeds 5% of the total assets of the Company and its Subsidiaries on a consolidated basis as of the end of the most recently completed fiscal year; or (c) the Company’s and its Subsidiaries’ proportionate share of the Consolidated EBITDA of such Subsidiary exceeds 2.5% of the Consolidated EBITDA of the Company and its Subsidiaries on a consolidated basis for the most recently completed fiscal year.

“Solvent”, with respect to any Person, means that as of the date of determination both (i)(a) the then fair saleable value of the property of such Person is (1) greater than the total amount of debts and liabilities (including unmatured liabilities and contingent liabilities but without duplication of any underlying liability related thereto) of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Spanish Collateral Documents” means collectively all agreements, instruments or documents delivered by the Spanish Subsidiary, GFA SAU or any other Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Administrative Agent, on behalf of the Secured Parties,  a lien on certain assets of the Spanish Subsidiary and/or GFA SAU.

“Spanish Companies Law” means Spanish Royal Legislative Decree 1/2010, of 2 July, approving the Spanish Capital Companies Law (Ley de Sociedades de Capital), as amended from time to time.

“Spanish Energy Assets” means the hydro-electric plants, and the assets associated with such business, located at each of the locations in Spain set forth on Schedule 1.1D attached hereto and owned as of the Third Amendment Effective Date by FerroAtlantica, S.A. and HidroNitro Espanola, S.A., including, for the avoidance of doubt, the Finance Lease Energy Assets.

“Spanish Guaranty” means collectively the Spanish law securities and guarantees granted by the Spanish Subsidiary and/or GFA SAU in favor of the Administrative Agent, on behalf of the Secured Parties, as security and in order to guarantee the Obligations.

“Spanish Subsidiary” has the meaning set forth in Section 6.8A.

“SPC” has the meaning assigned to that term in subsection 10.1B(iv).

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Spot Rate” for a currency means the rate determined in good faith by Administrative Agent or the Issuing Lender, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that Administrative Agent or the Issuing Lender may obtain such spot rate from another financial institution designated by Administrative Agent or the Issuing Lender if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the Issuing Lender may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Standby Letter of Credit” means any letter of credit issued by the Issuing Lender pursuant to the terms hereof, as such letter of credit may be amended, modified, restated, extended, renewed, increased, replaced or supplemented from time to time in accordance with the terms of this Agreement.

“Subject Lender” has the meaning assigned to that term in subsection 2.9.

“Subsidiary” means, with respect to any Person, any corporation, partnership, trust, limited liability company, association, Joint Venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the Governing Body is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Subsidiary Guarantor” means the Domestic Subsidiary Guarantors and the Foreign Subsidiary Guarantors.

“Subsidiary Guaranty” means the Subsidiary Guaranty executed and delivered by existing Material Domestic Subsidiaries of Company on the Closing Date and to be executed and delivered by additional Material Domestic Subsidiaries of Company from time to time thereafter in accordance with subsection 6.8 and any other Subsidiary of Company that elects to (or is required to) comply with the provisions of subsection 6.8, substantially in the form of Exhibit IX annexed hereto (or such other form as reasonably acceptable to the Administrative Agent).

 “Supplemental Collateral Agent” has the meaning assigned to that term in subsection 9.1B.

“Swap Obligations” means, with respect to any Loan Party, an obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of § 1a(47) of the Commodity Exchange Act.

“Swing Line Lender” means Citizens Bank of Pennsylvania, or any Person serving as a successor Administrative Agent hereunder, in its capacity as Swing Line Lender hereunder.

“Swing Line Loan Commitment” means the commitment of Swing Line Lender to make Swing Line Loans to Globe pursuant to subsection 2.1A(iii).  The Swing Line Loan Commitment is part of, and not in addition to, the Revolving Credit Commitments.

“Swing Line Loans” means the Loans made by Swing Line Lender to Globe pursuant to subsection 2.1A(iii) .

“Swing Line Note” means any promissory note of Globe issued pursuant to subsection 2.1E to evidence the Swing Line Loans of Swing Line Lender, substantially in the form of Exhibit IV annexed hereto.

“Syndication Agent” has the meaning assigned to that term in the introduction to this Agreement.

“Synthetic Lease Obligation” means the monetary obligation of a Person under a so-called synthetic, off-balance sheet or tax retention lease.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Tax” or “Taxes” means any present or future tax, levy, impost, duty, fee, assessment, deduction, withholding or other charge of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including interest, penalties, additions to tax and any similar liabilities with respect thereto.

“Third Amendment Effective Date” means February 15, 2017.

“Total Utilization of Revolving Loan Commitments” means, as at any date of determination, the sum of (i) the Outstanding Amount of Revolving Loans plus (ii) the Outstanding Amount of Swing Line Loans plus (iii) the Letter of Credit Usage.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unasserted Obligations” means, at any time, obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (except for (i) the principal of and interest on, and fees relating to, any Indebtedness and (ii) contingent reimbursement obligations in respect of amounts that may be drawn under Letters of Credit) in respect of which no claim or demand for payment has been made (or, in the case of obligations for indemnification, no notice for indemnification has been issued by the Indemnitee) at such time.

“UK Borrower” means Company and any other Borrower from time to time that is resident for tax purposes in the United Kingdom.

“UK Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2 duly completed and filed by the relevant UK Borrower which contains the scheme reference number and jurisdiction of tax residence of the relevant UK Treaty Lender as notified in writing to the Borrowers in accordance with subsection 2.7B(v).

“U.K. Collateral Documents” means the English law debenture dated as of the Third Amendment Effective Date granted by the Company in favor of the Administrative Agent.

“UK CTA” means the United Kingdom Corporation Tax Act 2009.

“UK ITA” means the United Kingdom Income Tax Act 2007.

“UK Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is:

(i)                   a Lender: (a) which is a bank (as defined for the purpose of section 879 of the UK ITA) making an advance under this Agreement and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the UK CTA; or (b) in respect of an advance made under this Agreement by a person that was a bank (as defined for the purpose of section 879 of the UK ITA) at the time that advance was made and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(ii)                 a Lender which is: (a) a company resident in the United Kingdom for United Kingdom tax purposes; (b) a partnership each member of which is a company so resident in the United Kingdom or a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK CTA; or (c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the UK CTA) of that company; or

(iii)               a UK Treaty Lender.

“UK Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under this Agreement is either: (a) a company resident in the United Kingdom for United Kingdom tax purposes; (b) a partnership each member of which is a company so resident in the United Kingdom or a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK CTA; or (c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the UK CTA) of that company.

“UK Treaty Lender” means a Lender which:

(i)                   is treated as a resident of a UK Treaty State for the purposes of the Relevant Treaty;

(ii)                 does not carry on a business in the United Kingdom through a permanent establishment through which that Lender’s participation in the Loans is effectively connected; and

(iii)               fulfils any conditions which must be fulfilled under the double taxation agreement for residents of that Treaty State to obtain full exemption from United Kingdom taxation on interest payable to that Lender in respect of an advance under this Agreement.

“UK Treaty State” means a jurisdiction having a double taxation agreement (a “Relevant Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“Voting Defaulting Lender” means a Lender that is a Defaulting Lender solely by virtue of such Lender’s direct or indirect parent having taken an action, or become subject to a proceeding or appointment, that is described in clause (e) of the definition of “Defaulting Lender”.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2                Accounting Terms; Utilization of IFRS for Purposes of Calculations Under Agreement.

Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with IFRS.  Financial statements and other information required to be delivered by Company to Lenders pursuant to clauses (ii), (iii), (v)  and (xii) of subsection 6.1 shall be prepared in accordance with IFRS as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 6.1(v) ).  Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize IFRS as in effect on the date of determination, applied in a manner consistent with that used in preparing the financial statements referred to in subsection 5.3.  If at any time any change in IFRS would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Company, Administrative Agent or Requisite Lenders shall so request, Administrative Agent, Lenders and Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in IFRS (subject to the approval of Requisite Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with IFRS prior to such change therein and Company shall provide to Administrative Agent and Lenders reconciliation statements provided for in subsection 6.1(v).  Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the audited financial statements of the Company for Fiscal Year 2015 in for all purposes of this Agreement, notwithstanding any change in IFRS relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard to value any Indebtedness of Company or any Subsidiary at “fair value”, as defined therein.

1.3               Other Definitional Provisions and Rules of Construction.

A.                  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

B.                  References to “Sections” and “subsections” shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.  Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

C.                  The use in any of the Loan Documents of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

D.                 Unless otherwise expressly provided herein, references to Organizational Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto.

E.                   Unless the context requires otherwise, any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and any successor statute.

F.                  The parties hereto acknowledge and agree that, for purposes of all calculations made for any applicable period under any Loan Document, (i) after consummation of any Permitted Acquisition, (A) income statement items and other balance sheet items (whether positive or negative) attributable to the target acquired in such transaction shall be included in such calculations and deemed to have been acquired as of the first day of such applicable period on a Pro Forma Basis and (B) Indebtedness of a target which is retired in connection with a Permitted Acquisition shall be excluded from such calculations and deemed to have been retired as of the first day of such applicable period on a Pro Forma Basis and (ii) after any Asset Sale, (A) income statement items, cash flow statement items and balance sheet items (whether positive or negative) attributable to the property or assets disposed of shall be excluded in such calculations to the extent relating to such applicable period on a Pro Forma Basis and (B) Indebtedness that is repaid with the proceeds of such Asset Sale shall be excluded from such calculations and deemed to have been repaid as of the first day of such applicable period on a Pro Forma Basis.

1.4               Exchange Rates; Currency Equivalents.

A.                  Administrative Agent or Issuing Lender, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of credit extensions and Outstanding Amounts denominated in Alternative Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by Administrative Agent or Issuing Lender, as applicable.

B.                  Wherever in this Agreement in connection with a borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by Administrative Agent or the Issuing Lender, as the case may be.

C.                  For purposes of determining compliance as of any date with the definition of Material Event or Sections 7.1, 7.2, 7.3, 7.4, 7.5, 7.7, 8.2 or 8.8 (other than for purposes of calculating the Consolidated Net Leverage Ratio or Consolidated Secured Net Leverage Ratio, as used in any such Section, which shall be calculated in accordance with the definition thereof), the amount of any incurrence of indebtedness, investment, asset disposition, restricted payment or other applicable transaction (each a “Subject Transaction”) denominated in a currency other than Dollars shall be the Dollar Equivalent of such amount as of the date such Subject Transaction.  No Potential Event of Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Section 7.1, 7.2, 7.3, 7.4, 7.5, 7.7, 8.2 or 8.8  being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the date of such Subject Transaction.

1.5                Additional Alternative Currencies.

A.                  Company may from time to time request that Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars.  In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of Administrative Agent and  the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of Administrative Agent and Issuing Lender.

B.                  Any such request shall be made to Administrative Agent not later than 11:00 a.m., ten (10) Business Days prior to the date of the desired Credit Extension (or such earlier time or date as may be agreed by Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the Issuing Lender, in its or their sole discretion).  In the case of any such request pertaining to Eurocurrency Rate Loans, Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, Administrative Agent shall promptly notify the Issuing Lender thereof.  Each Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) or Issuing Lender (in the case of a request pertaining to Letters of Credit) shall notify Administrative Agent, not later than 11:00 a.m., five (5) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

C.                  Any failure by a Lender or Issuing Lender, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the Issuing Lender, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency.  If Administrative Agent and all the Lenders consent to making Eurocurrency Rate Loans in such requested currency, Administrative Agent shall so notify Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any borrowing of Eurocurrency Rate Loans; and if Administrative Agent and Issuing Lender consent to the issuance of Letters of Credit in such requested currency, Administrative Agent shall so notify Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If Administrative Agent shall fail to obtain consent to any request for an additional currency under this subsection 1.5, Administrative Agent shall promptly so notify Company.

1.6                Change of Currency.

A.                 Each obligation of Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation).  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such borrowing, at the end of the then current Interest Period.

B.                  Each provision of this Agreement shall be subject to such reasonable changes of construction as Administrative Agent may from time to time specify in a written notice to Company to be appropriate to reflect the adoption of the Euro (or departure from usage thereof) by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

Each provision of this Agreement also shall be subject to such reasonable changes of construction as Administrative Agent may from time to time specify in a written notice to Company to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency, such changes to put the Lenders and Borrower in the same position, as close as possible, that they would have been in had no such change in currency or market conventions or practices occurred.

1.7                Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any application or other document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases (at the time specified therefor in such Letter of Credit and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

SECTION 2.     AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1                Commitments; Making of Loans; the Register; Optional Notes.

A.                 Commitments.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company and the other Borrowers herein set forth, each Lender hereby severally agrees to make the Loans as described in subsections 2.1A(ii) and, as applicable, 2.1A(iv) and Swing Line Lender hereby agrees to make the Swing Line Loans as described in subsection 2.1A(iii).

(i)                  [Intentionally omitted].

(ii)                 Revolving Loans.  Each Revolving Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to Borrowers in Dollars or in one or more Alternative Currencies from time to time on any Business Day during the period from and including the Closing Date to the earliest of (1) the Revolving Loan Commitment Termination Date, (2) the date of the termination of the Revolving Loan Commitments pursuant to subsection 2.4B(ii)  and (3) the date of the termination of the commitment of each Revolving Lender to make Revolving Loans and Issuing Lender to issue, increase or extend Letters of Credit pursuant to Section 8, an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used for the purposes identified in subsection 2.5B.  The  amount of each Revolving Lender’s Revolving Loan Commitment as of the Third Amendment Effective Date is set forth opposite the name of such Lender on Schedule 2.1A and the Revolving Loan Commitment Amount as of the Third Amendment Effective Date is $200,000,000; provided that the amount of the Revolving Loan Commitment of each Revolving Lender shall be adjusted to give effect to any assignment of such Revolving Loan Commitment pursuant to subsection 10.1B (in which case, the amount of such Lender’s Revolving Loan Commitment is set forth in the Assignment Agreement) and shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.4B.  Each Revolving Lender’s Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than that date.  Amounts borrowed under this subsection 2.1A(ii) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.  Notwithstanding the foregoing, any Other Revolving Loans shall be due and payable as set forth in the relevant Incremental Assumption Agreement.

Anything contained in this Agreement to the contrary notwithstanding, the Revolving Loans and the Revolving Loan Commitments shall be subject to the limitation that in no event shall (w) the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitment Amount then in effect or (x) the aggregate principal amount of all outstanding Revolving Loans of any Lender plus such Lender’s Pro Rata Share of the Outstanding Amount of all Letters of Credit plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Loan Commitment, or (y) the aggregate Outstanding Amount of all Revolving Loans made to a Foreign Co-Borrower shall not exceed the Foreign Co-Borrower Sublimit, or (z) the Outstanding Amount of all Revolving Loans denominated in Alternative Currencies plus the Outstanding Amount of all Letters of Credit denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit.

(iii)               Swing Line Loans.

(a)                 General Provisions.  Swing Line Lender, in reliance upon the agreements of the other Revolving Lenders set forth in this subsection 2.1A(iii) and subject to the limitations set forth in the last paragraph of subsection 2.1A(ii) and set forth below with respect to the maximum amount of Swing Line Loans permitted to be outstanding from time to time, may in its sole discretion make a portion of the Revolving Loan Commitments available to Globe from time to time on any Business Day from and including the Closing Date to the earliest of (1) the Revolving Loan Commitment Termination Date, (2) the date of the termination of the Revolving Loan Commitments pursuant to subsection 2.4B(ii) and (3) the date of the termination of the commitment of each Revolving Lender to make Revolving Loans and Issuing Lender to issue, increase or extend Letters of Credit pursuant to Section 8, by making Swing Line Loans to Globe in Dollars in an aggregate amount not exceeding the amount of the Swing Line Loan Commitment to be used for the purposes identified in subsection 2.5B, notwithstanding the fact that such Swing Line Loans, when aggregated with Swing Line Lender’s outstanding Revolving Loans and Swing Line Lender’s Pro Rata Share of the Letter of Credit Usage then in effect, may exceed Swing Line Lender’s Revolving Loan Commitment.  The original amount of the Swing Line Loan Commitment is $10,000,000; provided that any reduction of the Revolving Loan Commitment Amount made pursuant to subsection 2.4 that reduces the Revolving Loan Commitment Amount to an amount less than the then current amount of the Swing Line Loan Commitment shall result in an automatic corresponding reduction of the amount of the Swing Line Loan Commitment to the amount of the Revolving Loan Commitment Amount, as so reduced, without any further action on the part of Globe, Administrative Agent or Swing Line Lender.  The Swing Line Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than that date.  Amounts borrowed under this subsection 2.1A(iii) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

(b)                Swing Line Loan Prepayment with Proceeds of Revolving Loans. With respect to any Swing Line Loans that have not been voluntarily prepaid by Globe pursuant to subsection 2.4B(i), Swing Line Lender may, at any time in its sole discretion, deliver to Administrative Agent (with a copy to Globe), no later than 11:00 A.M. (New York City time) on the proposed Funding Date, a notice (which shall be deemed to be a Notice of Borrowing given by Globe) requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on such Funding Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given.  Globe hereby authorizes the giving of any such notice and the making of any such Revolving Loans.  Each Revolving Lender shall make an amount equal to its Pro Rata Share of the Refunded Swing Line Loans to Administrative Agent in immediately available funds at the Funding and Payment Office for Dollar-denominated payments not later than 1:00 P.M. (New York City time) on the Funding Date, whereupon, subject to subsection 2.1A(iii)(c), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to Globe in such amount.  Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by Revolving Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender (and not to Globe) and applied (and Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note, if any, of Swing Line Lender but shall instead constitute part of Swing Line Lender’s outstanding Revolving Loans and shall be due under the Revolving Note, if any, of Swing Line Lender.  Globe hereby authorizes Administrative Agent and Swing Line Lender to charge Globe’s accounts with Administrative Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Revolving Lenders, including the Revolving Loan deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans.  Administrative Agent shall promptly notify Globe of any such charges.  If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Globe from Swing Line Lender in any bankruptcy proceeding, in any assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by subsection 10.5.

(c)                 Swing Line Loan Participations. On the Funding Date of each Swing Line Loan, each Revolving Lender shall be deemed to, and hereby agrees to, purchase a risk participation in such Swing Line Loan in an amount equal to its Pro Rata Share.  If for any reason (1) Revolving Loans are not made upon the request of Swing Line Lender as provided in the immediately preceding paragraph in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of such Swing Line Loan or (2) the Revolving Loan Commitments are terminated at a time when such Swing Line Loan is outstanding, the request for Revolving Loans that are Base Rate Loans submitted by the Swing Line Lender pursuant to subsection 2.1A(iii)(b) shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to Administrative Agent for the account of the Swing Line Lender pursuant to subsection 2.1A(iii)(b) shall be deemed payment in respect of such participation (such Revolving Lender’s Pro Rata Share calculated, in the case of the foregoing clause (2), immediately prior to such termination of the Revolving Loan Commitments).  In the event any Revolving Lender fails to make available to Swing Line Lender any amount as provided in subsections 2.1A(iii)(b) and (c), Swing Line Lender shall be entitled to recover (acting through Administrative Agent) such amount on demand from such Revolving Lender together with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the applicable Overnight Rate from time to time in effect and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing.  If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Refunded Swing Line Loan or funded participation in the relevant Swing Line Loan as the case may be.  In the event Swing Line Lender receives a payment of any amount with respect to which other Revolving Lenders have funded the purchase of risk participations as provided in this paragraph, Swing Line Lender shall promptly distribute to each such other Revolving Lender its Pro Rata Share of such payment.  A certificate of the Swing Line Lender submitted to any Revolving Lender (through Administrative Agent) with respect to any amounts owing under this paragraph shall be conclusive absent manifest error.

(d)                Revolving Lenders’ Obligations.  Anything contained herein to the contrary notwithstanding, each Revolving Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to subsection 2.1A(iii)(b) and each Revolving Lender’s obligation to purchase and fund a risk participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against Swing Line Lender, Company or any other Person for any reason whatsoever; (2) the occurrence or continuation of an Event of Default or a Potential Event of Default; (3) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries; (4) any breach of this Agreement or any other Loan Document by any party thereto; or (5) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided  that such obligations of each Revolving Lender are subject to the limitations set forth in the last paragraph of subsection 2.1A(ii)  and the condition that (x) all conditions under Section 4  to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, as the case may be, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made or (y) the satisfaction of any such condition not satisfied had been waived in accordance with subsection 10.6 prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made.

(e)                Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing Globe for interest on Swing Line Loans.  Until each Revolving Lender funds its Revolving Loan or risk participation pursuant to this subsection 2.1A(iii) to refinance such Revolving Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f)                  Payments Directly to Swing Line Lender.  Globe shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

(iv)               Each Lender having an Incremental Term Loan Commitment or an Incremental Revolving Loan Commitment agrees, subject to the terms and conditions set forth in the applicable Incremental Assumption Agreement, to make Incremental Term Loans and/or Incremental Revolving Loans to Company, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment or Incremental Revolving Loan Commitment, as the case may be.

B.                 Borrowing Mechanics.  Loans made on any Funding Date (other than Swing Line Loans, Revolving Loans made pursuant to a request by Swing Line Lender pursuant to subsection 2.1A(iii) or Revolving Loans made pursuant to subsection 3.3B) shall be in an aggregate minimum amount of $500,000 and multiples of $100,000 in excess of that amount; provided  that Loans made as Eurocurrency Rate Loans with a particular Interest Period shall be in an aggregate minimum amount of $5,000,000 and multiples of $1,000,000 in excess of that amount.  Swing Line Loans made on any Funding Date shall be in an aggregate minimum amount of $500,000 and multiples of $100,000 in excess of that amount.  Whenever a Borrower desires that Lenders make Revolving Loans, the applicable Borrower shall deliver to Administrative Agent a duly executed Notice of Borrowing no later than 12:00 Noon (New York City time) at least (i) three (3) Business Days in advance of the proposed Funding Date (in the case of a Eurocurrency Rate Loan denominated in Dollars), (ii) four (4) Business Days (or five (5) Business Days in the case of a Special Notice Currency) in advance of the proposed Funding Date in the case of a Eurocurrency Rate Loan denominated in an Alternative Currency, and (iii) on the proposed Funding Date (in the case of a Base Rate Loan) or, in the case of clauses (i), (ii)  and (iii), such shorter period as approved by the Administrative Agent.  Whenever Globe desires that Swing Line Lender make a Swing Line Loan, Globe shall deliver to Administrative Agent a duly executed Notice of Borrowing no later than 1:00 P.M. (New York City time) on the proposed Funding Date.  Revolving Loans may be continued as or converted into Base Rate Loans and Eurocurrency Rate Loans in the manner provided in subsection 2.2D.  If a Borrower fails to specify in the Notice of Borrowing whether the requested Loan shall be a Base Rate Loan or Eurocurrency Rate Loan, then the applicable Loans shall be made as Base Rate Loans.  In lieu of delivering a Notice of Borrowing, the applicable Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Borrowing to Administrative Agent on or before the applicable Funding Date.

Neither Administrative Agent nor any Lender shall incur any liability to the Borrowers in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by an Officer or other person authorized to borrow on behalf of Company or Globe, as applicable, or for otherwise acting in good faith under this subsection 2.1B  or under subsection 2.2D, and upon funding of Loans by Lenders, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans pursuant to subsection 2.2D, in each case in accordance with this Agreement, pursuant to any such telephonic notice Company shall have effected Loans or a conversion or continuation, as the case may be, hereunder.

Except as otherwise provided in subsections 2.6B, 2.6C, 2.6D and 2.6G, a Notice of Borrowing for, or a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurocurrency Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company and/or Globe, as applicable, shall be bound to make a borrowing or to effect a conversion or continuation in accordance therewith.

During the existence of an Event of Default, no Loan may be requested as a Eurocurrency Rate Loan (whether in Dollars or any Alternative Currency) without the consent of the Requisite Lenders.

C.                  Disbursement of Funds.  Subject to subsection 2.12, all Revolving Loans shall be made by Revolving Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that neither Administrative Agent nor any Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder nor shall the amount of the Commitment of any Lender to make the particular type of Loan requested or Pro Rata Share of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder.  Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), Administrative Agent shall notify each Lender for that type of Loan or Swing Line Lender, as the case may be, of the proposed borrowing (including amount and currency and the applicable Borrower).  Each such Lender (other than Swing Line Lender) shall make the amount of its Loan available to Administrative Agent on the applicable Funding Date in Same Day Funds at the Funding and Payment Office for the applicable currency (i) not later than 1:00 P.M. (New York City time) for any Loan denominated in Dollars and (ii) not later than the Applicable Time specified by Administrative Agent in the case of any Loan in an Alternative Currency.  Unless the Swing Line Lender has received notice (by telephone or in writing) from Administrative Agent (including at the request of any Revolving Lender) prior to 2:00 P.M. (New York City time) on the applicable Funding Date (i) directing Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the last paragraph of subsection 2.1A(ii)  or (ii) that one or more of the applicable conditions specified in Section 4 is not then satisfied, Swing Line Lender shall make the amount of its Swing Line Loan available to Globe not later than 3:00 P.M. (New York City time) on the applicable Funding Date by crediting the account of Globe at the Funding and Payment Office.  Except as provided in subsection 2.1A(iii) and subsection 3.3B with respect to Revolving Loans used to repay Refunded Swing Line Loans or to reimburse Issuing Lender for the amount of a drawing under a Letter of Credit issued by it, upon satisfaction or waiver of the conditions precedent specified in subsections 4.1 (in the case of Loans made on the Closing Date) and 4.2 (in the case of all Loans), Administrative Agent shall make all funds so received by Administrative Agent available to the applicable Borrower on the applicable Funding Date either by (a) causing an amount of Same Day Funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of the applicable Borrower at the Funding and Payment Office or (b) wire transfer of such funds, in each case in accordance with instructions provided to Administrative Agent by the applicable Borrower; provided, however, that if, on the date the Notice of Borrowing is given by a Borrower, there are unreimbursed drawings under any Letter of Credit outstanding that have not been refinanced as Revolving Loans, then the proceeds of such requested Loans, first, shall be applied to the payment in full of any such unreimbursed drawings, and second, shall be made available to the applicable Borrower as provided above.

Unless Administrative Agent shall have been notified by any Lender prior to a Funding Date (or, in the case of a Notice of Borrowing for Base Rate Loans, prior to 12:00 Noon (New York City time) on such Funding Date) that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the applicable Borrower a corresponding amount on such Funding Date.  If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent and if such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify the Borrowers and the Borrowers shall promptly pay such corresponding amount to Administrative Agent in immediately available funds together with interest thereon, for each day from and including such Funding Date until but excluding the date such amount is paid to Administrative Agent, at (1) in the case of payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by Administrative Agent in connection with the foregoing, and (2) in the case of payment made by the Borrowers, at the rate payable under this Agreement for the applicable Loans made to the Borrower.  If the Borrowers and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to the applicable Borrower the amount of such interest paid by such Borrower for such period.  Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to Administrative Agent.  Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

D.                  The Register.  For purposes of this subsection 2.1D, any reference to a Lender shall be construed to include Issuing Lender.  Administrative Agent, acting solely for these purposes as a non-fiduciary agent of the Borrowers (and such agency being solely for tax purposes) (it being acknowledged that Administrative Agent (and any sub-agent), in such capacity, its Affiliates and its Affiliates’ partners, officers, directors, employees, agents, trustees and advisors shall constitute Indemnitees under subsection 10.3), shall maintain (and make available for inspection by Company and Lenders upon reasonable prior notice at reasonable times at its address referred to in subsection 10.8) a register for the recordation of, and shall record, the names and addresses of Lenders and the respective amounts of the Revolving Loan Commitment, Swing Line Loan Commitment, Incremental Term Loan Commitments, Incremental Revolving Loan Commitments, Revolving Loans, Swing Line Loans, Incremental Term Loans and Incremental Revolving Loans, Letters of Credit of, and Obligations owed to each Lender from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), the Borrowers, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof; all amounts owed with respect to any Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof; and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.  Each Lender shall record on its internal records the amount of its Loans and

Commitments and each payment in respect hereof, and any such recordation shall be conclusive and binding on the Borrowers, absent manifest error, subject to the entries in the Register, which shall, absent manifest error, govern in the event of any inconsistency with any Lender’s records.  Failure to make any recordation in the Register or in any Lender’s records, or any error in such recordation, shall not affect any Loans or Commitments or any Obligations in respect of any Loans.  In addition, Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender (and as a Voting Defaulting Lender).

E.                   Optional Notes. If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least two Business Days’ prior to the Closing Date or upon two Business Days’ written notice any time thereafter, the applicable Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to subsection 10.1) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Company’s receipt of such notice) a promissory note or promissory notes to evidence, as applicable, such Lender’s Revolving Loans or Swing Line Loans, substantially in the form of Exhibit III or Exhibit IV annexed hereto, respectively, with appropriate insertions, or such Lender’s Incremental Term Loans or Incremental Revolving Loans.

2.2                Interest on the Loans.

A.                 Rate of Interest. Subject to the provisions of subsections 2.2E, 2.2G, 2.6 and 2.7, each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Eurocurrency Rate, as applicable.  Subject to the provisions of subsection 2.7, each Swing Line Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate.  The applicable basis for determining the rate of interest with respect to any Revolving Loan shall be selected by the applicable Borrower initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B (subject to the third to last sentence of subsection 2.1B), and the basis for determining the interest rate with respect to any Revolving Loan may be changed from time to time pursuant to subsection 2.2D (subject to the third to last sentence of subsection 2.1B).  If on any day a Revolving Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate; provided, however, in the case of a Eurocurrency Rate Loan, then that Loan shall bear interest as a Eurocurrency Rate Loan with an Interest Period of one (1) month.

(i)                  Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Revolving Loans shall bear interest through maturity as follows:

(a)                 if a Base Rate Loan, then at the sum of the Base Rate plus the Base Rate Margin set forth in the table below opposite the applicable Consolidated Net Leverage Ratio for the four Fiscal Quarter period for which the applicable Compliance Certificate has been delivered pursuant to subsection 6.1(iv); or

(b)                if a Eurocurrency Rate Loan, then at the sum of the Eurocurrency Rate plus the Eurocurrency Rate Margin set forth in the table below opposite the applicable Consolidated Net Leverage Ratio for the four Fiscal Quarter period for which the applicable Compliance Certificate has been delivered pursuant to subsection 6.1(iv) :

Consolidated Net Leverage Ratio	Eurocurrency Rate Margin/ Letter of Credit Fee	Base Rate Margin
Greater than or equal to 2.50:1.00	2.50%	1.50%
Greater than or equal to 2.00:1.00 but less than 2.50:1.00	2.25%	1.25%
Greater than or equal to 1.00:1.00 but less than 2.00:1.00	2.00%	1.00%
Less than 1.00:1.00	1.50%	0.50%

provided that at all times following the Third Amendment Effective Date, the applicable margin for Eurocurrency Rate Loans shall be 4.00% per annum and for Base Rate Loans shall be 3.00% per annum.

(ii)                 [Intentionally omitted].

(iii)               Upon delivery of the Compliance Certificate by Company to Administrative Agent pursuant to subsection 6.1(iv), the Base Rate Margin and the Eurocurrency Rate Margin shall automatically be adjusted in accordance with such Compliance Certificate, such adjustment to become effective on the next succeeding Business Day following the receipt by Administrative Agent of such Compliance Certificate (subject to the provisions of the foregoing clause (i)); provided that, if at any time a Compliance Certificate is not delivered at the time required pursuant to subsection 6.1(iv), from the time such Compliance Certificate was required to be delivered until the Business Day next succeeding delivery of such Compliance Certificate, the applicable margins shall be the maximum percentage amount for Loans set forth above.

If, as a result of any restatement of or other adjustment to the financial statements of Company and its Subsidiaries or for any other reason, Company or Administrative Agent or any Lender determines that (i) the Consolidated Net Leverage Ratio as calculated by Company as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Net Leverage Ratio would have resulted in higher pricing for such period, Company shall immediately and retroactively be obligated to pay to Administrative Agent for the account of the applicable Lenders or Issuing Lender, as the case may be, promptly on demand by Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to Company under the Bankruptcy Code, automatically and without further action by Administrative Agent, any Lender or Issuing Lender), an amount equal to the excess of the amount of interest and fees (including the Commitment Fee referenced in Section 2.3A) that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of Administrative Agent, any Lender or Issuing Lender, as the case may be, under subsection 2.2E, 3.2, 3.3B or Section 8 and the Lenders’ acceptance of payment of such amounts will not constitute a waiver of any default under this Agreement.  Company’s obligations under this paragraph to pay additional interest and fees as a result of any revised calculation of the Consolidated Net Leverage Ratio with respect to any period in any Fiscal Year shall survive for a period not to exceed sixty (60) days following the delivery of the audited financial statements delivered pursuant to Section 6.1(iii) for such Fiscal Year (unless such recalculation is the result of a non-appealable determination by a court of competent jurisdiction that the Company committed actual fraud in the preparation of the financial statements used to calculate the Consolidated Net Leverage Ratio for such period, in which event the foregoing limitation shall not apply).

(iv)               Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Swing Line Loans shall bear interest through maturity at the sum of the Base Rate plus the applicable Base Rate Margin.

(v)                Subject to the provisions of subsections 2.2E, 2.2G and 2.7, Incremental Term Loans and Incremental Revolving Loans shall bear interest through maturity at the rates specified in the applicable Incremental Assumption Agreements.

B.                  Interest Periods.  In connection with each Eurocurrency Rate Loan, a Borrower may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an “Interest Period”) to be applicable to such Loan, which Interest Period shall be, at Company’s option, either a one, two, three or six month period; provided that:

(i)                  the initial Interest Period for any Eurocurrency Rate Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a Eurocurrency Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Base Rate Loan converted to a Eurocurrency Rate Loan;

(ii)                 in the case of immediately successive Interest Periods applicable to a Eurocurrency Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

(iii)               if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iv)               any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B , end on the last Business Day of the calendar month at the end of such Interest Period;

(v)                no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Loan Commitment Termination Date, no Interest Period with respect to any portion of any Incremental Term Loans shall extend beyond the applicable Incremental Term Loan Maturity Date and no Interest Period with respect to any portion of any Incremental Revolving Loan shall extend beyond the applicable Incremental Revolving Loan Commitment Termination Date;

(vi)               [Intentionally omitted];

(vii)             there shall be no more than ten (10) Interest Periods outstanding at any time; and

(viii)            in the event the applicable Borrower fails to specify an Interest Period for any Eurocurrency Rate Loan in the applicable Notice of Borrowing or Notice of

Conversion/Continuation, such Borrower shall be deemed to have selected an Interest Period of one month.

C.                  Interest Payments.  Subject to the provisions of subsection 2.2E, interest on each Loan shall be due and payable by the applicable Borrower in arrears on each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and on the Maturity Date.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect.

D.                 Conversion or Continuation.  Subject to the provisions of subsection 2.6, each Borrower shall have the option (i) to convert at any time all or any part of its outstanding Revolving Loans equal to (x) with respect to conversion of Eurocurrency Rate Loans to Base Rate Loans, $1,000,000 and multiples of $100,000 in excess of that amount and (y) with respect to conversion of Base Rate Loans to Eurocurrency Rate Loans, $5,000,000 and multiples of $1,000,000 in excess of that amount or (ii) upon the expiration of any Interest Period applicable to a Eurocurrency Rate Loan, to continue all or any portion of such Loan equal to $5,000,000 and multiples of $1,000,000 in excess of that amount as a Eurocurrency Rate Loan.  If a Borrower fails to specify a type of Loan or fails to give a timely Notice of Conversion/Continuation with respect to any Loan, then the applicable Loan shall be automatically converted to or continued as the type of Loan that it was and in the same currency, provided, however, in the case of a Eurocurrency Rate Loan, such Loan shall be continued as a Eurocurrency Rate Loan in its original currency with an Interest Period of one (1) month. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.  If a Borrower requests a Loan of, conversion to, or continuation of a Eurocurrency Rate Loan but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the applicable Borrower pays the amounts due, if any, under subsection 2.7 in connection therewith.  During the existence of an Event of Default, no Loans may be converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) without the consent of the Requisite Lenders, and the Requisite Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

The applicable Borrower shall deliver a duly executed Notice of Conversion/Continuation to Administrative Agent no later than 12:00 Noon (New York City time) at least (i) three (3) Business Days in advance of the proposed conversion/continuation date in the case of a Base Rate Loan or a Eurocurrency Rate Loan denominated in Dollars and (ii) four (4) Business Days (or five (5) Business Days in the case of a Special Notice Currency) in advance of the proposed conversion/continuation date in the case of a Eurocurrency Rate Loan denominated in an Alternative Currency.  In lieu of delivering a Notice of Conversion/Continuation, Company may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date.  Administrative Agent shall notify each Lender of any Loan subject to a Notice of Conversion/Continuation.

E.                  Default Rate.  From and after the occurrence and during the continuation of any Event of Default under subsections 8.1, 8.6 or 8.7, and from and after the occurrence and during the continuation of any other Event of Default at the election of Administrative Agent (acting at the direction of the Requisite Lenders) or the Requisite Lenders, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand by Administrative Agent at a rate that is 2% per annum in excess of the interest rate (including any applicable margin) otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of (i) Letter of Credit fees, a rate that is 2% per annum in excess of the Eurocurrency Rate Margin and (ii) any such fees (other than Letter of Credit fees) and other amounts, at a rate which is 2% per annum in excess of the interest rate (including the Base Rate Margin) otherwise payable under this Agreement for Base Rate Loans).  Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

F.                   Computation of Interest.  Interest on the Loans shall be computed (i) in the case of Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate), on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurocurrency Rate Loans and all other computations of fees and interest, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues, or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice.  In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurocurrency Rate Loan, the date of conversion of such Eurocurrency Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurocurrency Rate Loan, the date of conversion of such Base Rate Loan to such Eurocurrency Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall, subject to subsection 2.4C(i), be paid on that Loan.  Each determination by Administrative Agent of the interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

G.                   Maximum Rate.  Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or Issuing Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or Issuing Lender, shall be limited to the Maximum Rate, provided that such excess amount shall be paid to such Lender or Issuing Lender on subsequent payment dates to the extent not exceeding the Maximum Rate.  If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower.  In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

2.3                Fees.

A.                 Revolving Loan Commitment Fees.  Company agrees to pay to Administrative Agent, for distribution to each Non-Defaulting Lender with a Revolving Loan Commitment in proportion to that Revolving Lender’s Pro Rata Share, commitment fees (collectively, the “Commitment Fee”) in Dollars for the period from and including the Closing Date to and excluding the Revolving Loan Commitment Termination Date equal to the actual daily amount by which the Revolving Loan Commitment Amount exceeds the sum of (i) the Outstanding Amount of Revolving Loans (but not any outstanding Swing Line Loans) plus (ii) the Outstanding Amount of Letters of Credit multiplied by the Commitment Fee set forth in the table below opposite the applicable Consolidated Net Leverage Ratio for the four Fiscal Quarter period for which the applicable Compliance Certificate has been delivered pursuant to subsection 6.1(iv), such Commitment Fees to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable quarterly in arrears on the last Business Day of each March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and on the Revolving Loan Commitment Termination Date;

Consolidated Net Leverage Ratio	Commitment Fee
Greater than or equal to 2.50:1.00	0.40%
Greater than or equal to 2.00:1.00 but less than 2.50:1.00	0.35%
Greater than or equal to 1.00:1.00 but less than 2.00:1.00	0.30%
Less than 1.00:1.00	0.25%

provided that at all times following the Third Amendment Effective Date, the Commitment Fee shall be 0.50% per annum.

B.                  Other Fees.  Company agrees to pay to the applicable Agents and Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.4                Repayments, Prepayments and Reductions of Revolving Loan Commitment Amount; General Provisions Regarding Payments; Application of Proceeds of Collateral and Payments Under Guaranties.

A.                  Repayment of Loans.

(i)                   [Intentionally omitted].

(ii)                 Scheduled Payments of Incremental Term Loans. In the event that any Incremental Term Loans are made on an Increased Amount Date, Company shall repay such Incremental Term Loans on the dates and in the amounts set forth in the Incremental Assumption Agreement.

(iii)                Revolving Loans. Borrowers shall repay to the Revolving Credit Lenders on the Revolving Loan Commitment Termination Date the aggregate principal amount of all Revolving Loans outstanding on such date.

(iv)              Incremental Revolving Loans. In the event that any Incremental Revolving Loans are made on an Increased Amount Date, Company shall repay such Incremental Revolving Loans on the Incremental Revolving Loan Commitment Termination Date.

(v)                 Swing Line Loans. Globe shall repay each Swing Line Loan on the earlier to occur of (a) the date ten (10) Business Days after such Loan is made and (b) the Revolving Loan Commitment Termination Date.

B.                   Prepayments and Reductions in Revolving Loan Commitment Amount.

(i)                   Voluntary Prepayments. The Borrowers may, upon written or telephonic notice to Administrative Agent on or prior to 12:00 Noon (New York City time) on the date of prepayment, which notice, if telephonic, shall be promptly confirmed in writing, at any time and from time to time prepay any Swing Line Loan on any Business Day in whole or in part in an aggregate minimum amount of $500,000 in the case of Base Rate Loans and 1,000,000 in the case of Eurocurrency Rate Loans and multiples of $500,000 in excess of that amount.  A Borrower may, upon (i) not less than one (1) Business Day’s prior written or telephonic notice, in the case of Base Rate Loans, (ii) three (3) Business Days’ prior written or telephonic notice in the case of Eurocurrency Rate Loans denominated in Dollars and (iii) four (4) Business Days’ (or five (5), in the case of prepayment of Loans denominated in Special Notice Currencies) prior written or telephonic notice in the case of Eurocurrency Rate Loans denominated in an Alternative Currency, and in each case given to Administrative Agent by 12:00 Noon (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent, who will promptly notify each Lender whose Loans are to be prepaid of such prepayment, at any time and from time to time prepay any Revolving Loans outstanding in favor of such Borrower on any Business Day in whole or in part in an aggregate minimum amount of $500,000 in the case of Base Rate Loans and $1,000,000 in the case of Eurocurrency Rate Loans and multiples of $500,000 in excess of that amount.  Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided that if such notice is given in connection with a refinancing of all Obligations (other than contingent indemnification obligations), such notice may be conditional on the effectiveness of the replacement credit agreement or other similar document and may be revoked by Company if such condition is not satisfied, subject to the provisions of Section 2.7.  Any such voluntary prepayment shall be applied as specified in subsection 2.4B(iv).

(ii)                 Voluntary Reductions of Revolving Loan Commitments. Company may, upon not less than three (3) Business Days’ (or such shorter period as approved by Administrative Agent) prior written or telephonic notice confirmed in writing to Administrative Agent, or upon such lesser number of days’ prior written or telephonic notice, as determined by Administrative Agent in its sole discretion, at any time and from time to time, terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitment Amount in an amount up to the amount by which the Revolving Loan Commitment Amount exceeds the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Loan Commitment Amount, unless the Revolving Loan Commitment is reduced to equal the Total Utilization of Revolving Loan Commitments, shall be in an aggregate minimum amount of $1,000,000 and multiples of

$500,000 in excess of that amount.  Company’s notice to Administrative Agent (who will promptly notify each Revolving Lender of such notice) shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction shall be effective on the date specified in Company’s notice and shall reduce the amount of the Revolving Loan Commitment of each Revolving Lender proportionately to its Pro Rata Share.  Any such voluntary reduction of the Revolving Loan Commitment Amount shall be applied as specified in subsection 2.4B(iv).  The amount of any such Revolving Loan Commitment reduction shall not be applied to the Alternative Currency Sublimit, the sublimit for Letters of Credit, the Foreign Co-Borrower Sublimit or the sublimit for Swing Line Loans unless otherwise specified by Company.  All fees accrued until the effective date of any termination of the Revolving Loan Commitment shall be paid on the effective date of such termination.

(iii)                Mandatory Prepayments. The Loans shall be prepaid in the amounts and under the circumstances set forth below, all such prepayments to be applied as set forth below or as more specifically provided in subsection 2.4B(iv) and subsection 2.4D:

(a)                 [Intentionally omitted].

(b)                [Intentionally omitted].

(c)                 [Intentionally omitted].

(d)                [Intentionally omitted].

(e)                Prepayments Due to Reductions or Restrictions of Revolving Loan Commitment Amount. The Borrowers shall from time to time prepay first the Swing Line Loans and second the Revolving Loans (and, after prepaying all Revolving Loans, Cash Collateralize any outstanding Letters of Credit by depositing the requisite amount in the Collateral Account) to the extent necessary so that the Total Utilization of Revolving Loan Commitments (less any outstanding Letters of Credit that have been Cash Collateralized) shall not at any time exceed the Revolving Loan Commitment Amount then in effect.  At such time as the Total Utilization of Revolving Loan Commitments shall be equal to or less than the Revolving Loan Commitment Amount, if no Event of Default has occurred and is continuing, to the extent any Cash Collateral was provided by the Borrowers and has not been applied to any Obligations as provided in the Security Agreement, such amount shall, at the request of Company, be released to the applicable Borrowers in accordance with subsection 2.11.

(f)                  Prepayments Due to Exchange Rate Fluctuations. (i) If Administrative Agent notifies Company at any time that the Total Utilization of Revolving Loan Commitments (less any outstanding Letters of Credit that have been Cash Collateralized) at such time exceeds an amount equal to 105% of the Revolving Loan Commitments then in effect, then, within five (5) Business Days after receipt of such notice, the applicable Borrower shall prepay its respective Revolving Loans and/or Cash Collateralize its respective Letter of Credit Usage in an aggregate amount sufficient to reduce the Total Utilization of Revolving Loan Commitments (less any outstanding Letters of Credit that have been Cash Collateralized) as of such date of payment to an amount not to exceed 100% of the Revolving Loan Commitment Amount then in effect; provided, however, that, subject to the provisions of subsection 2.11, the Borrowers shall not be required to Cash Collateralize the Letter of Credit Usage pursuant to this subsection 2.4B(iii)(f) unless after the prepayment in full of the Revolving Loans the Total Utilization of

Revolving Loan Commitments exceeds the Revolving Loan Commitment Amount then in effect, (ii) if Administrative Agent notifies Company at any time that the Letter of Credit Usage at such time exceeds an amount equal to 105% of the sublimit for Letters of Credit then in effect, then, within five (5) Business Days after receipt of such notice, the applicable Borrower shall Cash Collateralize its respective portion of the Letter of Credit Usage in an aggregate amount sufficient to reduce the Letter of Credit Usage as of such date of payment to an amount not to exceed 100% of such sublimit for Letters of Credit then in effect and (iii) if Administrative Agent notifies Company at any time that the Total Utilization of Revolving Loan Commitments attributable to the Foreign Co-Borrowers at such time exceeds an amount equal to 105% of the Foreign Co-Borrower Sublimit then in effect, then, within five (5) Business Days after receipt of such notice, the Foreign Co-Borrowers shall prepay its respective Revolving Loans and/or Cash Collateralize its respective Letter of Credit Usage in an aggregate amount sufficient to reduce the Total Utilization of Revolving Loan Commitments attributable to the Foreign Co-Borrowers (less any outstanding Letters of Credit issued on account of the Foreign Co-Borrowers that have been Cash Collateralized) as of such date of payment to an amount not to exceed 100% of the Foreign Co-Borrower Sublimit then in effect.  In the case of each of clauses (i), (ii) and (iii), Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of further exchange rate fluctuations. If Administrative Agent notifies Company at any time that the Outstanding Amount of all Revolving Loans denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within five (5) Business Days after receipt of such notice, the applicable Borrower shall prepay its respective Revolving Loans in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.

(iv)               Application of Prepayments and Unscheduled Reductions of Revolving Loan Commitment Amount.

(a)                 Application of Voluntary Prepayments by Type of Loans and Order of Maturity. Any voluntary prepayments pursuant to subsection 2.4B(i) shall be applied as specified by the applicable Borrower in the applicable notice of prepayment; provided that in the event such Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied first, if applicable, to repay such Borrower’s outstanding Swing Line Loans to the full extent thereof (without a corresponding reduction of the Revolving Loan Commitment Amount), and second to repay such Borrower’s outstanding Revolving Loans to the full extent thereof.

(b)                Application of Mandatory Prepayments by Type of Loans.  Except as provided in subsection 2.4D, any amount required to be applied as a mandatory prepayment of the Loans pursuant to subsections 2.4B(iii)(e) shall be applied first to the extent of any remaining portion of such amount, to prepay the Swing Line Loans to the full extent thereof, and second, to the extent of any remaining portion of such amount, to prepay the Revolving Loans to the full extent thereof.

(c)                 [Intentionally omitted].

(d)                Application of Prepayments to Base Rate Loans and Eurocurrency Rate Loans. Considering Incremental Term Loans, Incremental Revolving Loans and

Revolving Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurocurrency Rate Loans, in each case in a manner that minimizes the amount of any payments required to be made by the applicable Borrower pursuant to subsection 2.6D; provided, however, that such Borrower may elect that the remainder of such prepayments not applied to prepay Base Rate Loans be deposited in the Collateral Account and applied thereafter to prepay the Eurocurrency Rate Loan or Loans with Interest Periods expiring on a date or dates nearest the date of deposit in accordance with this subsection 2.4B(iv), upon expiration of such Interest Periods.

If after giving effect to any reduction of the Revolving Loan Commitments provided for in this Section 2.4, the Alternative Currency Sublimit exceeds the Revolving Loan Commitment Amount, such sublimit shall be automatically reduced by the amount of such excess.

C.                  General Provisions Regarding Payments.

(i)                  Manner and Time of Payment.  Except as expressly provided for herein and except with respect to principal of and interest on Loans denominated in Alternative Currency, all payments by any Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 Noon (New York City time) on the date due at the Funding and Payment Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by the applicable Borrower on the next succeeding Business Day.  Except as otherwise expressly provided herein, all payments by any Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Funding and Payment Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by Administrative Agent (of which the applicable Borrower shall have received at least three (3) Business Days’ advance notice) on the dates specified herein. Without limiting the generality of the foregoing, Administrative Agent may require that any payments due under this Agreement be made in the United States.  If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, the Borrowers shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount.

Unless Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders or Issuing Lender hereunder that such Borrower will not make such payment, Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or Issuing Lender, as the case may be, the amount due.  In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders or Issuing Lender, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the Overnight Rate.

(ii)                 Application of Payments to Principal and Interest.  All payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.

(iii)                Apportionment of Payments.  Except as otherwise provided in subsection 2.12, aggregate principal and interest payments in respect of Revolving Loans shall be apportioned among all outstanding Revolving Loans to which such payments relate, in each case proportionately to the Revolving Lenders’ respective Pro Rata Shares; provided, that all payments in respect of Revolving Loans shall first be applied in the following priority to repay any amounts owing to (i) first, Swing Line Lender due to the failure of any Revolving Lender to (A) fund a Revolving Loan for the purpose of repaying any Refunded Swing Line Loan pursuant to subsection 2.1A(iii)(b) or (B) purchase a risk participation in an unpaid Swing Line Loan pursuant to subsection 2.1A(iii)(c), and (ii) second, Issuing Lender due to the failure of any Revolving Lender to (A) fund a Revolving Loan for the purpose of repaying any unreimbursed amounts of a drawing under a Letter of Credit pursuant to subsection 3.3B or (B) fund a participation in any such unreimbursed Letter of Credit drawing pursuant to subsection 3.3C; provided further that any payments on the Revolving Loans remaining after the application of the foregoing proviso shall be allocated to each Revolving Lender, excluding Defaulting Lenders, in an amount equal to each such Revolving Lender’s Pro Rata Share of the aggregate payments on the Revolving Loans prior to the application of the foregoing proviso and each Defaulting Lender shall be entitled to receive its Pro Rata Share of any such payments less the amount applied in accordance with the foregoing proviso attributable to such Defaulting Lender.  Except as otherwise provided in subsection 2.12 , Administrative Agent shall promptly distribute to each Revolving Lender, at the account specified in the payment instructions delivered to Administrative Agent by such Lender, its Pro Rata Share of all such payments received by Administrative Agent and the commitment fees and letter of credit fees of such Lender, if any, when received by Administrative Agent pursuant to subsections 2.3 and 3.2.  Notwithstanding the foregoing provisions of this subsection 2.4C(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurocurrency Rate Loans, Administrative Agent shall give effect thereto in apportioning interest payments received thereafter.

(iv)               Payments on Business Days.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

(v)                Notation of Payment.  Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender may make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of the Borrowers hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

D.                  Application of Proceeds of Collateral and Payments after Event of Default.  Upon the occurrence and during the continuation of an Event of Default, if requested by Requisite Lenders, or upon acceleration of the Obligations pursuant to Section 8, (a) all payments received by Administrative Agent, whether from any Borrower, any Subsidiary Guarantor or otherwise, and (b) all proceeds received by Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document may, in the discretion of Administrative Agent, be held by Administrative Agent as Collateral for, and/or (then or at any time thereafter) applied in full or in part by Administrative Agent and, if applied by Administrative Agent, shall, subject to subsections 2.11 and 2.12 be applied on behalf of the applicable Loan Party, in each case, in the following order of priority:

(i)                  to the payment of all costs and expenses of such sale, collection or other realization, all other expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, and all amounts for which Administrative Agent is entitled to compensation (including the fees described in subsection 2.3 and reasonable and documented compensation to Administrative Agent’s sub-agents and counsel), reimbursement and indemnification under any Loan Document and all advances made by Administrative Agent thereunder for the account of the applicable Loan Party, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the Loan Documents, all in accordance with subsections 9.4, 10.2 and 10.3 and the other terms of this Agreement and the Loan Documents;

(ii)                 thereafter, to the payment of all other Obligations of the applicable Borrower and obligations of the Loan Parties under any Secured Cash Management Agreement and Secured Hedge Agreement for the ratable benefit of the holders thereof (subject to the provisions of subsection 2.4C(iii) hereof); and

(iii)               thereafter, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Notwithstanding the foregoing, (a) obligations arising under Secured Hedge Agreements and Secured Cash Management Agreements may, in Administrative Agent’s discretion, be excluded from the application described above if Administrative Agent has not received written notice thereof, together with such supporting documentation as Administrative Agent may request, from the applicable Hedge Counterparty or Cash Management Bank, as the case may be and (b) Excluded Swap Obligations with respect to any Loan Party shall not be paid with amounts received from such Loan Party, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.  Each Hedge Counterparty and each Cash Management Bank not a party to this Agreement who obtains the benefit of the foregoing provision or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall be deemed to have acknowledged and accepted the appointment of Administrative Agent pursuant to the terms of Section 9 hereof for itself and its Affiliates as if a “Lender” party to this Agreement.

2.5                Use of Proceeds.

A.                  [Intentionally omitted].

B.                  Revolving Loans; Swing Line Loans.  The proceeds of Revolving Loans and any Swing Line Loans shall be applied by the applicable Borrower (i) to fund the refinancing of all Indebtedness outstanding under the Existing Credit Agreement and the payment of fees and expenses payable on the Closing Date, and (ii) thereafter for working capital and other general corporate purposes, including, without limitation, Permitted Acquisitions, intercompany loans to Foreign Subsidiaries that are Loan Parties (including intercompany Loans pursuant to the Revolver Intercompany Loan Agreement) and Consolidated Capital Expenditures; provided, however, that the proceeds of Swing Line Loans shall not be used to refinance outstanding Swing Line Loans.

C.                  Margin Regulations.  No portion of the proceeds of any borrowing under this Agreement shall be used by any Borrower or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6                Special Provisions Governing Eurocurrency Rate Loans.

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurocurrency Rate Loans as to the matters covered:

A.                 Determination of Applicable Interest Rate.  On each Interest Rate Determination Date, Administrative Agent shall determine in accordance with the terms of this Agreement (which determination shall, absent manifest error, be final and conclusive and binding upon all parties) the interest rate that shall apply to the Eurocurrency Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each applicable Lender.

B.                  Inability to Determine Applicable Interest Rate.  In the event that Administrative Agent or the Requisite Lenders shall have determined in good faith in its (or their) reasonable discretion (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date that (i) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable interbank market for the applicable amount and Interest Period of such Eurocurrency Rate Loan, or (ii) by reason of circumstances affecting the applicable interbank market, adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate, and whether denominated in Dollars or an Alternative Currency) on the basis provided for in the definition of Eurocurrency Rate (or clause (c) of the definition of Base Rate), Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (a) no Loans may be made or maintained as, or converted to, Eurocurrency Rate Loans in the affected currency or currencies, (b) in the event of a determination described in clause (ii) above with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case of clauses (a)  and (b), until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist and (c) any Notice of Borrowing or Notice of Conversion/Continuation given by a Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be for a Base Rate Loan unless such Borrower shall have rescinded such Notice of Borrowing or Notice of Conversion/Continuation by promptly giving written notice of such rescission to Administrative Agent.

C.                  Illegality or Impracticability of Eurocurrency Rate Loans.  In the event that on any date any Lender shall have determined in good faith in its reasonable discretion (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that the making, maintaining or continuation of its Loans (whether denominated in Dollars or an Alternative Currency) to a Foreign Obligor, or whose interest is determined by reference to the Eurocurrency Rate, or the charging of interest rates based on upon the Eurocurrency Rate, (i) has become unlawful, or any Government Authority has asserted that it is unlawful, as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the applicable interbank market or the position of such Lender in that market (including in the event that any Government Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market) (except to the extent that the Eurocurrency Rate with respect to such Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lender of funding such Eurocurrency Rate Loan in which case the determination of the Requisite Lenders shall be required as set forth in the succeeding paragraph), then, and in any such event, such Lender shall be an  “Affected Lender”  and it shall promptly give notice (by telefacsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination.  Administrative Agent shall promptly notify each other Lender of the receipt of such notice.  Thereafter (a) the obligation of the Affected Lender to make  or continue Loans as, or to convert Loans to, Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Loans to Eurocurrency Rate Loans, shall be suspended, (b) if such notice asserts the illegality or impracticability of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case of clauses (a) and (b), until such notice shall be withdrawn by the Affected Lender, (c) to the extent such determination by the Affected Lender relates to a Eurocurrency Rate Loan then being requested by a Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (d) the Affected Lender’s obligation to maintain or continue its outstanding Eurocurrency Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, (e) the Affected Loans shall upon demand by the Affected Lender be prepaid by a Borrower or, if applicable and such Loans are denominated in Dollars, automatically convert into Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate) on the date of such termination and (f) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until Administrative Agent is advised in writing by such Lender that is no longer illegal for such Lender to determine or charge interest based upon the Eurocurrency Rate.  Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted.  Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurocurrency Rate Loan then being requested by a Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, such Borrower shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above.  Administrative Agent shall promptly notify each other Lender of the receipt of such notice.  Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurocurrency Rate Loans in accordance with the terms of this Agreement.

If the Requisite Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, Administrative Agent will promptly so notify Company and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended until Administrative Agent (upon the instruction of the Requisite Lenders) revokes such notice.  Any Notice of Borrowing or Notice of Conversion/Continuation given by a Borrower with respect to the Eurocurrency Rate Loans in respect of which such determination was made shall be deemed to be for a Base Rate Loan unless such Borrower shall, subject to the provisions of subsection 2.6D, have rescinded such Notice of Borrowing or Notice of Conversion/Continuation by giving written notice of such rescission to Administrative Agent on the date that Company received notice from Administrative Agent of such determination.

D.                 Compensation for Breakage or Non-Commencement of Interest Periods. The Borrowers shall compensate each Lender for, and hold each Lender harmless from, upon written request by that Lender pursuant to subsection 2.8, all reasonable and documented losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Eurocurrency Rate Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain: (i) if for any reason (other than a failure to fund or other default by that Lender) a borrowing of any Eurocurrency Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request therefor, or a conversion to or continuation of any Eurocurrency Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request therefor, (ii) if any prepayment or other principal payment or any conversion of any of its Eurocurrency Rate Loans (including any prepayment or conversion occasioned by the circumstances described in subsection 2.6C) occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its Eurocurrency Rate Loans is not made on any date specified in a notice of prepayment given by Company, (iv) as a consequence of any other default by Company in the repayment of its Eurocurrency Rate Loans when required by the terms of this Agreement, (v) if any assignment of a Eurocurrency Rate Loan occurs on a date prior to the last day of an Interest Period applicable to that Loan as a result of a request by a Borrower pursuant to subsection 2.9, or (vi) any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; provided, that the foregoing shall exclude any loss of anticipated profit.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

E.                  Booking of Eurocurrency Rate Loans. Any Lender may make, carry or transfer Eurocurrency Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

F.                  Assumptions Concerning Funding of Eurocurrency Rate Loans. Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had funded each of its Eurocurrency Rate Loans at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the applicable currency in the applicable interbank market for such currency, in a comparable amount and for a comparable period, whether or not its Eurocurrency Rate Loans had been funded in such manner.

G.                  Eurocurrency Rate Loans After Default. After the occurrence of and during the continuation of an Event of Default, (i) the Borrowers may not elect to have a Loan be made or maintained as, or converted to, a Eurocurrency Rate Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by a Borrower with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be for a Base Rate Loan or, if the conditions to making a Loan set forth in subsection 4.2 cannot then be satisfied, to be rescinded by such Borrower.

2.7                Increased Costs; Taxes; Capital Adequacy.

A.                 Compensation for Increased Costs.  Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender

 (including Issuing Lender) shall determine in good faith in its reasonable discretion (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Change in Law:

(i)                  subjects such Lender to any additional tax of any kind whatsoever with respect to this Agreement or any of its obligations hereunder (including with respect to issuing or maintaining any Letters of Credit or purchasing or maintaining any participations therein or maintaining any Commitment hereunder) or any payments to such Lender of principal, interest, fees or any other amount payable hereunder (except for the imposition of, or any change in the rate of, any Indemnified Taxes (to the extent governed by Section 2.7B) and any Excluded Tax payable by such Lender);

(ii)                 imposes, modifies or holds applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurocurrency Rate Loans made by it that are reflected in the definition of Eurocurrency Rate); or

(iii)               [reserved]; or

(iv)               imposes any other condition (other than with respect to Taxes) on or affecting such Lender or its obligations hereunder or the applicable interbank market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining its Loans or Commitments or agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such Lender with respect thereto; then, in any such case, the applicable Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in subsection 2.8A, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender on an after-tax basis for any such increased cost or reduction in amounts received or receivable hereunder.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this subsection 2.7A shall not constitute a waiver of such Lender’s right to demand such compensation; provided no Borrower shall be required to compensate a Lender pursuant to this subsection 2.7A for any increased cost or reduction in respect of a period occurring more than six months prior to the date on which such Lender notifies the applicable Borrower of such Change in Law and such Lender’s intention to claim compensation therefor, except, if the Change in Law giving rise to such increased cost or reduction is retroactive, no such time limitation shall apply so long as such Lender requests compensation within six months from the date on which the applicable Government Authority informed such Lender of such Change in Law.

B.                  Taxes.

(i)                   Payments to Be Free and Clear.  Any and all payments by or on account of any obligation of a Borrower under this Agreement and the other Loan Documents shall to the extent permissible under applicable law be made free and clear of, and without any deduction or withholding on account of, any Indemnified Taxes or Other Taxes.  Without limiting or duplicating the foregoing, the applicable Borrower shall timely pay any Other Taxes to the relevant Government Authority in accordance with applicable laws.

(ii)                 Grossing-up of Payments.  If a Borrower or any other Person is required by law to make any deduction or withholding on account of any Tax from any sum paid or payable by such Borrower to Administrative Agent or any Lender under any of the Loan Documents:

(a)                 the applicable Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as such Borrower becomes aware of it;

(b)                the applicable Borrower, or other Person, as the case may be, shall timely pay any such Tax to the relevant Government Authority when such Tax is due, in accordance with applicable law;

(c)                unless such Tax is an Excluded Tax, the sum payable by the applicable Borrower shall be increased to the extent necessary to ensure that, after making the required deductions (including deductions applicable to additional sums payable under this subsection 2.7B(ii)), Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to the sum it would have received had no such deduction been required or made; and

(d)                within 30 days after paying any sum from which it is required by law to make any such deduction, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, the applicable Borrower shall deliver to Administrative Agent the original or a certified copy of an official receipt or other document satisfactory to the other affected parties to evidence the payment and its remittance to the relevant Government Authority.

(iii)                A payment shall not be increased under subsection (ii) above by reason of a deduction or withholding on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due: (1) the payment could have been made to the relevant Lender without such deduction or withholding if that Lender had been a UK Qualifying Lender, but on that date that Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any Change in Law; or (2) the relevant Lender is a UK Qualifying Lender solely by virtue of sub-paragraph (ii) of the definition of UK Qualifying Lender and an officer of HM Revenue & Customs has given (and not revoked) a direction under section 931 of the UK ITA which relates to the payment, that Lender has received from the relevant Borrower a certified copy of that direction and the payment could not have been made to that Lender without such deduction or withholding had that direction not been given; or (3) the relevant Lender is a UK Qualifying Lender solely by virtue of sub-paragraph (ii) of the definition of UK Qualifying Lender, the relevant Lender has not given a UK Tax Confirmation to the Borrowers, or has not notified the Borrowers of any material change in position from that set out in the UK Tax Confirmation, and the payment could have been made to that Lender without such deduction or withholding had that Lender given a UK Tax Confirmation to the Borrowers on the basis that the UK Tax Confirmation would have enabled the Borrowers to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the UK ITA; or (4) the relevant Lender is a UK Treaty Lender and the relevant Borrower is able to demonstrate that the payment could have been made to that Lender without such deduction or withholding had that Lender complied with its obligations under subsections (iv) and (v) below.

(iv)               Subject to subsection (v), a UK Treaty Lender and the Borrowers shall co-operate in completing any procedural formalities necessary for any relevant Borrower to obtain authorization to make any payment to which that Lender is entitled without any deduction or withholding on account of Tax imposed by the United Kingdom.

(v)                (1) A UK Treaty Lender which becomes a party on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in writing to the Borrowers upon entering into this Agreement; and (2) a Lender which becomes a party after the date of this Agreement that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in writing to the Borrowers upon becoming a party to this Agreement.

(vi)               If a Lender has confirmed its scheme reference number and jurisdiction of tax residence in accordance with subsection (v) and: (1) a relevant UK Borrower has not made a UK Borrower DTTP Filing in respect of that Lender; or (2) a relevant UK Borrower has made a UK Borrower DTTP Filing in respect of that Lender, but: (a) that UK Borrower DTTP Filing has been rejected by HM Revenue & Customs; (b) HM Revenue & Customs has not given the relevant UK Borrower authority to make payments to that Lender without deduction or withholding within 30 Business Days of the date of the UK Borrower DTTP Filing; or (c) HM Revenue & Customs gave but subsequently withdrew authority for the relevant UK Borrower to make payments to that Lender without deduction or withholding or such authority has otherwise terminated or expired, and in each case, the relevant UK Borrower has notified that Lender in writing, that Lender and the relevant UK Borrower shall co-operate in completing any additional procedural formalities necessary for that UK Borrower to obtain authorization to make payments to that Lender without deduction or withholding on account of Tax imposed by the United Kingdom.

(vii)             Indemnification by the Borrowers.

(a)                 The Borrowers shall indemnify Administrative Agent and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including for the full amount of any Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this subsection 2.7B(vii)) paid by Administrative Agent or such Lender, as the case may be, and any penalties and interest arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Government Authority (and, upon paying such amount, the Borrowers shall be subrogated to the claims of the Administrative Agent and Lenders with respect to any such amount that was not correctly or legally imposed).  A certificate as to the amount of such payment or liability and the basis for and calculation thereof delivered to the applicable Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(b)                Without limiting the provisions of the foregoing, each Lender shall, and does hereby, indemnify the Borrowers and Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrowers or Administrative Agent) incurred by or asserted against a Borrower or Administrative Agent by any Government Authority as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to a Borrower or Administrative Agent pursuant to subsection 2.7B(viii).  Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (b). The agreements in this clause (b) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

(c)                 Notwithstanding anything in subsection 10.3 to the contrary, the provisions of subsection 2.7B shall be controlling with respect to a Borrower’s indemnification and other obligations in respect of Taxes except with respect to stamp, documentary and similar taxes.

(viii)            Tax Status of Lenders.  Unless not legally entitled to do so:

(a)                any Lender shall deliver such forms or other documentation prescribed by applicable law or reasonably requested by a Borrower or Administrative Agent as will enable such Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements;

(b)                without prejudice to subsections 2.7B(iii)-(vi), any Lender that is entitled to an exemption from or reduction of any Tax with respect to payments hereunder or under any other Loan Document shall deliver to the applicable Borrower and Administrative Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter, as may be necessary in the determination of such Borrower or Administrative Agent, each in the reasonable exercise of its discretion), such properly completed and duly executed forms or other documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding;

(c)                without limiting the generality of the foregoing, in the event that a Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to such Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter, as may be necessary in the determination of such Borrower or Administrative Agent, each in the reasonable exercise of its discretion), whichever of the following is applicable:

(1)            properly completed and duly executed copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(2)            properly completed and duly executed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(3)            in the case of a Foreign Lender claiming the benefits of the “portfolio interest” exemption under Section 871(h) or 881(c) of the Internal Revenue Code, (A) a statement substantially in the form of Exhibit XII-1, XII-2,

XII-3 or XII-4 (each, a “U.S. Tax Compliance Certificate”), as applicable, and (B) properly completed and duly executed copies of Internal Revenue Service Form W-8BEN (or any successor forms); or, to the extent a Foreign Lender is not the beneficial owner, executed originals of Internal Revenue Form W-8IMY (or any successor forms), accompanied by Internal Revenue Service Form W-8ECI, IRS Form W-8BEN (or any successor forms), a U.S. Tax Compliance Certificate substantially in the form of Exhibit XII-2 or Exhibit XII-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exception, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit XII-4 on behalf of each such direct and indirect partner, and

(4)            properly completed and duly executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in any Tax,

in each case together with such supplementary documentation as may be prescribed by applicable law to permit the applicable Borrower and Administrative Agent to determine the withholding or deduction required to be made, if any;

(d)                without limiting the generality of the foregoing, in the event that a Borrower is resident for tax purposes in the United States, any Lender that is not a Foreign Lender and has not otherwise established to the reasonable satisfaction of such Borrower and Administrative Agent that it is an exempt recipient (as defined in Section 6049(b)(4) of the Internal Revenue Code and the United States Treasury Regulations thereunder) shall deliver to such Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the request of such Borrower or Administrative Agent), duly executed and properly completed copies of Internal Revenue Service Form W-9;

(e)                 without limiting the generality of the foregoing, each Lender hereby agrees, from time to time after the initial delivery by such Lender of such forms, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate in any material respect, that such Lender shall promptly (1) deliver to Administrative Agent and the applicable Borrower two (2) original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is entitled to an exemption from or reduction of any Tax with respect to payments to such Lender under the Loan Documents and, if applicable, that such Lender does not act for its own account with respect to any portion of such payment, or (2) notify Administrative Agent and the applicable Borrower of its inability to deliver any such forms, certificates or other evidence;

(f)                  In the event that Borrower is resident for tax purposes in the United States, any Agent that is organized under the laws of the United States, any state thereof or the District of Columbia shall deliver to Borrower on or prior to the date on which such Agent becomes an Agent under this Agreement (and from time to time thereafter upon the request of Borrower) two copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Agent is exempt from United States federal backup withholding Tax and such other documentation as will enable any payments made to such Agent to be made without withholding and will enable Borrower to determine whether or not such Agent is subject to United States federal backup withholding Tax or information reporting requirements;

(g)                If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (h), "FATCA" shall include any amendments made to FATCA after the date of this Agreement; and

(h)                If any Lender, Administrative Agent or other recipient determines, in good faith, that it has received a refund of any Taxes paid or reimbursed by the Loan Parties, such recipient shall promptly pay to Borrower hereunder an amount equal to the refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Agreement with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses incurred in securing such refund by such recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that Borrower, upon the request of such recipient, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such recipient in the event such recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this clause (i), in no event will any Lender, Administrative Agent or other recipient be required to pay any amount to Borrower pursuant to this clause (i) the payment of which would place such Lender, Administrative Agent or other recipient in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require such recipient to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Borrower or any other person.

C.                  Capital Adequacy Adjustment.  If any Lender shall have determined that any Change in Law regarding capital adequacy or liquidity requirements has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such Change in Law

(taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy and liquidity) by an amount deemed by such Lender to be material, then, within ten (10) Business Days after receipt by Company from such Lender of the statement referred to in subsection 2.8A, the applicable Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation for such reduction.  Failure or delay on the party of any Lender to demand compensation pursuant to the foregoing provisions of this subsection 2.7C shall not constitute a waiver of such Lender’s right to demand such compensation; provided no Borrower shall be required to compensate a Lender pursuant to this subsection 2.7C for any reduction in respect of a period occurring more than six months prior to the date on which such Lender notifies Company of such Change in Law and such Lender’s intention to claim compensation therefor, except, if the Change in Law giving rise to such reduction is retroactive, no such time limitation shall apply so long as such Lender requests compensation within six months from the date on which the applicable Government Authority informed such Lender of such Change in Law.

2.8                Statement of Lenders; Obligation of Lenders and Issuing Lender to Mitigate.

A.                 Statements.  Each Lender claiming compensation or reimbursement pursuant to subsection 2.6D, or 2.7 shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such compensation or reimbursement, which statement shall be final and conclusive and binding upon all parties hereto absent manifest error.

B.                  Mitigation.

Each Lender and Issuing Lender agrees that, as promptly as practicable after the officer of such Lender or Issuing Lender responsible for administering the Loans or Letters of Credit of such Lender or Issuing Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender or Issuing Lender to receive payments under subsection 2.7, it will use reasonable efforts to make, issue, fund or maintain the Commitments of such Lender or the Loans or Letters of Credit of such Lender or Issuing Lender through another lending or letter of credit office of such Lender or Issuing Lender, if (i) as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or Issuing Lender pursuant to subsection 2.7 would be materially reduced and (ii) would not subject such Lender or Issuing Lender, as the case may be, to any unreimbursed cost or expense and, as determined by such Lender or Issuing Lender in its sole discretion, such action would not otherwise be disadvantageous to such Lender or Issuing Lender; provided that such Lender or Issuing Lender will not be obligated to utilize such other lending or letter of credit office pursuant to this subsection 2.8B unless the Borrowers agree to pay all reasonable and documented incremental expenses incurred by such Lender or Issuing Lender as a result of utilizing such other lending or letter of credit office as described above.  Notwithstanding anything to the contrary contained in this Agreement, no Lender shall be entitled to receive any amount under subsection 2.6C or section 2.7 as a result of a change in any lending office which is greater than such Lender would have been entitled to receive immediately prior to such change in lending office, unless the transfer occurred at a time when circumstances giving rise to the claim for such amount did not exist.

2.9                Replacement of a Lender.

If Company receives a statement of amounts due pursuant to subsection 2.8A from a Lender claiming compensation or reimbursement pursuant to subsection 2.7, a Revolving Lender becomes a Defaulting Lender, a Lender (a “Non-Consenting Lender”) refuses to consent to an amendment, modification or waiver of this Agreement (other than a consent to participate in the extensions of credit provided for in subsection 2.10) that, (1) pursuant to subsection 10.6, requires consent of 100% of the Lenders (other than Defaulting Lenders) or 100% of the Lenders (other than Defaulting Lenders) with Obligations directly affected and (2) Requisite Lenders have otherwise consented to or a Lender becomes an Affected Lender, (any such Lender, a “Subject Lender”), so long as (i) no Potential Event of Default or Event of Default shall have occurred and be continuing and Company has obtained a commitment from another Lender or an Eligible Assignee (none of whom shall constitute a Defaulting Lender at the time of such replacement) to purchase at par the Subject Lender’s Loans and assume the Subject Lender’s Commitments and all other obligations of the Subject Lender hereunder, (ii) such Lender is not an Issuing Lender with respect to any Letters of Credit outstanding (unless all such Letters of Credit are terminated or arrangements acceptable to such Issuing Lender (such as a “back-to-back” letter of credit) are made) and (iii), if applicable, the Subject Lender is unwilling to withdraw the notice delivered to Company pursuant to subsection 2.8 and/or is unwilling to remedy its default upon ten (10) days prior written notice to the Subject Lender and Administrative Agent, then Company may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate all of its interests, rights (other than existing rights to payments pursuant to subsections 2.7) and obligations under the Agreement and the related Loan Documents to another Lender or an Eligible Assignee;

provided that, prior to or concurrently with such replacement, (1) the Subject Lender shall have received payment in full of all principal, interest, fees and other amounts (including all amounts under subsections 2.6D, or 2.7 (if applicable) and all amounts under subsection 10.1B with respect to any deficiencies owed by any Subject Lender that is a Defaulting Lender) through such date of replacement and a release from its obligations under the Loan Documents, (2) the processing fee required to be paid by subsection 10.1B(i) shall have been paid to Administrative Agent, (3) all of the requirements for such assignment contained in subsection 10.1B, including, without limitation, the consent of Administrative Agent (if required) and the receipt by Administrative Agent of an executed Assignment Agreement executed by the assignee (Administrative Agent being hereby authorized to execute any Assignment Agreement on behalf of a Subject Lender relating to the assignment of Loans and/or Commitments of such subject Lender) and other supporting documents, have been fulfilled, (4) in the case of any such assignment resulting from the claim for compensation under subsection 2.7A or payments required to be made under subsection 2.7B, such assignment will result in a reduction in such compensation or payments thereafter, and (5) such assignment does not conflict with applicable laws and (6) in the event such Subject Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender was a Non-Consenting Lender and Company also requires each other Subject Lender that is a Non-Consenting Lender to assign its Loans and Commitments.  For the avoidance of doubt, if a Lender is a Non-Consenting Lender solely because it refused to consent to an amendment, modification or waiver that required the consent of 100% of Lenders (other than Defaulting Lenders) with Obligations directly affected thereby (which amendment, modification or waiver did not accordingly require the consent of 100% of all Lenders (other than Defaulting Lenders)), the Loans and Commitments of such Non-Consenting Lender that are subject to the assignments required by this subsection 2.9 shall include all Loans and Commitments of such Non-Consenting Lender.

2.10            Incremental Term Loan Commitments and Revolving Loan Commitments.

A.                  Company may, by written notice to Administrative Agent from time to time prior to the Third Amendment Effective Date, request Incremental Term Loan Commitments and/or Incremental Revolving Loan Commitments in an amount not to exceed the Incremental Amount from one or more Incremental Term Lenders and/or Incremental Revolving Lenders (which may include any existing Lender) willing to provide such Incremental Term Loans and/or Incremental Revolving Loans, as the case may be, in their own discretion; provided, that each Incremental Term Lender and/or Incremental Revolving Lender, if not already a Lender hereunder, shall be subject to the approval of Administrative

Agent (which approval shall not be unreasonably withheld or delayed).  Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments and/or Incremental Revolving Loan Commitments being requested in a minimum amount of $5,000,000 and increments of $1,000,000 in excess thereof or equal to the remaining Incremental Amount), (ii) the date on which such Incremental Term Loan Commitments and/or Incremental Revolving Loan Commitments are requested to become effective (the “Increased Amount Date”) and (iii) whether any such Incremental Revolving Loan Commitments are to be Revolving Loan Commitments or commitments to make revolving loans with terms different (subject to the provisions of clause (C) below) from the Revolving Loans (“Other Revolving Loans”).

B.                 The Borrowers and each Incremental Term Lender and/or Incremental Revolving Lender shall execute and deliver to Administrative Agent an Incremental Assumption Agreement and such other documentation as Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender and/or Incremental Revolving Loan Commitment of such Incremental Revolving Loan Lender.  Each Incremental Assumption Agreement shall specify the terms of the Incremental Term Loans and/or Incremental Revolving Loans to be made thereunder; provided, that, without the prior written consent of the Requisite Lenders, (i) the final maturity date of any Incremental Term Loans or Other Revolving Loans shall be no earlier than the Revolving Loan Commitment Termination Date, (ii) no Potential Event of Default or Event of Default shall exist immediately prior to or after giving effect to such Incremental Term Loans or Other Revolving Loans, (iii) the terms and documentation in respect of any Incremental Term Loan, to the extent not consistent with the Revolving Loans, will be reasonably satisfactory to the Administrative Agent, (iv) the weighted average life to maturity of any Incremental Term Loan shall be no shorter than the weighted average life to maturity of the Revolving Loans, (v) any Incremental Term Loans or Other Revolving Loans shall constitute Obligations and will be secured and guaranteed with the other Obligations on a pari passu basis and (vi) the interest rate margin in respect of any Incremental Term Loan shall not exceed the applicable Eurocurrency Rate Margin or Base Rate Margin for the Revolving Loans by more than 0.50% (it being understood that any such increase may take the form of fees or original issue discount (“OID”), with OID being equated to the interest rates in a manner determined by Administrative Agent based on an assumed four-year life to maturity), or if it does so exceed such applicable Eurocurrency Rate Margin or Base Rate Margin, such applicable Eurocurrency Rate Margin or Base Rate Margin shall be increased so that the interest rate margin in respect of such Incremental Term Loan (giving effect to any fees or OID issued in connection with such Incremental Term Loan or Other Revolving Loan) is no more than 0.50% higher than the applicable Eurocurrency Rate Margin or Base Rate Margin for the Revolving Loans.  Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitments and/or Incremental Revolving Loan Commitments evidenced thereby as provided for in subsection 10.6 (such terms may include mandatory prepayments resulting from, among other things, asset sales, debt and equity issuances and insurance and condemnation proceeds). Any such deemed amendment may be memorialized in writing by Administrative Agent with Company’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

C.                  Notwithstanding the foregoing, no Incremental Term Loan Commitment or Incremental Revolving Loan Commitment shall become effective under this subsection 2.10 unless (i) on the date of such effectiveness, the conditions set forth in subsection 4.2 shall be satisfied and Administrative Agent shall have received a certificate to that effect dated such date and executed by the chief financial officer of the applicable Borrower, (ii) Administrative Agent shall have received legal opinions, board resolutions and other closing certificates and documentation as required by the relevant Incremental Assumption Agreement and consistent with those delivered on the Closing Date under subsection 4.1 and such additional documents and filings as Administrative Agent may reasonably require to assure that the

Incremental Term Loans and/or Incremental Revolving Loans are secured by the Collateral ratably with the existing Revolving Loans, and (iii) Company would be in Pro Forma Compliance after giving effect to such Incremental Term Loan Commitment and/or Incremental Revolving Loan Commitments and the Loans to be made thereunder and the application of the proceeds therefrom as if made and applied on such date.

D.                  Participation in any such Incremental Term Loans or Other Revolving Loans shall be offered to each of the existing Lenders, but no Lender shall have any obligation to provide all or any portion of any such Incremental Term Loans or Other Revolving Loans.

E.                   For the avoidance of doubt, no Incremental Term Loans, Incremental Revolving Loans or Other Revolving Loans shall be available following the Third Amendment Effective Date.

2.11            Cash Collateral.

A.                Certain Credit Support Events.  Upon the request of Administrative Agent or Issuing Lender (i) if Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a reimbursement obligation under such Letter of Credit, which has not been reimbursed, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit Usage for any reason remains outstanding, Borrowers shall, in each case, immediately (and in any event within three (3) Business Days if attributable to a Defaulting Lender) Cash Collateralize the then Outstanding Amount of all Letter of Credit Usage.  At any time that there shall exist a Defaulting Lender, immediately (and in any event within three (3) Business Days) upon the request of Administrative Agent, Issuing Lender or Swing Line Lender, Borrowers shall deliver to Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to subsection 2.12A(iv) and any Cash Collateral provided by the Defaulting Lender).

B.                  Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Citizens Bank of Pennsylvania.  Borrowers, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) Administrative Agent, for the benefit of Administrative Agent, Issuing Lender and the Lenders (including Swing Line Lender), and agrees to maintain, a First Priority Lien in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to subsection 2.11C. If at any time Administrative Agent reasonably determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, Borrowers or the relevant Defaulting Lender will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

C.                  Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this subsection 2.1 or subsections 2.1A(iii), 3.1, 2.12 or Section 8 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific Letter of Credit Usage, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

D.                  Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable

Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with subsection 10.1)) or (ii) Administrative Agent’s reasonable good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Potential Event of Default or Event of Default (and following application as provided in this subsection 2.11 may be otherwise applied in accordance with subsection 2.4D), and (y) the Person providing Cash Collateral in respect of Fronting Exposure and Issuing Lender or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.12            Defaulting Lenders.

A.                 Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                   Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in subsection 10.6.

(ii)                 Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise, and including any amounts made available to Administrative Agent by that Defaulting Lender pursuant to subsection 10.4), shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to Issuing Lender or Swing Line Lender hereunder; third, if so determined by Administrative Agent or requested by Issuing Lender or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the applicable Borrower may request (so long as no Potential Event of Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and the applicable Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, Issuing Lender or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Issuing Lender or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Potential Event of Default or Event of Default exists, to the payment of any amounts owing to a Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided  that if (x) such payment is a payment of the principal amount of any Loans under any facility hereunder or drawings resulting in reimbursement obligations under a Letter of Credit in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or reimbursement obligations under a Letter of Credit which were not so funded were made at a time when the conditions set forth in subsection 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and reimbursement obligations under a Letter of Credit not so funded owed to, all Non-

Defaulting Lenders under the applicable facility hereunder on a pro rata basis (and ratably under all applicable facilities hereunder computed in accordance with the Defaulting Lenders’ respective funding deficiencies) prior to being applied to the payment of any Loans of, or reimbursement obligations under a Letter of Credit no so funded owed to, that Defaulting Lender under the applicable facility hereunder.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this subsection 2.12A(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to subsection 2.3A for any period during which that Lender is a Defaulting Lender (and Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit fees as provided in subsection 3.2.

(iv)               Reallocation of Pro Rata Share to Reduce Fronting Exposure. During any period in which there is a Revolving Lender that is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to subsections 3.3 and 2.1A(iii), respectively, the “Pro Rata Share” of each Non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Potential Event of Default or Event of Default exists; and (ii) the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Revolving Loan Commitment of that Non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Revolving Loans of that Lender.

B.                  Defaulting Lender Cure.  If Company, Administrative Agent, Swing Line Lender and Issuing Lender agree in writing in their sole discretion that a Defaulting Lender with a Revolving Loan Commitment should no longer be deemed to be a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Revolving Lender will, to the extent applicable, purchase that portion of outstanding Revolving Loans of the other Revolving Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Revolving Lenders in accordance with their Pro Rata Shares (without giving effect to subsection 2.12A(iv)), whereupon that Revolving Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of a Borrower while that Revolving Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.13            Designation of Co-Borrower; Joint and Several Liability of the Borrowers.

(i)                  The Company may at any time and from time to time designate (a) any Material Domestic Subsidiary reasonably satisfactory to the Administrative Agent as a Domestic Co-Borrower, or (b) any Material Foreign Subsidiary reasonably satisfactory to the Administrative Agent as a Foreign Co-Borrower, in each case by delivery to the Administrative Agent of a Co-Borrower Joinder Agreement executed by such Subsidiary, the Company and the Administrative

Agent, and upon such delivery such Subsidiary shall for all purposes of this Agreement be a Domestic Co-Borrower or a Foreign Co-Borrower, as the case may be, and a party to this Agreement.  Notwithstanding the preceding sentence, no Co-Borrower Joinder Agreement shall become effective as to any Domestic Co-Borrower or any Foreign Co-Borrower if it shall be unlawful for such Subsidiary to become a Borrower hereunder or for any Lender to make Loans to such Subsidiary as provided herein (including, without limitation, because of the failure by any such Subsidiary to be in compliance with the Patriot Act).  The Material Subsidiaries of such Domestic Co-Borrower or Foreign Co-Borrower (if it is not already a Guarantor) shall execute and deliver a Subsidiary Guaranty, Foreign Subsidiary Guaranty or amendment or supplement thereto, as applicable, in accordance with the terms of subsection 6.8B.  If requested, the Company and the applicable Subsidiary shall (i) deliver to the Administrative Agent such reaffirmation agreements, legal opinions, board resolutions and other closing certificates, documents and agreements together with such amendments and/or supplements to the Collateral Documents as the Administrative Agent shall reasonably request (including, without limitation, documentation of the type identified in clauses A, F – J and L of Section 4.1) to ensure that such Subsidiary shall be a Domestic Borrower or a Foreign Co-Borrower hereunder subject to the terms of, and as to which the Administrative Agent and the Lenders shall have the benefits intended to be granted under, this Agreement and the other applicable Loan Documents and (ii) satisfy such other conditions as the Loan Parties and the Administrative Agent shall agree.  Without limiting the foregoing, the Company shall, with respect to Foreign Subsidiaries, provide the Administrative Agent with as much advance notice and information as reasonably possible prior to the formation or designation of a Foreign Subsidiary that is proposed to be a Foreign Co-Borrower to enable the Administrative Agent and the Lenders to determine whether the Administrative Agent and each Lender is able to establish and maintain a borrowing relationship with such Foreign Subsidiary in accordance with this Agreement and the other Loan Documents under all applicable laws, rules or regulations of any applicable Governmental Authority.

(ii)                 Each of the Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them.  Each of the Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.

2.14             Lender Status Confirmation.

Each Lender which becomes a party to this Agreement after the date of this Agreement shall indicate, in the Assignment Agreement it executes on becoming a party, which of the following categories it falls in: (a) not a UK Qualifying Lender; (b) a UK Qualifying Lender (other than a UK Treaty Lender); or (c) a UK Treaty Lender; provided, if such a Lender fails to indicate its status in accordance with this subsection 2.14 then such Lender shall be treated for the purposes of this Agreement (including by the Borrowers) as if it is not a Qualifying Lender until such time as it notifies Administrative Agent which category applies (and Administrative Agent, upon receipt of such notification, shall inform the Borrowers); provided, for the avoidance of doubt, an Assignment Agreement shall not be invalidated by any failure of a Lender to indicate its status in accordance with this subsection 2.14.

SECTION 3.     LETTERS OF CREDIT

3.1                Issuance of Letters of Credit and Lenders’ Purchase of Participations Therein.

A.                 Letters of Credit.  Company may request, in accordance with the provisions of this subsection 3.1, from time to time during the period from the Closing Date to but excluding the 30th day prior to the Revolving Loan Commitment Termination Date, that Issuing Lender issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of Company or the other Borrowers for the general corporate purposes of Company, the other Borrowers or a Subsidiary of Company.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, Issuing Lender shall issue such Letters of Credit, in form and substance reasonably acceptable to the Issuing Lender, in accordance with the provisions of this subsection 3.1; provided that Company shall not request that Issuing Lender issue (and Issuing Lender shall not issue):

(i)                  any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitment Amount then in effect;

(ii)                any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed (a) with respect to all Letters of Credit, $25,000,000 or (b) with respect to all Letters of Credit denominated in Alternative Currencies, the Dollar Equivalent of $10,000,000;

(iii)               any Standby Letter of Credit having an expiration date later than the earlier of (a) the Letter of Credit Expiration Date and (b) the date which is one year from the date of issuance of such Standby Letter of Credit; provided that (i) any such Standby Letter of Credit may, at the election of the Company, be extended for one or more successive periods not to exceed one year each; provided, however, that in no event shall an expiration date of any Standby Letter of Credit so extended be later than the Revolving Loan Commitment Termination Date (unless such Letter of Credit is Cash Collateralized on or prior to the date that is fifteen days prior to the Revolving Loan Commitment Termination Date in a manner acceptable to Issuing Lender); (ii) such Standby Letter of Credit may not be extended if an Event of Default has occurred and is continuing (and has not been waived in accordance with subsection 10.6) at the time of such extension and (iii) Standby Letters of Credit may have an expiration date later than the Letter of Credit Expiration Date to the extent such Letter of Credit is Cash Collateralized on or prior to the date that is fifteen days prior to the Letter of Credit Expiration Date in a manner acceptable to Issuing Lender;

(iv)               except as otherwise agreed by Administrative Agent and Issuing Lender, any Letter of Credit denominated in a currency other than Dollars or an Alternative Currency; or

(v)                any Letter of Credit in a requested currency, if Issuing Lender does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in such requested currency.

Notwithstanding anything to the contrary herein, Issuing Lender shall be under no obligation to issue, renew, extend or amend any Letter of Credit if at the time of such issuance, renewal, extension or amendment there is any Defaulting Lender, unless Issuing Lender has entered into arrangements reasonably satisfactory to it and Company or any of its Subsidiaries for whose account such Letter of Credit has been requested or issued to eliminate such Issuing Lender’s risk with respect to the Defaulting Lender, including (a) by Cash Collateralizing (in Dollars) such Defaulting Lender’s Pro Rata Share of Letter of Credit Usage in accordance with subsections 2.11 and 2.12 or (b) reallocating such Defaulting Lender’s Fronting Exposure to Non-Defaulting Lenders in accordance with subsection 2.12.

The Borrowers’ reimbursement obligations in respect of each Existing Letter of Credit, and each Revolving Lender’s participation obligations in connection therewith, shall be governed by the terms of this Agreement.  Citizens Bank of Pennsylvania shall be the Issuing Lender on all Letters of Credit issued after the Closing Date.  The Existing Letters of Credit shall, as of the Closing Date, be deemed to have been issued as Letters of Credit hereunder and subject to and governed by the terms of this Agreement.

For the avoidance of doubt, to the extent a Letter of Credit is Cash Collateralized on or prior to the date that is fifteen days prior to the Revolving Loan Commitment Termination Date in a manner acceptable to Issuing Lender pursuant to this Section 3.1A, the Lenders hereunder shall be released from their reimbursement obligations with respect to such Letters of Credit.

B.                  Mechanics of Issuance.

(i)                   Request for Issuance.  Whenever Company desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent a Request for Issuance no later than 12:00 Noon (New York City time) at least three Business Days, or such shorter period as may be agreed to by Issuing Lender in any particular instance, in advance of the proposed date of issuance.  Issuing Lender, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any documents described in or attached to the Request for Issuance. In furtherance of the provisions of subsection 10.8, and not in limitation thereof, Company may submit Requests for Issuance by telefacsimile or email and Administrative Agent and Issuing Lender may rely and act upon any such Request for Issuance without receiving an original signed copy thereof.  No Letter of Credit shall require payment against a conforming demand for payment to be made thereunder on the same business day (under the laws of the jurisdiction in which the office of Issuing Lender to which such demand for payment is required to be presented is located) on which such demand for payment is presented if such presentation is made after 12:00 Noon (in the time zone of such office of the Issuing Lender) on such business day.

(ii)                 [Intentionally omitted].

(iii)                Issuance of Letter of Credit.  Upon satisfaction or waiver (in accordance with subsection 10.6) of the conditions set forth in subsection 4.3, Issuing Lender shall issue the requested Letter of Credit in accordance with Issuing Lender’s standard operating procedures.

(iv)               Notification to Revolving Lenders.  Upon the issuance of or amendment to any Letter of Credit Issuing Lender shall promptly notify Administrative Agent and Company of such issuance or amendment in writing and such notice shall be accompanied by a copy of such Letter of Credit or amendment.  Upon receipt of such notice (or, if Administrative Agent is the Issuing Lender, together with such notice), Administrative Agent shall notify each Revolving Lender in writing of such issuance or amendment and the amount of such Revolving Lender’s respective participation in such Letter of Credit or amendment, and, if so requested by a Revolving Lender, Administrative Agent shall provide such Lender with a copy of such Letter of Credit or amendment

C.                  Revolving Lenders’ Purchase of Participations in Letters of Credit.  On the Closing Date with respect to each Existing Letter of Credit and immediately upon the issuance of each other Letter of Credit, each Revolving Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from Issuing Lender a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Revolving Lender’s Pro Rata Share of the maximum amount that is or at any time may become available to be drawn thereunder.

3.2                Letter of Credit Fees.

Company agrees to pay the following amounts, in Dollars, with respect to Letters of Credit issued hereunder:

(i)                  with respect to each Letter of Credit, (a) a fronting fee, payable directly to the applicable Issuing Lender for its own account, at a rate per annum equal to 0.125%, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit and (b) subject to subsection 2.12A, a letter of credit fee, payable to Administrative Agent for the account of Revolving Lenders, equal to the applicable Eurocurrency Rate Margin for Revolving Loans, plus, upon the application of increased rates of interest pursuant to subsection 2.2E, 2% per annum, multiplied by the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit, each such fronting fee or letter of credit fee to be payable in arrears on and to (but excluding) each March 31, June 30, September 30 and December 31 of each year and computed on the basis of a 360-day year for the actual number of days elapsed; provided that, in accordance with subsection 2.12, if any Revolving Lender becomes a Defaulting Lender and a Borrower has provided Cash Collateral with respect to such Defaulting Lender’s Pro Rata Share of Letter of Credit Usage, such Defaulting Lender shall not be entitled to its Pro Rata Share of such letter of credit fee during the time that Cash Collateral is provided by the applicable Borrower and such share of the letter of credit fee shall be retained by Company; and

(ii)                with respect to the issuance, amendment or transfer of each Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clause (i) above), documentary and processing charges payable directly to the applicable Issuing Lender for its own account in accordance with such Issuing Lender’s standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

For purposes of calculating any fees payable under clause (i) of this subsection 3.2, the daily amount available to be drawn under any Letter of Credit shall be determined in accordance with subsection 1.7.

3.3                Drawings and Reimbursement of Amounts Paid Under Letters of Credit.

A.                 Responsibility of Issuing Lender With Respect to Drawings.  In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, Issuing Lender shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.

B.                  Reimbursement by Company of Amounts Paid Under Letters of Credit.  In the event Issuing Lender has determined to honor a drawing under a Letter of Credit issued by it, Issuing Lender shall immediately notify Company and Administrative Agent, and Company shall reimburse such Issuing Lender on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in Same Day Funds the amount of such drawing, such reimbursement to be in the currency in which such Letter of Credit is denominated unless (A) Issuing Lender (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, Company shall have notified Issuing Lender promptly following receipt of the notice of drawing that Company will reimburse Issuing Lender in Dollars.  In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, Issuing Lender shall notify Company of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.  Anything contained in this

Agreement to the contrary notwithstanding, (i) unless Company shall have notified Administrative Agent and such Issuing Lender prior to 12:00 Noon (New York City time) on the date such drawing is honored that Company intends to reimburse such Issuing Lender for the amount of such drawing with funds other than the proceeds of Revolving Loans, Company shall be deemed to have given a timely Notice of Borrowing to Administrative Agent requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars (based on the Dollar Equivalent amount in the case of a drawing under a Letter of Credit denominated in an Alternative Currency) equal to the amount of such drawing and (ii) subject to satisfaction or waiver of the conditions specified in subsection 4.3B, Revolving Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse Issuing Lender for the amount of such drawing; and provided, further that if for any reason proceeds of Revolving Loans are not received by Issuing Lender on the Reimbursement Date in an amount equal to the amount of such drawing, Company shall reimburse Issuing Lender, on demand, in an amount in Dollars (based on the Dollar Equivalent amount with respect to any Letter of Credit denominated in an Alternative Currency) in Same Day Funds equal to the excess of the amount of such drawing over the aggregate amount of such Revolving Loans, if any, which are so received.  Nothing in this subsection 3.3B shall be deemed to relieve any Revolving Lender from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and Company shall retain any and all rights it may have against any Revolving Lender resulting from the failure of such Revolving Lender to make such Revolving Loans under this subsection 3.3B.  If any portion of any such amount paid (or deemed to be paid) to Issuing Lender should be recovered by or on behalf of Company from Issuing Lender in any bankruptcy proceeding, in any assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by subsection 10.5.

C.                  Payment by Lenders of Unreimbursed Amounts Paid Under Letters of Credit.

(i)                   Payment by Revolving Lenders.  In the event that Company shall fail for any reason to reimburse Issuing Lender as provided in subsection 3.3B in an amount equal to the amount of any payment by Issuing Lender under a Letter of Credit issued by it, Issuing Lender shall promptly notify Administrative Agent, who shall promptly notify each Revolving Lender of the unreimbursed amount of such honored drawing and of such Revolving Lender’s respective participation therein based on such Revolving Lender’s Pro Rata Share.  Each Revolving Lender (other than Issuing Lender) shall make available (and Administrative Agent may apply Cash Collateral provided for this purpose) an amount equal to its respective participation, in Dollars (based on the Dollar Equivalent amount with respect to any Letter of Credit denominated in an Alternative Currency), in Same Day Funds, at the Funding and Payment Office, not later than 12:00 Noon (New York City time) on the first Business Day after the date notified by Administrative Agent, and Administrative Agent shall make available to Issuing Lender, in Same Day Funds, at the office of Issuing Lender on such Business Day the aggregate amount of the payments so received by Administrative Agent.  In the event that any Revolving Lender fails to make available to Administrative Agent on such Business Day the amount of such Revolving Lender’s participation in such Letter of Credit as provided in this subsection 3.3C, Issuing Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Overnight Rate for three Business Days and thereafter at the Base Rate, plus any administrative, processing or similar fees customarily charged by Issuing Lender in connection with the foregoing.  Nothing in this subsection 3.3C shall be deemed to prejudice the right of Administrative Agent to recover, for the benefit of Revolving Lenders, from Issuing Lender any amounts made available to Issuing Lender pursuant to this subsection 3.3C in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by Issuing Lender in respect of which payments were made by Revolving Lenders constituted gross negligence, bad faith or willful misconduct on the part of Issuing Lender.

(ii)                 Distribution to Lenders of Reimbursements Received From Company.  In the event Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of any payment by Issuing Lender under a Letter of Credit issued by it, and Administrative Agent or Issuing Lender thereafter receives any payments from Company in reimbursement of such payment under the Letter of Credit, to the extent any such payment is received by Issuing Lender, it shall distribute such payment to Administrative Agent, and Administrative Agent shall distribute to each other Revolving Lender that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such Revolving Lender’s Pro Rata Share of all payments subsequently received by Administrative Agent or by Issuing Lender from Company.  Any such distribution shall be made to a Revolving Lender at the account specified in subsection 2.4C(iii).

D.                  Interest on Amounts Paid Under Letters of Credit.

(i)                   Payment of Interest by Company. Company agrees to pay to Administrative Agent, with respect to payments under any Letters of Credit issued by Issuing Lender, interest on the amount paid by Issuing Lender in respect of each such payment from the date a drawing is honored to but excluding the date such amount is reimbursed by Company (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B) at a rate equal to (a) for the period from the date such drawing is honored to but excluding the Reimbursement Date, the rate then in effect under this Agreement with respect to Revolving Loans that are Base Rate Loans and (b) thereafter, a rate which is 2% per annum in excess of the non-default rate of interest otherwise payable under this Agreement with respect to Revolving Loans that are Base Rate Loans. Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 365-day or 366-day year, as the case may be, for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

(ii)                 Distribution of Interest Payments by Administrative Agent.  Promptly upon receipt by Administrative Agent of any payment of interest pursuant to subsection 3.3D(i) with respect to a payment under a Letter of Credit, (a) Administrative Agent shall distribute to (x) each Revolving Lender (including the Issuing Lender) out of the interest received by Administrative Agent in respect of the period from the date such drawing is honored to but excluding the date on which Issuing Lender is reimbursed for the amount of such payment (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B), the amount that such Revolving Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to subsection 3.2 if no drawing had been honored under such Letter of Credit, and (y) Issuing Lender the amount, if any, remaining after payment of the amounts applied pursuant to clause (x), and (b) in the event Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of such payment, Administrative Agent shall distribute to each Revolving Lender (including such Issuing Lender) that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such Revolving Lender’s Pro Rata Share of any interest received by Administrative Agent in respect of that portion of such payment so made by Revolving Lenders for the period from the date on which Issuing Lender was so reimbursed to but excluding the date on which such portion of such payment is reimbursed by Company.

Any such distribution shall be made to a Revolving Lender at the account specified in subsection 2.4C(iii).

3.4                Obligations Absolute.

The obligation of Company to reimburse Issuing Lender for payments under the Letters of Credit issued by it and to repay any Revolving Loans made by Revolving Lenders pursuant to subsection 3.3B and the obligations of Revolving Lenders under subsection 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including any of the following circumstances:

(i)                   any lack of validity or enforceability of any Letter of Credit;

(ii)                 the existence of any claim, set-off, defense or other right which Company or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Lender or other Revolving Lender or any other Person or, in the case of a Revolving Lender, against Company, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Company or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

(iii)              any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)               payment by the applicable Issuing Lender under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit;

(v)                any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries;

(vi)               any breach of this Agreement or any other Loan Document by any party thereto;

(vii)             the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing; or

(viii)            any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to Company or any Subsidiary or in the relevant currency markets generally;

provided, in each case, that payment by Issuing Lender under the applicable Letter of Credit shall not have constituted gross negligence, bad faith or willful misconduct of Issuing Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

3.5                Nature of Issuing Lenders’ Duties.

As between the Borrowers and Issuing Lender, each Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Issuing Lender by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, Issuing Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Lender, including any act or omission by a Government Authority, and none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Lender’s rights or powers hereunder.

In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5, any action taken or omitted by any Issuing Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to the Borrowers.

Notwithstanding anything to the contrary contained in this subsection 3.5, Company shall retain any and all rights it may have against any Issuing Lender for any liability arising out of the gross negligence or willful misconduct of such Issuing Lender, or a material breach of the terms of this Agreement, as determined by a final judgment of a court of competent jurisdiction.

SECTION 4.     CONDITIONS TO LOANS AND LETTERS OF CREDIT

The obligations of Lenders to make Loans and Issuing Lender to issue Letters of Credit hereunder are subject to the satisfaction or waiver of the following conditions.

4.1                Conditions to Initial Revolving Loans and Swing Line Loans.

The obligations of Lenders to make any Revolving Loans and Swing Line Loans to be made on the Closing Date are, in addition to the conditions precedent specified in subsection 4.2 , subject to prior or concurrent satisfaction of the following conditions:

A.                  Loan Party Documents. On or before the Closing Date, Company shall, and shall cause each other Loan Party to, deliver to Lenders or to Administrative Agent the following with respect to Company or such Loan Party, as the case may be, each, unless otherwise noted, dated the Closing Date:

(i)                  copies of the Organizational Documents of such Person, certified by the Secretary of State of its jurisdiction of organization or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of the applicable Loan Party, together with a good standing certificate (or equivalent document, if applicable) from the Secretary of State of its jurisdiction of organization each dated a recent date prior to the Closing Date;

(ii)                copies of the Organizational Documents of each Co-Borrower, certified by an Officer of the Co-Borrower, together with a good standing certificate (or equivalent document, if applicable) from the Secretary of State of its jurisdiction of organization each dated a recent date prior to the Closing Date;

(iii)                resolutions of the Governing Body of such Person approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the Closing Date by the secretary or similar officer, or a duly appointed signatory, of such Person as being in full force and effect without modification or amendment;

(iv)               signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party; and

(v)                executed originals of the Loan Documents to which such Person is a party.

B.                  Fees. Company shall have paid to Administrative Agent, for distribution (as appropriate) to Administrative Agent, the Agents and Lenders, the fees payable on the Closing Date referred to in subsection 2.3.

C.                  Corporate and Capital Structure; Ownership. The corporate organizational structure, capital structure and ownership of Company and its Subsidiaries shall be as set forth on Schedule 4.1C annexed hereto; provided, however, that the ownership of Company shall not be included on such schedule.

D.                  Representations and Warranties; Performance of Agreements. Company shall have delivered to Administrative Agent an Officer’s Certificate, in form and substance reasonably satisfactory to Administrative Agent, to the effect that (i) the representations and warranties in Section 5 are true and correct in all material respects on and as of the Closing Date and that Company shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied in all material respects by it on or before the Closing Date except as otherwise disclosed to and agreed to in writing by Administrative Agent; provided that, if a representation and warranty, covenant or condition is qualified as to materiality, the applicable materiality qualifier set forth in this subsection 4.1D shall be disregarded with respect to such representation and warranty, covenant or condition for purposes of this condition, (ii) no Potential Event of Default or Event of Default exists, (iii) there does not exist any pending or ongoing, action, suit, investigation, litigation or proceeding in any court or before any other Government Authority to prevent the making of the Loans under this Agreement and (iv) the Loan Parties are in pro forma compliance with each of the initial financial covenants set forth in Section 7.6 (as evidenced through detailed calculations of such financial covenants on a schedule to such certificate) as of the last day of the month ending at least twenty (20) days preceding the Closing Date.

E.                   Financial Statements; Pro Forma Balance Sheet; Projections. On or before the Closing Date, Lenders shall have received from Company (i) the audited and unaudited financial statements of Company and its Subsidiaries described in Schedule 5.3, (ii) a pro forma balance sheet of the Company and its Subsidiaries as of the last day of the month that ended at least twenty (20) days prior to the Closing Date and (iii) projected financial statements (including balance sheets and income and cash flow statements) for the five-year period after December 31, 2012.

F.                   Opinions of Counsel to Loan Parties. Lenders shall have received executed copies of one or more favorable written opinions of (i) Bingham McCutchen LLP, counsel for Loan Parties and (ii) Rossway Moore Swan, P.L., special Florida counsel for Loan Parties, each dated as of the Closing Date and reasonably satisfactory to Administrative Agent and as to such matters as Administrative Agent acting on behalf of Lenders may reasonably request.

G.                 Solvency Assurances. On the Closing Date, Administrative Agent and Lenders shall have received an Officer’s Certificate of Company dated the Closing Date, substantially in the form of Exhibit VII annexed hereto and with appropriate attachments, demonstrating that, after giving effect to the consummation of the transactions contemplated by the Loan Documents, Company and all of its Subsidiaries on a consolidated basis will be Solvent.

H.                  Evidence of Insurance. Administrative Agent shall have received a certificate (together with endorsements) from Company’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to subsection 6.4 is in full force and effect and that Administrative Agent on behalf of Lenders has been named as additional insured and/or loss payee thereunder to the extent required under subsection 6.4.

I.                    Necessary Governmental Authorizations and Consents; Expiration of Waiting Periods, Etc. Company shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Loan Documents and the continued operation of the business conducted by Company and its Subsidiaries in substantially the same manner as conducted prior to the Closing Date.  Each such Governmental Authorization and consent shall be in full force and effect, except in a case where the failure to obtain or maintain a Governmental Authorization or consent, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending.

J.                    Security Interests in Personal Property. Administrative Agent shall have received evidence reasonably satisfactory to it that Company and Subsidiary Guarantors shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clauses (ii), (iii) and (iv) below) that may be necessary in the reasonable opinion of Administrative Agent in order to create in favor of Administrative Agent, for the benefit of the Secured Parties, a valid and (upon such filing and recording) perfected First Priority security interest in the Collateral.  Such actions shall include the following:

(i)                  Stock Certificates and Instruments.  Delivery to Administrative Agent of (a) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Administrative Agent) representing all Capital Stock required to be pledged pursuant to the Security Agreement and (b) all promissory notes or other instruments (duly endorsed, where appropriate, in a manner satisfactory to Administrative Agent) evidencing any Collateral, unless otherwise consented to by Administrative Agent in its sole discretion;

(ii)                 Lien Searches and UCC Termination Statements.  Delivery to Administrative Agent of (a) the results of a recent search, satisfactory to Administrative Agent, of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal property of any Loan Party, to the extent applicable, together with copies of all such filings disclosed by such search, and (b) duly completed UCC termination statements, and authorization of the filing thereof from the applicable secured party, as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement).

(iii)               UCC Financing Statements. Delivery to Administrative Agent of duly completed UCC financing statements with respect to all personal property Collateral of such Loan Party, for filing in all jurisdictions as may be necessary in the reasonable opinion of Administrative Agent to perfect the security interests created in such Collateral pursuant to the Collateral Documents; and

(iv)               IP Filing Office Documentation. Delivery to Administrative Agent of all documents or instruments required to be filed with any IP Filing Office in order to create or perfect Liens in respect of any IP Collateral or evidence the interest of Administrative Agent and Lenders therein, in the United States, together with releases duly executed (if necessary) of security interests by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective filings in any IP Filing Office in respect of any IP Collateral (other than any such filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement).  Notwithstanding anything herein or in any other Loan Document to the contrary, Company and the Subsidiary Guarantors shall not have any obligation to file any security agreements or notices thereof with respect to, or to perfect any security interest of Administrative Agent in, any IP Collateral in any jurisdiction other than the United States of America.

K.                 Matters Relating to Existing Indebtedness of Company and its Subsidiaries.  On the Closing Date, Company and its Subsidiaries shall have (i) repaid in full all Indebtedness under the Existing Credit Agreement, (ii) terminated any commitments to lend or make other extensions of credit thereunder and (iii) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing Indebtedness or other obligations of Company and its Subsidiaries thereunder.

L.                   Patriot Act Compliance. Administrative Agent shall have received, prior to the Closing Date, all documentation and other information required by bank regulatory authorities under the applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

4.2                Conditions to All Loans.

The obligation of each Lender to make its Loans on each Funding Date are subject to the following further conditions precedent:

A.                 Administrative Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, a duly executed Notice of Borrowing, in each case signed by a duly authorized Officer of the applicable Borrower.

B.                  As of that Funding Date:

(i)                   The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date; provided, that, if a representation and warranty is qualified as to materiality, the materiality qualifier set forth in this subsection 4.2B(i) shall be disregarded with respect to such representation and warranty for purposes of this condition;

(ii)                 No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default; and

(iii)                In the case of any Loan to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of

Administrative Agent or the Requisite Lenders would make it impracticable for such Loan to be denominated in the relevant Alternative Currency.

4.3                Conditions to Letters of Credit.

The issuance of any Letter of Credit by Issuing Lender hereunder is subject to the following conditions precedent:

A.                  On or before the date of issuance of the initial Letter of Credit pursuant to this Agreement, the initial Loans shall have been made.

B.                  On or before the date of issuance of such Letters of Credit, Administrative Agent shall have received, in accordance with the provisions of subsection 3.1B(i), an originally executed Request for Issuance (or a facsimile or emailed copy thereof) in each case signed by a duly authorized Officer of Company and such other documents or information as the Issuing Lender may reasonably require in connection with the issuance of such Letters of Credit.

C.                  On the date of issuance of such Letter of Credit, all conditions precedent described in subsections 4.2B(i) and 4.2B(ii) shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.

D.                  In the case of any Letter of Credit to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of Administrative Agent or Issuing Lender would make it impracticable for such Letter of Credit to be denominated in the relevant Alternative Currency.

SECTION 5.     COMPANY’S REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to make the Loans, to induce Issuing Lenders to issue Letters of Credit and to induce Revolving Lenders to purchase participations therein, each Borrower represents and warrants to each Lender:

5.1                Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.

A.                 Organization and Powers. Each Borrower is an entity duly organized or formed, validly existing and in good standing (where applicable) under the laws of the jurisdiction of its incorporation or organization.  Each Borrower has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

B.                  Qualification and Good Standing. Each Borrower is qualified to do business and in good standing (where applicable) and validly existing (where applicable) in every jurisdiction wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect.

C.                  Subsidiaries.  As of the Closing Date and each date that the financial statements referenced in subsections 6.1(ii) and 6.1(iii) are delivered, all of the Subsidiaries of Company and their jurisdictions of organization are identified in Schedule 5.1 annexed hereto, as said Schedule 5.1 may be supplemented from time to time pursuant to the provisions of subsection 6.1(xiii).  The Capital Stock of (i) each of the Domestic Subsidiaries of Company identified in Schedule 5.1  annexed hereto (as so supplemented) is duly authorized, validly issued, fully paid and nonassessable and (ii) each of the Foreign Subsidiaries of Company identified in Schedule 5.1 annexed hereto (as so supplemented) is duly authorized and validly issued.  Each of the Subsidiaries of Company identified in Schedule 5.1 annexed hereto (as so supplemented) is duly organized, validly existing and/or, where applicable, in good standing under the laws of its respective jurisdiction of organization or formation set forth therein, has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing (where applicable) in every jurisdiction wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such power and authority could not reasonably be expected to result in a Material Adverse Effect. Schedule 5.1 annexed hereto (as so supplemented) correctly sets forth the ownership interest of Company and each of its Subsidiaries in each of the Subsidiaries, joint ventures and partnerships of Company identified therein.  As of the Closing Date, the Material Domestic Subsidiaries of Company are as set forth on Schedule 5.1C.

5.2                Authorization of Borrowing, etc.

A.                  Authorization of Borrowing.  The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

B.                  No Conflict.  The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Company or any Loan Party, (ii) violate any provision of the Organizational Documents of Company or any Loan Party, (iii) violate any order, judgment or decree of any court or other Government Authority binding on Company or any Loan Party, (iv) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Company or any Loan Party, (v) result in or require the creation or imposition of any Lien upon any of the properties or assets of Company or any Loan Party (other than any Liens created under any of the Loan Documents in favor of Administrative Agent (for the benefit of the Secured Parties) or otherwise permitted by this Agreement) or (vi) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Company or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders and except, in the case of clauses (i), (iii) and (iv), to the extent such violation or conflict could not reasonably be expected to result in a Material Adverse Effect.

C.                  Governmental Consents. The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any Governmental Authorization except those as have been obtained or made and are in full force and effect and those the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect.

D.                 Binding Obligation.  Each of the Loan Documents has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws relating to or affecting creditors’ rights generally or by equitable principles relating to enforceability (whether considered in a proceeding in equity or at law).

E.                   Compliance with Laws.  Each of the Loan Parties is in compliance with all Requirements of Law, organizational documents, government permits and government licenses except to the extent such non-compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

F.                   Use of Proceeds.  The proceeds of Revolving Loans and Swingline Loans shall be used by the Borrowers solely to the extent permitted by Section 2.5.

5.3                Financial Condition.

Company has heretofore delivered to Administrative Agent the financial statements and information set forth in Schedule 5.3.  All such statements other than pro forma financial statements were prepared in conformity with IFRS and fairly present, in all material respects, the financial position (on a consolidated basis, to the extent indicated on such Schedule) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis, to the extent indicated on such Schedule) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments and the absence of footnotes.

5.4                No Material Adverse Change; No Restricted Junior Payments.

Since June 30, 2012, no event or change has occurred that has resulted in or evidences, either in any case or in the aggregate, a Material Adverse Effect.  Neither Company nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted by subsection 7.5.  To the knowledge of an Officer of the Company, no Internal Control Event is occurring.

5.5                 Title to Properties; Liens; Real Property; Intellectual Property.

A.                 Title to Properties; Liens.  Company and its Subsidiaries have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid license rights in (in the case of license rights in Intellectual Property) or (iv) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in subsection 5.3 or in the most recent financial statements delivered pursuant to subsection 6.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection 7.7, and except for such irregularities or deficiencies in title which individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect or materially diminish the value of any material portion of the Collateral.  Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

B.                  Real Property.  As of the Closing Date, Schedule 5.5B annexed hereto contains a true, accurate and complete list of (i) all fee interests in any Real Property Assets and (ii) all material leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof), if any, affecting each Real Property Asset, regardless of whether a Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment.  As of the Closing Date, except as specified in Schedule 5.5B annexed hereto, each agreement listed in clause (ii)  of the immediately preceding sentence is in full force and effect and Company does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws relating to or affecting creditors’ rights generally or by equitable principles (whether considered in a proceeding in equity or at law).

C.                   Intellectual Property.  As of the Closing Date, to the knowledge of Company or any of its Subsidiaries, Company and its Subsidiaries own or have the right to use, all Intellectual Property used in the conduct of their business, except where the failure to own or have such right to use in the aggregate could not reasonably be expected to result in a Material Adverse Effect.  To the knowledge of Company or any of its Subsidiaries, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or enforceability of any such Intellectual Property, nor does Company know of any valid basis for any such claim, except for such claims that in the aggregate could not reasonably be expected to result in a Material Adverse Effect.  To the knowledge of Company or any of its Subsidiaries, as of the Closing Date, the use of such Intellectual Property by Company and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  All United States registrations of and United States applications for material Intellectual Property owned by any Loan Party, and all material, exclusive license agreements under which the Loan Parties license United States registered or applied for Intellectual Property of third parties material to the conduct of their business, in each case, on the Closing Date are listed on Schedule 5.5C  annexed hereto.

D.                 Collateral Documents.  Subject to legal reservations, the Collateral Documents create valid and enforceable security interests in, and Liens on, the Collateral purported to be covered thereby.  Except as set forth in the Collateral Documents, such security interests and Liens are currently (or will be, upon (a) the filing of appropriate financing statements with the Secretary of State of the state of incorporation or organization for each Loan Party, the filing of appropriate assignments or notices with the United States Patent and Trademark Office and the United States Copyright Office, in each case in favor of the Administrative Agent, on behalf of the Lenders, (b) the filing of appropriate documents with each corporate, intellectual property, real estate or other public register in the applicable Relevant Jurisdictions, (c) delivery of notices of charge, assignment or other Liens to third parties and (d) the Administrative Agent obtaining control or possession over those items of Collateral in which a security interest is perfected through control or possession) perfected security interests and Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, prior to all other Liens other than Liens permitted hereunder.

5.6                Litigation; Adverse Facts; Labor Matters; Insurance.

(i)                  There are no Proceedings (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity, or before or by any court or other Government Authority (including any Environmental Claims) that are pending or, to the knowledge of Company, threatened against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  Neither Company nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or other Government Authority that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(ii)                 Except as set forth on Schedule 5.6 as of the Closing Date, (a) there are no collective bargaining agreements covering the employees of the Loan Parties or any of their Subsidiaries as of the Closing Date and none of the Loan Parties or their Subsidiaries (I) has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years or (II) has knowledge of any potential or pending strike, walkout or work stoppage, (b) no unfair labor practice complaint is pending against any Loan Party or any of its Subsidiaries and (c) there are no strikes, walkouts, work stoppages or other material labor difficulty pending or threatened against any Loan Party, in each case which could reasonably be expected to result in a Material Adverse Effect.

(iii)               The insurance coverage of the Loan Parties and their Subsidiaries complies in all material respects with the requirements set forth in Section 6.4B.

5.7                Payment of Taxes.

Except to the extent permitted by subsection 6.3, all tax returns and reports of Company and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Company knows of no material proposed tax assessment against Company or any of its Subsidiaries that is not being actively contested by Company or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with IFRS shall have been made or provided therefor.

5.8                Performance of Agreements; Material Contracts.

Neither Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to result in a Material Adverse Effect.

5.9                Governmental Regulation.

Neither Company nor any of its Subsidiaries is an “investment company,” or an “affiliated company” or a “principal underwriter” of an “investment company” as such terms are defined in the Investment Company Act of 1940.

5.10              Securities Activities.

A.                  Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

B.                   No part of the proceeds of the Loans made to any Borrower will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose, in each case, that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

5.11  Employee Benefit Plans.

A.                  Company, each of its Subsidiaries and each of their respective ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan that is not a Multiemployer Plan, and have performed all their material obligations under each Employee Benefit

Plan.  Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has been determined by the Internal Revenue Service to be so qualified in form, as evidenced by a current determination letter, and Company and each of its Subsidiaries and ERISA Affiliates are not aware of any facts pertaining to the operation of any such Employee Benefit Plan that would be expected to result in disqualification of any such plan.

B.                  No ERISA Event has occurred or is reasonably expected to occur except for such ERISA Events that could not reasonably be expected to result in a Material Adverse Effect.

C.                  Except to the extent required under Section 4980B of the Internal Revenue Code or except as set forth in Schedule 5.11 annexed hereto, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Company or any of its Domestic Subsidiaries, other than Employee Benefit Plans that have been taken into account in developing the FAS 106 cost figure disclosed to Lenders.

D.                  As of the most recent annual valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001 (a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), would not, were Company or its Subsidiaries to be required to immediately fund such unfunded benefit liabilities on a plan termination basis, have a Material Adverse Effect.

E.                   As of the most recent annual valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Company, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, would not, were Company or its Subsidiaries to be required to immediately fund such liabilities, have a Material Adverse Effect.

5.12             Certain Fees.

No broker’s or finder’s fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, and each Borrower hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

5.13            Environmental Protection.

(i)                  neither Company nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (a) any Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(ii)                neither Company nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law, except that have been fully resolved or are not likely to result in a Material Adverse Effect.

(iii)               there are and, to Company’s knowledge, have been no conditions, occurrences, or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(iv)               Company has an environmental management system that demonstrates a commitment to environmental compliance and guides each of its Subsidiaries’ operations on (a) preparing and updating written procedures covering material regulatory areas, (b) document compliance, (c) tracking changes in applicable Environmental Laws and modifying operations to comply with new requirements thereunder, (d) training employees to comply with applicable environmental requirements and updating such training as necessary, (e) investigating environmental incidents and implementing improvement actions and (f) performing regular internal compliance audits and ensuring correction of any incidents of non-compliance detected by means of such audits.

(v)                compliance with all requirements pursuant to or under Environmental Laws would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

5.14            Solvency.

The Loan Parties, taken as a whole, are and, upon the incurrence of any Obligations by the Loan Parties on any date on which this representation is made, will be, (taking into account any and all rights of contribution of each Loan Party) Solvent.

5.15            Matters Relating to Collateral; Absence of Third-Party Filings.

Except such as may have been filed in favor of Administrative Agent (for the benefit of the Secured Parties) as contemplated by the Collateral Documents and to evidence permitted lease obligations and other Liens permitted pursuant to subsection 7.2A, (i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office and (ii) no effective filing covering all or any part of the IP Collateral is on file in any IP Filing Office (or any similar office in a Relevant Jurisdiction).

5.16             Disclosure.

No representation or warranty of Company or any of its Subsidiaries contained in any Loan Document or in any other document or certificate furnished (in each case as modified or supplemented by other information so furnished) to Lenders by or on behalf of Company or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement at the time furnished contains any untrue statement of a material fact or omits to state a material fact (known to Company, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein, taken as a whole, not materially misleading in light of the circumstances in which the same were made.  Any projections, pro forma financial information and other written information of general economic nature contained in such materials are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Lenders that (i) any such projections are subject to significant uncertainties and contingencies, many of which are beyond the Company’s control, (ii) no assurance is given by the Company that such projections will be realized, and (iii) such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.  As of the date hereof, there are no facts known to Company (other than effects resulting from changes of a general economic nature or in legal standards or regulatory conditions) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in the Loan Documents.

5.17            Foreign Assets Control Regulations, etc.

To the knowledge of Company, neither the making of the Loans to, or issuance of Letters of Credit on behalf of, Company nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.  Without limiting the foregoing, neither Company nor any of its Subsidiaries and, to the knowledge of Company, none of its Affiliates (a) is (or will become) a Sanctioned Person or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any Sanctioned Person in violation of any Sanctions Laws. Company and its Subsidiaries and, to the knowledge of Company, its Affiliates are in compliance, in all material respects, with the Patriot Act.  None of the Loan Parties or their Subsidiaries or, to the knowledge of Company, their respective Affiliates is in violation of any Sanctions Laws.

5.18            Representations as to Foreign Obligors.

Each of Company and each other Foreign Obligor (for itself) represents and warrants to Administrative Agent and the Lenders that:

(i)                   Such Foreign Obligor is subject to civil and commercial laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Obligor, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts.  Neither such Foreign Obligor nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.

(ii)                 The Applicable Foreign Obligor Documents are in proper legal form under the laws of the jurisdiction in which such Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents.  It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax or duty be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (x) any such filing, registration, recording, execution or notarization as has been made or will be made in accordance with this Agreement or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced and (y) any charge, duty or tax as has been timely paid.

(iii)               There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Government Authority in or of the jurisdiction in which such Foreign Obligor is organized and existing either (x) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents or (y) on any payment to be made by such Foreign Obligor pursuant to the Applicable Foreign Obligor Documents; or (z) the transfer of title, ownership or the enforcement of any Lien under, or in respect of any asset secured pursuant to, the Collateral Documents.

(iv)               For the purposes of the Council Regulation (EC) N° 1346/2000 of 29 May 2000 on insolvency proceedings (the “EU Regulation”) or, for insolvency proceedings opened after 26 June 2017, Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast) (the “Regulation (recast)”)), in relation to any Foreign Obligor which is incorporated in a member state of the European Union, such Foreign Obligor’s center of main interest (as that term is used in Article 3(1) of the EU Regulation or, for insolvency proceedings opened after 26 June 2017, the Regulation (recast)) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) of the EU Regulation or, for insolvency proceedings opened after 26 June 2017, in article 2, point (10) of the Regulation (recast)) in any jurisdiction other than its jurisdiction of incorporation.

5.19             Senior Debt Status; No Burdensome Restrictions.

The Obligations constitute “Senior Indebtedness”, “Designated Senior Indebtedness” or any similar designation under and as defined in any agreement governing any subordinated indebtedness and the subordination provisions set forth in each such agreement are legally valid and enforceable against the parties thereto.  None of the Loan Parties or their Subsidiaries is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.20            Employee Matters.

(i)                 Neither Company nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect.

(ii)                There is (a) no unfair labor practice complaint pending against Company or any of its Subsidiaries, or to the best knowledge of Company, threatened against any of them before an ombudsman, works council or other tribunal in any Relevant Jurisdiction, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Company or any of its Subsidiaries or to the best knowledge of Company, threatened against any of them, (b) no strike or work stoppage in existence, or to the best knowledge of Company, threatened involving Company or any of its Subsidiaries, and (c) to the best knowledge of Company, no union representation question existing with respect to the employees of Company or any of its Subsidiaries and, to the best knowledge of Company, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

SECTION 6.     COMPANY’S AFFIRMATIVE COVENANTS

Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than (x) Unasserted Obligations and (y) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) and the cancellation or expiration of all Letters of Credit (other than Letters of Credit as to which other arrangements with respect thereto satisfactory to Administrative Agent and Issuing Bank shall have been made), unless Requisite Lenders shall otherwise give prior written consent,

Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1                Financial Statements and Other Reports.

Company will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with IFRS.  Company will deliver to Administrative Agent for the benefit of Lenders:

(i)                  Events of Default, etc.:  promptly upon any officer of Company obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice (other than to Administrative Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default or (b) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officer’s Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

(ii)                Quarterly Financials:  as soon as available and in any event within forty-five (45) days after the end of each Fiscal Quarter, copies of the unaudited condensed consolidated and consolidating balance sheet of Company and its Subsidiaries as at the end of such Fiscal Quarter and the related unaudited condensed consolidated and consolidating statements of income and cash flows of Company and its Subsidiaries for such Fiscal Quarter (with respect to condensed consolidated and consolidating statements of income) and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and (a) certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, prepared in accordance with IFRS and (b) including management discussion and analysis of operating results inclusive of operating metrics in comparative form;

(iii)               Year-End Financials:  as soon as available and in any event (a) upon the earlier of (A) one-hundred twenty (120) days after the end of each Fiscal Year (beginning with the Fiscal Year ending December 31, 2015) and (B) the filing of Company’s Form 20-F for such Fiscal Year with the Securities and Exchange Commission of the United States, the consolidated balance sheet of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (b) within one-hundred twenty (120) days after the end of each Fiscal Year (beginning with the Fiscal Year ending December 31, 2015) the consolidated and consolidating balance sheet of the Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of income and cash flows of the Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of the Company that they fairly present, in all material respects, the financial condition of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated (which shall include bridge financial statements to the audited statements delivered pursuant to clause (a)), and (c) in connection with the delivery of the financial statements referred to in clause (a), a report thereon of an independent registered public accounting firm of recognized national standing selected by Company, which report shall be unqualified, shall express no doubts, assumptions or qualifications (whether in the opinion itself or in any explanatory paragraph within such report) concerning the ability of Company and its Subsidiaries to continue as a going concern, and shall state that such consolidated and consolidating financial statements fairly present, in all material respects, the consolidated and consolidating financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated prepared in accordance with International Financial Reporting Standards (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated and consolidating financial statements has been made in accordance with standards of the Public Company Accounting Oversight Board (United States); provided that posting of such information on the EDGAR Website shall constitute delivery for purposes of this subsection 6.1(iii) to the extent such posting provides all information required by this clause (iii) including consolidating financial statements;

(iv)               Compliance Certificates:  together with each delivery of financial statements pursuant to subdivision (ii) above, (a) an Officer’s Certificate of Company stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take with respect thereto; (b) a Compliance Certificate (which delivery may, unless Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or electronic mail and shall be deemed to be an original authentic counterpart thereof for all purposes) (1) demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the financial covenants contained in Section 7.6, in each case to the extent compliance with such restrictions is required to be tested at the end of the applicable accounting period and (2) which shall include the amount of all Restricted Junior Payments made pursuant to subsection 7.5(vi) during the applicable accounting period; and (c) a certificate of the Company demonstrating in reasonable detail that the Aggregate Sales Percentage as of the end of the applicable period was not less than 80% and the Aggregate Asset Percentage as of the end of the applicable period was not less than 70%.

(v)                Reconciliation Statements:  if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 5.3  (including any determination by Company referred to in the last paragraph of subsection 2.2(A)), the consolidated financial statements of Company and its Subsidiaries delivered pursuant to subdivisions (ii), (iii) or (xi) of this subsection 6.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, if requested (and to the extent requested) by Administrative Agent in the exercise of its reasonable credit judgment, (a) together with the first delivery of financial statements pursuant to subdivision (ii), (iii) or (xi) of this subsection 6.1 following such change, consolidated financial statements (or the relevant portions thereof ) of Company and its Subsidiaries for (y) the current Fiscal Year to the effective date of such change and (z) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements pursuant to subdivision (ii), (iii)  or (xi) of this subsection 6.1 following such change, if required pursuant to subsection 1.2, a written statement of the chief accounting officer or chief financial officer of Company setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in subsection 7.6) which would have resulted if such financial statements had been prepared without giving effect to such change;

(vi)               Accountants’ Reports: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all material reports submitted to Company by the independent registered public accounting firm in connection with each annual, interim or special audit of the financial statements of Company and its Subsidiaries made by such independent registered public accounting firm, including any comment letter submitted by such independent registered public accounting firm to management in connection with their annual audit;

(vii)             Public Filings and Press Releases:  promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Company to its security holders or by any Subsidiary of Company to its security holders other than Company or another Subsidiary of Company, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, (c) all press releases and other statements made available generally by Company or any of its Subsidiaries to the public concerning material developments in the business of Company or any of its Subsidiaries, and (d) any earnings announcement or similar statement of the Company and its Subsidiaries made available generally by the Company or any of its Subsidiaries to the public; provided that posting of such information on the EDGAR Website (or, in the case of press releases, posting on Company’s website on the Internet at the website address www.glbsm.com, www.ferroglobe.com or another website address provided by Company in a written notice to Administrative Agent) shall constitute delivery for purposes of this subsection 6.1(vii);

(viii)            Litigation or Other Proceedings:  within fifteen (15) Business Days of any Officer of Company obtaining knowledge of (1) the institution of, or non-frivolous written threat of, any Proceeding against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries not previously disclosed in writing by Company to Administrative Agent or (2) any material development in any Proceeding that, in any case:

(x)                 if adversely determined, after giving effect to the coverage and policy limits of insurance policies issued to Company and its Subsidiaries could reasonably be expected to result in a Material Adverse Effect; or

(y)                seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters;

(x)                 ERISA Events:  promptly upon an Officer becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event which could reasonably be expected to result in a Material Adverse Effect, a written notice specifying the nature thereof, what action Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(xi)                ERISA Notices:  with reasonable promptness, copies of (a) all notices received by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event which could reasonably be expected to result in a Material Adverse

Effect; and (b) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(xii)              Financial Plans:  promptly after approved by the Company’s board of directors and in any event no later than 60 days after the beginning of each Fiscal Year, projections of Company and its Subsidiaries prepared on a monthly basis for such Fiscal Year, in substantially the same form and substance as the projections delivered to Administrative Agent prior to the Closing Date;

(xiii)             New Subsidiaries:  (a) immediately upon any Person becoming a Material Subsidiary of Company after the Closing Date and (b) with respect to any other Subsidiaries of the Company formed after the date hereof, concurrently with the delivery of the financial statements referenced in subsections 6.1(ii)  and 6.1(iii), a written notice setting forth with respect to such Person (x) the date on which such Person became a Subsidiary of Company and (y) all of the data required to be set forth in Schedule 5.1 annexed hereto with respect to all Subsidiaries of Company (it being understood that such written notice shall be deemed to supplement Schedule 5.1 annexed hereto for all purposes of this Agreement);

(xiv)            Patriot Act, Etc.:  with reasonable promptness, information to confirm compliance with the representations contained in subsection 5.17 reasonably requested by any Lender through Administrative Agent;

(xv)              Senior Notes:  promptly, any notices of (A) material events given to the holders of the Senior Notes and (B) any amendments, modifications or waivers to the Senior Notes or the Senior Note Indenture;

(xvi)            Monthly Financials:  as soon as available and in any event within forty-five (45) days after the end of each fiscal month (other than any fiscal month that is the last fiscal month of any Fiscal Quarter and/or Fiscal Year), copies of the unaudited condensed consolidated balance sheet of Company and its Subsidiaries as at the end of such month and the related unaudited condensed consolidated statements of income of Company and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case (beginning with the monthly statements for March 2018) in comparative form the corresponding figures for the corresponding periods of the previous year, all in reasonable detail, certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations for the periods indicated, prepared in accordance with IFRS;

(xvii)           Conference Call.  if requested by any of the Lenders, within ten (10) days of the delivery of the quarterly financial statements referred to in Section 6.1(ii), the management of the Company shall host a conference call for the Lenders to discuss such financial statements.  No fewer than three days prior to each conference call, the Company shall notify the Lenders of the time and date of such conference call and shall provide each Lender with access instructions to such conference call; and

(xviii)          Other Information:  with reasonable promptness, such other information with respect to the operation, business affairs and financial condition of Company or any of its Subsidiaries as from time to time may be reasonably requested by any Lender acting through Administrative Agent.

6.2                Existence, Etc.

Except as permitted under subsection 7.7, Company will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence in the jurisdiction of organization specified on Schedule 5.1 and all rights and franchises material to its business; provided, however that neither Company nor any of its Subsidiaries shall be required to preserve any such right or franchise if Company or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of Company or such Subsidiary, as the case may be, and that the loss thereof would not in the aggregate have a Material Adverse Effect.

6.3                Payment of Taxes and Claims; Tax.

A.                 Company will, and will cause each of its Subsidiaries to, pay all material taxes, assessments and other material governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such tax, assessment, charge or claim need be paid if (x) it is being contested in good faith by appropriate proceedings, so long as (i) such reserve or other appropriate provision, if any, as shall be required in conformity with IFRS shall have been made therefor and (ii) in the case of a tax, assessment, charge or claim which has or may become a Lien against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim or (y) the failure to pay could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

B.                  Company will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Company or any of its Subsidiaries).

6.4                Maintenance of Properties; Insurance.

A.                 Maintenance of Properties.  Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material tangible properties used or useful in the business of Company and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof all as in the judgment of Company or such Subsidiary may be necessary so that the business carried on in connection therewith may be properly conducted at all times; provided that nothing in this subsection 6.4A shall prevent (i) Company or any of its Subsidiaries from discontinuing the operation and maintenance of any of its tangible properties if such discontinuance is, in the judgment of Company or such Subsidiary, desirable in the conduct of its business and that does not in the aggregate have a Material Adverse Effect or (ii) any Company or any of its Subsidiaries from consummating any transaction permitted by this Agreement.

B.                  Insurance.  Company will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.  Without limiting the generality of the foregoing, Company will maintain or cause to be maintained replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses.  Each such policy of insurance shall (a) name Administrative Agent for the benefit of Lenders as an additional insured thereunder as its interests may appear with respect to liabilities of the Loan Parties and (b) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to Administrative Agent, that names Administrative Agent for the benefit of Lenders as the loss payee thereunder for any covered loss with respect to the properties of the Loan Parties in excess of $5,000,000 and provides for at least 30 days prior written notice to Administrative Agent of any modification or cancellation of such policy.  In connection with the renewal of each such policy of insurance, Company promptly shall deliver to Administrative Agent a certificate from Company’s insurance broker or other evidence reasonably satisfactory to Administrative Agent that Administrative Agent on behalf of Lenders has been named as additional insured and/or loss payee thereunder, to the extent provided above.

6.5                Inspection Rights; Lender Meeting.

A.                  Inspection Rights.  Subject to requirements of applicable law and to the rights of tenants or licensees of such property, Company shall, and shall cause each of its Subsidiaries to, permit Lenders, through Administrative Agent or its designated representatives or, after the occurrence and during the continuance of an Event of Default, any authorized representatives designated by any Lender to visit and inspect any of the properties of Company or of any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records and shareholder or debt instruments registers (provided, that such information shall be handled in accordance with subsection 10.18 hereof), and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Company may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours not more than once in any Fiscal Year or at any time or from time to time following the occurrence and during the continuation of an Event of Default.

B.                  Lender Meeting.  Company will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Company’s principal offices (or at such other location as may be agreed to by Company and Administrative Agent) at such time as may be agreed to by Company and Administrative Agent.

6.6                Compliance with Laws, etc.

Company shall comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Government Authority (including all Environmental Laws, Anti-Corruption Laws and Sanctions Laws), except where noncompliance could not reasonably be expected to result in a Material Adverse Effect.

6.7                Environmental Matters.

A.                  Environmental Disclosure.  Company will deliver to Administrative Agent and Lenders:

(i)                  Environmental Audits and Reports.  As soon as practicable following receipt thereof, copies of all material environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Company or any of its Subsidiaries or by independent consultants, Government Authorities or any other Persons, with respect to significant environmental matters at any Facility that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or with respect to any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(ii)                 Notice of Certain Releases, Remedial Actions, Etc.  Promptly upon the occurrence thereof, written notice describing in reasonable detail (a) any remedial action taken by Company or any other Person in response to (1) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (b) Company’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws that could reasonably be expected to have a Material Adverse Effect.

(iii)               Written Communications Regarding Environmental Claims, Releases, Etc.  As soon as practicable following the sending or receipt thereof by Company or any of its Subsidiaries regarding any matter that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, a copy of any and all written communications with respect to (a) any Environmental Claims, (b) any Release required to be reported to any Government Authority, and (c) any request for information from any Government Authority that suggests such Government Authority is investigating whether Company or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity.

(iv)               Notice of Certain Proposed Actions Having Environmental Impact.  Prompt written notice describing in reasonable detail (a) any proposed acquisition of stock, assets, or property by Company or any of its Subsidiaries that could reasonably be expected to (1) expose Company or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect or (2) affect the ability of Company or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations of which the failure to maintain could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect and (b) any proposed action to be taken by Company or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Company or any of its Subsidiaries to any additional obligations or requirements under any Environmental Laws that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

B.                   Company’s Actions Regarding Hazardous Materials Activities, Environmental Claims and Violations of Environmental Laws.

Company shall as promptly as practicable under the circumstances take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by Company or its Subsidiaries that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against Company or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect; provided, that nothing in this subsection shall preclude Company from (x) contesting in good faith such alleged violations of applicable Environmental Laws or (y) asserting reasonable defenses to such Environmental Claims.

6.8                Execution of Subsidiary Guaranty and Personal Property Collateral Documents After the Closing Date.

Subject, in all cases, to the Agreed Guaranty Principles and the Agreed Security Principles:

A.                  Execution of Subsidiary Guaranty and Personal Property Collateral Documents.  In the event that any Subsidiary of Company existing on the Closing Date that has not previously executed the Subsidiary Guaranty hereafter becomes a Material Domestic Subsidiary, or in the event that any Person becomes a Material Domestic Subsidiary of Company after the date hereof, and, in each case, such Subsidiary is not prohibited from guaranteeing or providing security for the Obligations by either (x) applicable law or (y) solely with respect to (i) a Person that becomes a Subsidiary of Company after the Closing Date pursuant to (a) a Permitted Acquisition or (b) an Investment in a Joint Venture (provided that such Investment is permitted pursuant to subsection 7.3 hereof) or (ii) Subsidiaries of Company on the Closing Date that are not Material Subsidiaries, legally valid contractual restrictions (that, in the case of clause (i)(a) above, existed prior to the date of such Permitted Acquisition and were not created in anticipation of such acquisition or, in the case of clause (ii) above, existed on the Closing Date),  Company will promptly notify Administrative Agent of that fact and cause such Material Domestic Subsidiary (other than a Material Domestic Subsidiary of Globe that is also a Foreign Corporation or is a Subsidiary of a Foreign Corporation) to execute and deliver to Administrative Agent a counterpart of the Subsidiary Guaranty and the Security Agreement and to take all such further actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in subsection 4.1J) as may be necessary or, in the reasonable opinion of Administrative Agent, desirable to create in favor of Administrative Agent, for the benefit of the Secured Parties, a valid and perfected First Priority Lien on all of the personal and mixed property assets of such Material Domestic Subsidiary described in the applicable forms of Collateral Documents.  In addition, as provided in the Security Agreement, Company shall, or shall cause the Subsidiary that owns the Capital Stock of such Material Domestic Subsidiary (provided that the pledge of the Capital Stock of such Subsidiary is not prohibited by (x) applicable law or, (y) solely with respect to (i) a Person that becomes a Subsidiary of Company after the Closing Date pursuant to (a) a Permitted Acquisition or (b) an Investment in a Joint Venture (provided that such Investment is permitted pursuant to subsection 7.3 hereof) or (ii) Subsidiaries of Company on the Closing Date that are not Material Subsidiaries, legally valid contractual restrictions (that, in the case of  clause (i)(a) above, existed prior to the date of such Permitted Acquisition and were not created in anticipation of such acquisition or, in the case of clause (ii) above, existed on the Closing Date), to, execute and deliver to Administrative Agent a supplement to the Security Agreement and to deliver to Administrative Agent all certificates representing such Capital Stock of such Material Domestic Subsidiary (or, in the case of a Material Domestic Subsidiary of Globe that is also a Foreign Corporation, 65% of the Capital Stock of such Subsidiary), accompanied by irrevocable undated stock powers, duly endorsed in blank.

Notwithstanding anything to the contrary contained herein:

(a)  any Person that is a borrower or a guarantor under the Senior Notes (including the French Subsidiary, GFA SAU and the Spanish Subsidiary) shall be required to become a Subsidiary Guarantor hereunder and pledge certain assets as Collateral pursuant to the guaranty and collateral requirements set forth in this Section 6.8A, subject to the Agreed Guaranty Principles and the Agreed Security Principles, and in relation to GFA SAU and the Spanish Subsidiary, and the French Subsidiary, subject to the limitations set out in Sections 6.8A(d) and 6.8A(e), respectively,

(b)  as soon as reasonably practicable after the Third Amendment Effective Date and in any event on or prior to the earlier of June 30, 2017 (or such later date as agreed by the Administrative Agent) and the date falling 60 days after the earlier of (i) the date on which the Company completes the Energy Sale and (ii) the date on which the Energy Sale is terminated, either (x) an entity acquired or formed by the Company or one of its Subsidiaries for purposes of consummating the Energy Sale, which entity will hold assets that are unrelated to the hydro-electric operations of Company (in the event that the

Energy Sale is completed) or (y) FerroAtlántica S.A., a company organized in Spain (in the event that the Energy Sale is not consummated prior to such date), as applicable (such entity, the “Spanish Subsidiary”), shall be required to become a Subsidiary Guarantor hereunder and pledge certain assets as Collateral pursuant to the guaranty and collateral requirements set forth in this Section 6.8A (or enter into such other arrangements acceptable to the Administrative Agent  to provide credit and collateral support),

(c)  in no event shall (i) the Aggregate Sales Percentage be less than 80% at any time or (ii) the Aggregate Asset Percentage be less than 70% at any time, it being understood and agreed that, the Company shall cause additional Subsidiaries (other than any Subsidiary that is a Joint Venture that is restricted from becoming a Subsidiary Guarantor pursuant to the terms of the applicable joint venture agreement) to become Subsidiary Guarantors and pledge certain assets as Collateral to the extent necessary to comply with this clause (c) within sixty (60) days (or such longer period as agreed to by the Administrative Agent in its sole discretion) after such percentages are not satisfied; provided that, FerroPem and GFA SAU shall be included in such calculations from the Third Amendment Effective Date until 60 days following the Third Amendment Effective Date (or such longer period as agreed to by the Administrative Agent in its sole discretion), and

(d)  Limitations on obligations of Foreign Subsidiary Guarantor incorporated in Spain:

Notwithstanding the foregoing and any other provisions of this Agreement, the obligations and liabilities of any Foreign Subsidiary Guarantor incorporated in Spain under this Clause 6 or any other provision of this Agreement, shall be deemed not to be assumed by such Foreign Subsidiary Guarantor incorporated in Spain to the extent that they constitute or may constitute unlawful financial assistance within the meaning of article 150 of the Spanish Companies Law (where the company is a Spanish public company (Sociedad Anónima)) or article 143 of the Spanish Companies Law (where the company is a Spanish limited liability company (Sociedad de Responsabilidad Limitada)). Accordingly, the obligations and liabilities of any Foreign Subsidiary Guarantor incorporated in Spain under this Clause 6 or any other provision of this Agreement shall not include and shall not be extended to any repayment obligations in respect of financing used in or towards the payment of or refinancing of the purchase price or subscription for the shares or quotas in the Foreign Subsidiary Guarantor incorporated in Spain and/or the acquisition of or subscription for the shares or quotas in its controlling corporation directly or indirectly (or, where the company is a Spanish limited liability company (Sociedad de Responsabilidad Limitada), of any company of its group). The guarantee, indemnity and other obligations of any Foreign Subsidiary Guarantor incorporated in Spain incorporated as a Spanish limited liability company (Sociedad de Responsabilidad Limitada) expressed to be assumed by it under the guarantee of any Foreign Subsidiary Guarantor incorporated in Spain shall not include and shall not extend to any obligations which could reasonably be expected to result in a breach of article 401 of the Spanish Capital Companies Act, and

(e) French Guaranty limitations:

(i)                   In the case of a Foreign Subsidiary Guarantor incorporated in France (a “French Guarantor”), its obligations under the French Guaranty and any Loan Document shall apply only insofar as required to:

(A)              guarantee the payment obligations under the Loan Documents of its direct or indirect Subsidiaries which are or become a Loan Party from time to time under this Agreement and which are incurred by those Subsidiaries as Borrowers (if they are not French Loan Parties) or as Borrowers and/or Foreign Subsidiary Guarantors (if they are French Loan Parties); and

(B)               guarantee the payment obligations of other Borrowers or Subsidiary Guarantors which are not direct or indirect Subsidiaries of such French Guarantor, provided that in such case such guarantee shall (1) be limited to the payment obligations of all such other Borrowers or Subsidiary Guarantors under the Loan Documents and (2) not exceed an amount equal to the aggregate of all amounts borrowed by such other Borrowers or Subsidiary Guarantors under this Agreement (either directly in their capacity as Borrowers or indirectly by way of intra group loan(s) made to such other Borrowers or Subsidiary Guarantors directly or indirectly by any other Borrower(s)) and (without double counting) on-lent to such French Guarantor by way of intra-group loan(s), directly or indirectly from such other Borrowers or Subsidiary Guarantors and outstanding from time to time (such amount being the “Maximum Guaranteed Amount”).

(ii)                 Any payment made by a French Guarantor under paragraph (i)(B) above shall reduce pro tanto the outstanding amount of the intra-group loans due by such French Guarantor to that Borrower or Subsidiary Guarantor under the intra-group loans referred to in that paragraph.

(iii)               For the avoidance of doubt, any payment made by a French Guarantor in respect of the payment obligations of a Borrower or a Subsidiary Guarantor referred to in paragraph (i)(B) above shall reduce the relevant Maximum Guaranteed Amount. Notwithstanding any other provision of this Section 6.8 A, the French Guaranty or any other Loan Documents, no French Guarantor shall secure liabilities under any Loan Document which would result in such French Guarantor not complying with French financial assistance rules as set out in article L. 225-216 of the French Commercial Code (Code de commerce) and/or would constitute a misuse of corporate assets within the meaning of article L.241-3, L.242-6 or L.244-1 of the French Commercial Code (Code de commerce) or any other applicable laws or regulations having the same effect, as interpreted by French courts.

(iv)               It is acknowledged that such French Guarantor is not acting jointly and severally with the other Subsidiary Guarantors as to their obligations pursuant to the guarantee given in accordance with this Section 6.8 and any guaranty agreement.

(v)                 The representations and warranties made in Section 5 hereof and any covenants made by any French Guarantor shall be strictly limited to matters related to such French Guarantor and its Subsidiaries.

For the purpose of this clause, “Subsidiary” means, in relation to any company, another company which is controlled by it within the meaning of article L. 233-3 I. of the French Commercial Code (Code de commerce).

B.                  [Reserved].

C.                  Subsidiary Organizational Documents, Legal Opinions, Etc.  Company shall deliver to Administrative Agent, together with such Loan Documents, (i) certified copies of such Subsidiary’s Organizational Documents, together with, if such Subsidiary is a Domestic Subsidiary, a good standing certificate from the Secretary of State of the jurisdiction of its organization and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of such jurisdiction, each to be dated a recent date prior to their delivery to Administrative Agent, (ii) a certificate executed by the secretary or similar officer of such Subsidiary as to (a) the fact that the attached resolutions of the Governing Body of such Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Subsidiary executing such Loan Documents and (iii) a favorable opinion of counsel to such Subsidiary, in form and substance reasonably satisfactory to Administrative Agent and its counsel, as to (a) the due organization and good standing of such Subsidiary, (b) the due authorization, execution and delivery by such Subsidiary of such Loan Documents, (c) the enforceability of such Loan Documents against such Subsidiary and (d) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as Administrative Agent may reasonably request, all of the foregoing to be reasonably satisfactory in form and substance to Administrative Agent and its counsel; provided, that Administrative Agent may agree in its sole discretion, that obtaining any such opinion is impossible, impractical or unreasonably burdensome or expensive, and Administrative Agent may, in its sole discretion, consent to a waiver of the delivery of any such opinion (notwithstanding any provision of subsection 10.6, in acting pursuant to the foregoing proviso, the Lenders hereby authorize Administrative Agent, in its sole discretion and from time to time, to grant such waivers).

D.                  Release of Guaranties, Collateral, etc.  A Loan Party shall automatically be released from its obligations hereunder, under its Guaranty and the other Loan Documents to which it is a party, and any pledge of the Capital Stock of such Loan Party’s Subsidiaries shall be released automatically (to the fullest extent permitted by law), upon (a) certification to the Administrative Agent that such Loan Party is no longer (i) a Material Subsidiary and (ii) after giving effect to the release of such Loan Party as a Guarantor, the Loan Parties shall be in compliance with the Aggregate Sales Percentage and Aggregate Asset Percentage requirements set forth in subsection 6.8A(c) or (b) the consummation of any transaction permitted by this Agreement as a result of which such Loan Party ceases to be a Subsidiary.  In connection with any termination or release pursuant to this Section, the Administrative Agent, on behalf of the Secured Parties, shall execute and deliver (and is hereby authorized by each other Secured Party) to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release.  In addition:

(i)                  FerroPem shall automatically be released from its obligations hereunder and under the French Guaranty and the French Collateral Documents, and any security interests over the Collateral granted by FerroPem shall be released automatically (to the fullest extent permitted by law) in connection with the French Hydro-electric Sale and for the avoidance of doubt, the Administrative Agent, on behalf of the Secured Parties, shall execute and deliver (and is hereby authorized by each other Secured Party) to FerroPem, at FerroPem’s expense, all documents that FerroPem shall reasonably request to evidence such release; provided that, on or prior to the date falling 60 days after the completion of the French Hydro-electric Sale, either (i) FerroPem or (ii) an entity acquired or formed by the Company or one of its Subsidiaries for purposes of consummating the French Hydro-electric Sale (whichever of (i) and (ii) is the entity that will hold the assets held by FerroPem prior to the French Hydro-electric Sale other than the assets disposed of in the French Hydro-electric Sale) executes and delivers a Guaranty and the other Loan Documents to which FerroPem was a party prior to the French Hydro-electric Sale, and grants security interests over the Collateral equivalent or substantively comparable to those granted by FerroPem prior to the French Hydro-electric Sale (to the extent such Collateral has not been disposed of in connection with the French Hydro-electric Sale); and

(ii)                 if the Energy Sale is consummated after June 30, 2017, FerroAtlántica S.A. shall automatically be released from its obligations hereunder and under the Spanish Guaranty and the Spanish Collateral Documents, and any security interests over the Collateral granted by FerroAtlántica S.A. shall be released automatically in connection with the Energy Sale; provided that, on or prior to the date falling 60 days after the completion of the Energy Sale, the entity acquired or formed by the Company or one of its Subsidiaries for purposes of consummating the Energy Sale executes and delivers a Foreign Subsidiary Guaranty and pledges certain assets as Collateral pursuant to the guaranty and collateral requirements set forth in Section 6.8A (or enters into such other arrangements acceptable to the Administrative Agent to provide credit and collateral support).

6.9                Deposit Accounts, Securities Accounts and Cash Management Systems.

Other than with respect to Excluded Accounts, (a) with respect to the Company and each other Domestic Obligor, the Company shall, and shall cause each Domestic Obligor to, use commercially reasonable efforts to enter into on or before the date that is 90 days following (i) the opening of such account or (ii) with respect to accounts existing on the Closing Date, the Closing Date (or, in each case, such longer time as agreed to by the Administrative Agent in its sole discretion) Control Agreements, in form and substance reasonably satisfactory to the Administrative Agent, with respect to each deposit account maintained by such Domestic Obligor (other than deposit accounts held with the Administrative Agent) and (b) with respect to each Foreign Obligor, Company shall, and shall cause each Foreign Obligor to, use commercially reasonable efforts to enter into on or before the date that is 90 days following (i) the opening of such account or (ii) with respect to accounts existing on the Third Amendment Effective Date, the Third Amendment Effective Date (or, in each case, such longer time as agreed to by the Administrative Agent in its sole discretion) Control Agreements, in form and substance reasonably satisfactory to the Administrative Agent, with respect to each deposit account maintained by such Foreign Obligor (other than deposit accounts held with the Administrative Agent) to the extent Control Agreements are customary under the laws of the applicable Relevant Jurisdiction.  Unless an Event of Default has occurred and is continuing, such Loan Parties shall have access to the funds on deposit in such deposit accounts.  After the occurrence and during the continuance of an Event of Default, the Administrative Agent shall be entitled to deliver a notice to any financial institution of its exercise of exclusive control over any such deposit account.

6.10            Approvals and Authorizations.

Company shall maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Government Authority of any Relevant Jurisdiction, and all approvals and consents of each other Person in such jurisdiction, in each case that are material to its business except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.11            Books and Records; Further Assurances; Post-Closing Deliveries.

A.                 Company shall:

(i)                  Keep proper books, records and accounts in which full, true and correct entries in conformity with IFRS and all Requirements of Law shall be made of all dealings and transactions in relation to its businesses and activities.

(ii)                 Upon the reasonable request of the Administrative Agent, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents for filing under the provisions of the UCC or any other Requirement of Law which are necessary or advisable to maintain in favor of the Administrative Agent, for the benefit of the Secured Parties, Liens on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Loan Parties under, the Loan Documents and all applicable Requirements of Law.

(iii)               Cause (i) any actions set forth on Schedule 6.11 annexed hereto to be taken and (ii) each document, certificate or other item set forth on such Schedule 6.11 to be delivered, in each case within the time period specified on such Schedule 6.11 (as such time may be extended by Administrative Agent in its sole discretion) and in form and substance reasonably satisfactory to Administrative Agent.

B.   Within 60 days following the Third Amendment Effective Date (or such longer period as agreed to by the Administrative Agent in its sole discretion), Administrative Agent shall have received from Company:

(i)                  Foreign Collateral Documents.  (a) The French Guaranty and the French Collateral Documents, duly executed by the French Subsidiary or any other Subsidiary of Company which is a shareholder of the French Subsidiary, along with customary certified corporate deliverables and collateral filings required to be made at the French Subsidiary’s expense in accordance with such French Collateral Documents, (b) the Spanish Guaranty and the Spanish Collateral Documents, duly executed by GFA SAU, along with customary certified corporate deliverables and collateral filings required in connection therewith, (c) evidence that the lien on the business concern (fonds de commerce) of FerroPem related to an agreement dated 1 August 2013 has been released, (d) in respect of the French Subsidiary, a legal opinion of counsel to the French Subsidiary as to capacity of the French Subsidiary, substantially in the form distributed to the Joint Lead Arrangers relating thereto and a legal opinion of counsel to the Joint Lead Arrangers as to enforceability and validity matters, in form and substance reasonably acceptable to the Joint Lead Arrangers relating thereto and (e) in respect of GFA SAU, a legal opinion of counsel to GFA SAU as to capacity of GFA SAU, substantially in the form distributed to the Joint Lead Arrangers relating thereto and a legal opinion of counsel to the Joint Lead Arrangers as to enforceability and validity matters, in form and substance reasonably acceptable to the Joint Lead Arrangers relating thereto.

C.   Within 90 days following the Third Amendment Effective Date (or such longer period as agreed to by the Administrative Agent in its sole discretion), Administrative Agent shall have received from each applicable Domestic Obligor, in each case in form and substance reasonably satisfactory to the Joint Lead Arrangers:

(i)                  Closing Date Mortgages.  Fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Mortgaged Property;

(ii)                Opinions of Local Counsel.  An opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) in each state in which a Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as Administrative Agent may reasonably request;

(iii)               Title Insurance. ALTA mortgagee title insurance policies (or, in respect of property located in Texas, non-ALTA policies) or unconditional commitments therefor (the “Mortgage Policies”) issued by the title company with respect to the Mortgaged Properties, in amounts not less than the respective amounts designated therein with respect to any particular Mortgaged Properties, insuring fee simple title to each such Mortgaged Property vested in such Loan Party and assuring Administrative Agent that the applicable Mortgages create valid and enforceable First Priority mortgage Liens on the respective Mortgaged Properties encumbered thereby, subject only to a standard survey exception, which Mortgage Policies (A) shall include an endorsement for mechanics’ liens (subject to exceptions for mechanics liens appearing of record which would constitute Permitted Encumbrances and which are acceptable to Administrative Agent), for future advances under this Agreement and for any other matters reasonably requested by Administrative Agent and (B) shall provide for affirmative insurance and such reinsurance as Administrative Agent may reasonably request;

(iv)               Matters Relating to Flood Hazard Properties.  (1) Evidence, which may be in the form of a letter from an insurance broker or a municipal engineer, as to whether (A) any Mortgaged Property is a Flood Hazard Property and (B) the community in which any such Flood Hazard Property is located is participating in the National Flood Insurance Program, (2) if there are any such Flood Hazard Properties, such Loan Party’s written acknowledgement of receipt of written notification from Administrative Agent (A) as to the existence of each such Flood Hazard Property and (B) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, and (3) in the event any such Flood Hazard Property is located in a community that participates in the National Flood Insurance Program, evidence that Company has obtained flood insurance in respect of such Flood Hazard Property to the extent required under the applicable regulations of the Board of Governors of the Federal Reserve System; and

(v)                Other Real Estate Documents. With respect to each Mortgaged Property, surveys, appraisals and environmental reports as reasonably requested by and reasonably satisfactory in form and substance to Joint Lead Arrangers.

6.12            Pensions.

A.   Company shall ensure that all English pension schemes operated by or maintained for the benefit of it or any of its Subsidiaries and/or any of their employees are fully funded based on the statutory funding objective under sections 221 and 222 of the Pensions Act 2004 and that no action or omission is taken by it or any of its Subsidiaries in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect (including, without limitation, the termination or commencement of winding-up proceedings of any such pension scheme or any Subsidiary whose Relevant Jurisdiction is England ceasing to employ any member of such a pension scheme).

B.   Company shall ensure that neither it nor any of its Subsidiaries is or has been at any time an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993) or “connected” with or an “associate” of (as those terms are used in sections 38 or 43 of the Pensions Act 2004) such an employer.

C.   Company shall deliver to the Administrative Agent at such times as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to it or any Subsidiary), actuarial reports in relation to all pension schemes mentioned in paragraph A above.

6.13            Anti-Cash Hoarding.

If as of the last Business Day of any week following the Third Amendment Effective Date the aggregate amount of unrestricted Cash and Cash Equivalents of the Loan Parties and their Subsidiaries (excluding any Cash and Cash Equivalents held in the Energy Account on such date) exceeds $150,000,000, then the Company shall apply such amounts in excess of $150,000,000 on the following Business Day to prepay (without any premium, penalty, breakage fee or any other similar expense) the outstanding principal of the Revolving Loans (without a corresponding reduction of the Revolving Loan Commitment Amount), such that the aggregate amount of unrestricted Cash and Cash Equivalents of the Loan Parties and their Subsidiaries shall not exceed $150,000,000.

SECTION 7.  COMPANY’S NEGATIVE COVENANTS

Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than (x) Unasserted Obligations and (y) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) and the cancellation or expiration of all Letters of Credit (other than Letters of Credit as to which other arrangements with respect thereto satisfactory to Administrative Agent and Issuing Lender shall have been made), unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 7.

7.1                Indebtedness.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(i)                   the Obligations;

(ii)                 Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by subsection 7.4  and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations;

(iii)               Company and its Subsidiaries may become and remain liable with respect to Indebtedness in respect of Capital Leases and purchase money Indebtedness incurred in connection with the acquisition, construction, improvement or lease of equipment or fixed or capital assets in an aggregate amount not to exceed $15,000,000 at any time;

(iv)               intercompany Indebtedness of (a) GFA SAU owing to the Company, and the French Subsidiary and the Spanish Subsidiary owing to GFA SAU; provided that (i) such intercompany Indebtedness shall not exceed the amounts indicated on Schedule 7.1 and (ii) any intercompany loan made to the French Subsidiary with any proceeds of Revolving Loans shall be made pursuant to the Revolver Intercompany Loan Agreement and (b) any Loan Party (other than as set forth in clause (a)) owing to any other Loan Party;

(v)                Company may become and remain liable with respect to Indebtedness to any Subsidiary, and any Subsidiary of Company may become and remain liable with respect to Indebtedness to Company or any Subsidiary; provided that (a) a security interest in all such intercompany Indebtedness owing to any Loan Party shall have been granted to Administrative Agent for the benefit of Lenders and (b) if such intercompany Indebtedness described in clause (a)  is evidenced by a promissory note or other instrument, such promissory note or instrument shall have been pledged to Administrative Agent in accordance with the Security Agreement; provided further , that (1) the aggregate amount of Indebtedness under this subsection 7.1(v) owing by Subsidiaries of Company that are not Loan Parties to Loan Parties shall not exceed at any one time $50,000,000 and (2) upon the occurrence and during the continuance of an Event of Default, Subsidiaries of Company that are not Loan Parties shall not be permitted to incur additional Indebtedness owing to any Loan Party pursuant to this clause (v);

(vi)               Company and its Subsidiaries, as applicable, may remain liable with respect to Indebtedness outstanding on the Third Amendment Effective Date and described in Schedule 7.1 annexed hereto and any Permitted Refinancings thereof;

(vii)              Indebtedness consisting of Funds Transfer and Deposit Account Liability in the ordinary course of business;

(viii)            Company or a Subsidiary of Company may become and remain liable with respect to Indebtedness of any Person assumed in connection with a Permitted Acquisition and a Person that becomes a direct or indirect wholly-owned Subsidiary of Company as a result of a Permitted Acquisition may remain liable with respect to Indebtedness existing on the date of such acquisition (and, in each case, Permitted Refinancings of such Indebtedness (other than, in the case of Domestic Subsidiaries, any working capital facilities which shall be terminated within 6 months of such Permitted Acquisition)); provided that such Indebtedness is not created in anticipation of such acquisition;

(ix)                Indebtedness consisting of Permitted Additional Indebtedness and any Permitted Refinancing thereof; provided that (A) no Potential Event of Default or Event of Default shall have occurred and be continuing at the time such acquisition occurs or immediately after giving effect thereto and (B) if any such Permitted Additional Indebtedness constitutes a Material Event or the Consolidated Net Leverage Ratio  as of the end of the most recent Fiscal Quarter for which a Compliance Certificate has been delivered was greater than 2.75 to 1.00, Company shall have delivered to Administrative Agent an Officer’s Certificate (which shall be in form and substance satisfactory to Administrative Agent and shall include detailed calculations) that demonstrates that (1) Company and its Subsidiaries shall be in Pro Forma Compliance and (2) the Consolidated Net Leverage Ratio does not exceed 2.75 to 1.00 on a Pro Forma Basis;

(x)                  Foreign Subsidiaries of Company may become and remain liable with respect to other Indebtedness in an aggregate principal amount not to exceed $15,000,000 at any time outstanding;

(xi)                Company and its Subsidiaries may become and remain liable with respect to Indebtedness to the extent incurred pursuant to an Investment permitted by Section 7.3;

(xii)              endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(xiii)             Indebtedness of any Subsidiary owing to a Loan Party incurred to achieve cash repatriation strategies so long as the net cash Investment by Loan Party in connection therewith is permitted by subsection 7.3(xiii);

(xiv)             Indebtedness owing to employees in connection with a non-qualified benefit plan;

(xv)              Indebtedness incurred pursuant to any Cash Collateral arrangement;

(xvi)            Indebtedness under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing (including in respect of letters of credit issued in support of any of the foregoing);

(xvii)           Indebtedness consisting of the financing of insurance premiums;

(xviii)         Indebtedness arising under the Senior Notes, and guarantees in respect thereof, in an aggregate principal amount not to exceed $350,000,000 at any time outstanding;

(xix)             Indebtedness in an aggregate outstanding principal amount which, when taken together with any Permitted Refinancing in respect thereof and the principal amount of all other Indebtedness

Incurred pursuant to this clause (xix) and then outstanding, will not exceed $30,000,000; provided that all such Indebtedness Incurred pursuant to this clause (xix) is (a) incurred by a Joint Venture; (b) is not Guaranteed, in whole or in part, by the Company or any Subsidiary of the Company other than the Joint Venture; (c) is not recourse to, and does not obligate, the Company or any Subsidiary of the Company (other than the Joint Venture) in any way; and (d) does not subject any property or asset of the Company or any Subsidiary of the Company (other than the Joint Venture) to the satisfaction thereof, directly or indirectly, contingently or otherwise, except, with respect to the foregoing clauses (c) and (d), in connection with and for (i) Liens on the Capital Stock of the Joint Venture or (ii) the ability to be converted into or exchanged for Capital Stock of the Joint Venture; and

(xx)            prior to the sale of the Finance Lease Energy Assets, to the extent constituting Indebtedness, the obligations in respect of the sale-leaseback arrangements with respect to the Finance Lease Energy Assets.

7.2                Liens and Related Matters.

A.                 Prohibition on Liens.  Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(i)                  Permitted Encumbrances;

(ii)                 Liens to secure Indebtedness permitted by subsection 7.1(iii); provided, however, that the Lien shall apply only to the asset so acquired or leased and proceeds thereof;

(iii)               Liens assumed in connection with a Permitted Acquisition and Liens on assets of a Person that becomes a direct or indirect Subsidiary of Company after the date of this Agreement in a Permitted Acquisition and, in each case, any Permitted Refinancing thereof; provided, however, that such Liens exist at the time such Person becomes a Subsidiary and are not created in anticipation of such acquisition and, in any event, do not, for each Permitted Acquisition, extend to any other property or assets of such Person;

(iv)               Liens in existence on the Third Amendment Effective Date described in Schedule 7.2 annexed hereto and any renewals or extensions thereof;

(v)                Liens on accounts receivable sold pursuant to A/R Securitization Programs;

(vi)               Liens on assets of (a) Foreign Subsidiaries securing Indebtedness of any Foreign Subsidiary permitted pursuant to subsection 7.1(x) and (b) Joint Ventures securing Indebtedness of any Joint Venture permitted pursuant to 7.1(xix);

(vii )            Other Liens securing Indebtedness in an aggregate amount not to exceed $5,000,000 at any time outstanding;

(viii)            Liens securing Contingent Obligations with respect to Hedge Agreements entered into with any Hedge Counterparty;

(ix)                Liens securing Indebtedness or Contingent Obligations with respect to Hedge Agreements of any Subsidiary that is not a Loan Party which Indebtedness or Contingent Obligations, in the aggregate, do not exceed $10,000,000 at any time outstanding;

(x)                  Liens on any cash deposits (including, without limitation, earnest money) in connection with any letter of intent or other agreement in connection with a transaction otherwise permitted by this Agreement;

(xi)                Liens on any Cash Collateral provided pursuant to subsection 2.11;

(xii)              Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(xiii)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business; and

(xiv)            Liens arising out of sales and lease-backs permitted by subsection 7.10.

Notwithstanding the foregoing, Company shall not, and shall not permit any Loan Parties (which for the avoidance of doubt shall include the French Subsidiary, the Spanish Subsidiary and GFA SAU prior to the date they execute a guaranty agreement) to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any real property of the Loan Parties, the French Subsidiary, GFA SAU or the Spanish Subsidiary, whether now owned or hereafter acquired, or any income or profits therefrom, except Liens in favor of the Administrative Agent to secure the Obligations.

B.                  No Further Negative Pledges.  Neither Company nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations, other than (i) an agreement prohibiting only the creation of Liens securing Permitted Additional Indebtedness, (ii) any agreement evidencing Indebtedness secured by Liens permitted by subsections 7.2A(ii), 7.2A(v), 7.2A(vi) and 7.2A(vii), as to the assets securing such Indebtedness, (iii) any agreement evidencing an asset sale, as to the assets being sold, (iv) customary anti-assignment provisions and restrictions contained in leases, licensing agreements, joint venture agreements and other agreements entered into by Company or such Subsidiary in the ordinary course of its business, (v) any agreement governing the Indebtedness of a Foreign Subsidiary, (vi) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder and (vii) the Senior Notes.

C.                  No Restrictions on Subsidiary Distributions to Company or Other Subsidiaries.  Company will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Company or any other Subsidiary of Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (iii) make loans or advances to Company or any other Subsidiary of Company, or (iv) transfer any of its property or assets to Company or any other Subsidiary of Company, except (a) as provided in this Agreement (including, without limitation, restrictions described in subsection 7.2B(ii) through (vii) above) and (b) any encumbrance or restriction on a Joint Venture contained in the applicable joint venture agreement.

7.3                Investments; Acquisitions.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, or acquire, by purchase or otherwise, all or substantially all the business, property or fixed assets of, or Capital Stock of any Person, or any division or line of business of any Person except:

(i)                  Company and its Subsidiaries may make and own Investments consisting of Cash and Cash Equivalents;

(ii)                 Company and its Subsidiaries may continue to own the Investments owned by them as of the Closing Date in Company and in any Subsidiaries of Company (and may convert any such Investments in the form of Indebtedness into Investments in the form of Capital Stock), and Company and its Subsidiaries may make and own additional Investments in any Loan Party (other than the French Subsidiary);

(iii)               Company and its Subsidiaries may (a) become liable in respect of Contingent Obligations permitted by subsection 7.4 and (b) make and incur intercompany loans to the extent permitted under  subsection 7.1(iv) and (v);

(iv)              Company and its Subsidiaries may make Consolidated Capital Expenditures;

(v)                Company and its Subsidiaries may continue to own Investments existing on, and may make Investments in respect of which a binding agreement has been entered into as of, the Third Amendment Effective Date to the extent described in Schedule 7.3A annexed hereto (and may make incremental Investments contemplated in connection therewith) and any extension or renewal thereof; provided that any additional Investments made with respect thereto shall be permitted only to the extent such Investments are described on Schedule 7.3A or made in accordance with the other provisions of this subsection 7.3;

(vi)               Company and its Subsidiaries may acquire any business, division, line or assets (including Capital Stock and including Capital Stock of Subsidiaries formed in connection with any such acquisition), and continue to own such assets after the acquisition thereof; provided that (a) no Potential Event of Default or Event of Default shall have occurred and be continuing at the time such acquisition occurs or immediately after giving effect thereto, (b) Company shall, and shall cause its Subsidiaries to, comply with the requirements of subsections 6.8 (within the time period required thereunder or within such other time period as Administrative Agent may permit in its sole discretion) with respect to each such acquisition that results in a Person becoming a Material Subsidiary, (c) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date and (d) for any such acquisitions (I) Company shall have provided financial statements for any Person (or line of business) acquired in any such acquisition for the last Fiscal Year of such Person or line of business, audited or reviewed by independent certified public accountants reasonably satisfactory to Administrative Agent or such other financial statements, in each case, available to Company and (II) after giving effect to such acquisition, (1) Company and its Subsidiaries shall be in Pro Forma Compliance, (2) Liquidity shall not be less than $200,000,000 on a Pro Forma Basis and (3) the Consolidated Net Leverage Ratio does not exceed 2.75 to 1.00 on a Pro Forma Basis; provided that with respect to any Material Event or to the extent the Consolidated Net Leverage Ratio as of the end of the most recent Fiscal Quarter for which a Compliance Certificate has been delivered was greater than 2.00 to 1.00, Company shall have delivered to Administrative Agent a pro-

forma Compliance Certificate certified by a Financial Officer of Company and demonstrating compliance with clauses (1), (2) and (3) above;

(vii)              investments in the form of Hedge Agreements entered into in the ordinary course of business and not for speculative purposes;

(viii)            Company may acquire and hold obligations of one or more officers or other employees of Company or its Subsidiaries in connection with such officers’ or employees’ acquisition of shares of Company’s Capital Stock, so long as no cash is actually advanced by Company or any of its Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(ix)                Company and its Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any Asset Sale permitted by subsection 7.7;

(x)                 Company and its Subsidiaries may acquire and hold Investments in Securities in connection with the full or partial satisfaction, settlement or enforcement of Indebtedness or claims or other obligations due or owing to Company or any of its Subsidiaries or as security for any such Indebtedness or claim;

(xi)               any transaction permitted by subsection 7.5 or 7.7;

(xii)              deposits, prepayments and extensions of trade credit in the ordinary course of business;

(xiii)             Investments by any Loan Party in any of their respective Subsidiaries (1) consisting of Capital Stock and/or intercompany notes made to achieve cash repatriation strategies or (2) the consideration for which is the cancellation or other settlement of any corresponding intercompany Indebtedness incurred in connection with Investments permitted pursuant to the foregoing clause (1), in each case so long as the net cash Investment by such Loan Party in connection therewith does not exceed zero after the tenth day following the making of such cash Investment;

(xiv)            Subsidiaries that are not Subsidiary Guarantors may make and own Investments in other Subsidiaries that are not Subsidiary Guarantors;

(xv)              Investments existing at the time any Person is acquired in connection with a Permitted Acquisition and not created in contemplation of such Permitted Acquisition;

(xvi)            loans or advances made by any Loan Party or any Subsidiary of a Loan Party to such Loan Party’s or such Subsidiary’s employees on an arms-length basis in the ordinary course of business consistent with past practices, up to a maximum of $50,000 to any employee and up to a maximum of $250,000 in the aggregate at any one time outstanding;

(xvii)           the Company and its Subsidiaries may acquire all or any portion of the Finance Lease Energy Assets (x) upon termination of, and in accordance with the terms of, the Finance Lease or (ii) in connection with the consummation of an Energy Sale;

(xviii)         any Investment (other than the acquisition of any business, division, line or assets by Company or any Subsidiary) not otherwise permitted by clauses (i) through (xvii) above; provided that (a) no Potential Event of Default or Event of Default shall have occurred and be continuing at the time such Investment is made or immediately after giving effect thereto, (b) after giving effect to such Investment, (1) Company and its Subsidiaries shall be in Pro Forma Compliance, (2) the Consolidated Net Leverage Ratio does not exceed 2.75 to 1.00 on a Pro Forma Basis and (3) Liquidity shall not be less than

$200,000,000 on a Pro Forma Basis; provided that with respect to any Material Event or to the extent the Consolidated Net Leverage Ratio is greater than 2.00 to 1.00 as of the end of the most recent Fiscal Quarter for which a Compliance Certificate has been delivered, Company shall have delivered to Administrative Agent a pro-forma Compliance Certificate certified by a Financial Officer of Company and demonstrating compliance with clauses (1), (2) and (3) above; and

(xix)              Investments in Joint Ventures and/or the French Subsidiary in an aggregate amount not to exceed $10,000,000 at any time outstanding.

7.4                Contingent Obligations.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

(i)                  Company may become and remain liable with respect to Contingent Obligations in respect of Letters of Credit and Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of other letters of credit, bankers’ acceptances, bank guaranties, and similar instruments;

(ii)                Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations under Hedge Agreements not for speculative purposes;

(iii)              Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets and in respect of earn-out obligations, customary indemnification and purchase price adjustment obligations incurred in connection with Permitted Acquisitions;

(iv)              Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations under guarantees and other similar arrangements of the obligations of Company and its Subsidiaries which arise in the ordinary course of business;

(v)                Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of any Indebtedness of Company or any of its Subsidiaries permitted by subsection 7.1 ;

(vi)               Company and its Subsidiaries, as applicable, may remain liable with respect to Contingent Obligations outstanding on the Third Amendment Effective Date and described in Schedule 7.4 annexed hereto and any extension or renewal thereof;

(vii)             Company or a Subsidiary of Company may become and remain liable with respect to Contingent Obligations assumed in connection with a Permitted Acquisition; provided that such Contingent Obligations are not created in anticipation of such acquisition; and

(viii)            Company and its Subsidiaries may become and remain liable with respect to other Contingent Obligations; provided that the maximum aggregate liability, contingent or otherwise, of Company and its Subsidiaries in respect of all such Contingent Obligations shall at no time exceed $30,000,000.

7.5                Restricted Junior Payments.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided  that Company may:

(i)                  make regularly scheduled payments of interest in respect of the Senior Notes or any Permitted Additional Indebtedness in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions, if any, contained in, the Senior Notes Indenture, in the case of the Senior Notes, or the indenture or other agreement pursuant to which such Permitted Additional Indebtedness was issued, as such indenture or other agreement may be amended from time to time to the extent permitted under subsection 7.12;

(ii)                so long as no Event of Default has occurred and is continuing or would result therefrom, Company may purchase Company’s common stock or common stock equity awards from present or former officers, directors or employees (or their respective spouses, successors, executors, estates, administrators or heirs) of Company or any Subsidiary of Company upon the death, disability, retirement or termination of employment of such officer, director or employee;

(iii)               make Restricted Junior Payments with respect to (x) employee or director stock options, stock incentive plans or restricted stock plans of Company which are compensatory in nature and approved by the compensation committee of Company’s board of directors and (y) the purchase from time to time by Company of its common stock (for not more than market price) with the proceeds of the exercise by grantees under any equity-based incentive plan;

(iv)               make Restricted Junior Payments with respect to its Capital Stock in exchange for, or out of the net cash proceeds of, a substantially concurrent sale of, such Capital Stock;

(v)                make any Restricted Junior Payment deemed to occur upon the exercise of any options or warrants to the extent that such Restricted Junior Payment represents all or a portion of the exercise price;

(vi)               from and after the date on which the Energy Sale has been completed, and so long as no Potential Event of Default or Event of Default has occurred and is continuing at the time of such payment or immediately after giving effect thereto, make other Restricted Junior Payments (and/or make payments of dividends and distributions that constitute Restricted Junior Payments within 90 days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with the provisions of this Agreement); provided that (A) after giving effect to any such Restricted Junior Payment (or the declaration thereof, as applicable), (1) the Company and its Subsidiaries shall be in Pro Forma Compliance, (2) Liquidity shall not be less than $200,000,000 on a Pro Forma Basis and (3) the aggregate amount of payments made or declared during any Fiscal Quarter pursuant to this clause (vi) shall not exceed $15,000,000, and (B) if any such Restricted Junior Payment is a Material Event or to the extent the Consolidated Net Leverage Ratio as of the end of the most recent Fiscal Quarter for which a Compliance Certificate has been delivered was greater than 2.00 to 1.00, Company shall deliver to Administrative Agent an Officer’s Certificate (in form and substance satisfactory to Administrative Agent and including detailed calculations) certifying compliance with clauses (1) and (2) above;

(vii)             make Restricted Junior Payments to minority shareholders of any Person that is acquired pursuant to a Permitted Acquisition or similar Investment permitted by subsection 7.3 pursuant to appraisal or dissenters' rights or applicable law with respect to shares of such Person held by such shareholders; and

(viii)            make Restricted Junior Payments with proceeds of the Senior Notes as contemplated by the Senior Notes Indenture.

7.6                Financial Covenants.

A.   Minimum Interest Coverage Ratio.  Company shall not, on the last day of any Fiscal Quarter ending during the periods set forth below, permit the ratio of (i) Consolidated EBITDA for the four Fiscal Quarter period ending on such day to (ii) Consolidated Interest Expense for such period to be less than the following:

Period	Ratio
Third Amendment Effective Date through and including June 30, 2017	1.25:1.00
July 1, 2017 through and including September 30, 2017	1.50:1.00
October 1, 2017 through and including December 31, 2017	2.00:1.00
January 1, 2018 and thereafter	2.50:1.00

B.   Maximum Consolidated Secured Net Leverage Ratio.  Company shall not, on the last day of any Fiscal Quarter ending during the periods set forth below, permit the Consolidated Secured Net Leverage Ratio determined as of such day to exceed the following:

Period	Ratio
Third Amendment Effective Date through and including December 31, 2017	3.00:1.00
January 1, 2018 and thereafter	2.50:1.00

C.   Maximum Consolidated Net Leverage Ratio.  To the extent the Energy Sale has not been completed, Company shall not, on the last day of any Fiscal Quarter ending during the periods set forth below, permit the Consolidated Net Leverage Ratio determined as of such day to exceed the following:

Period	Ratio
Third Amendment Effective Date through and including March 31, 2017	8.50:1.00
April 1, 2017 through and including June 30, 2017	7.50:1.00
July 1, 2017 through and including September 30, 2017	6.50:1.00
October 1, 2017 through and including December 31, 2017	6.00:1.00
January 1, 2018 through and including March 31, 2018	5.50:1.00
April 1, 2018 and thereafter	5.00:1.00

Following completion of the Energy Sale, Company shall not, on the last day of any Fiscal Quarter ending during the periods set forth below, permit the Consolidated Net Leverage Ratio determined as of such day to exceed the following:

Period	Ratio
Third Amendment Effective Date through and including December 31, 2017	4.00:1.00
January 1, 2018 and thereafter	3.50:1.00

7.7                Restriction on Fundamental Changes; Asset Sales.

Company shall not, and shall not permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), license, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired, except:

(i)                  any Subsidiary of Company may be merged with or into Company, Globe or any other Loan Party, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any other Loan Party; provided that, in the case of such a merger, Company, Globe or such other Loan Party shall be the continuing or surviving Person;

(ii)                any Subsidiary of Company (a) that is not a Loan Party may be merged with or into any Subsidiary of Company, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any Subsidiary of Company and (b) that is a Loan Party may be merged with or into any other Loan Party, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any other Loan Party;

(iii)               the Loan Parties and their Subsidiaries may sell their accounts receivable in connection with A/R Securitization Programs; provided, that the aggregate outstanding amount (such amount based on the amount owed to the Loan Parties under such account receivable) of all such accounts receivable subject to the A/R Securitization Programs at any time shall not exceed $250,000,000;

(iv)              assignments and licenses of Intellectual Property of Company or any Subsidiary between or among Company and its Subsidiaries, and licenses (a) to Joint Ventures or (b) in the ordinary course of business;

(v)                leases of owned real property and subleases of leased real property, in each case, not interfering in any material respect with the operations of Company and its Subsidiaries;

(vi)               Company and its Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales; provided that the consideration received for such assets (other than assets described in clause (iii)(c) or (d) of the definition of Asset Sale) shall be in an amount at least equal to the fair market value thereof (as determined in good faith by Company);

(vii)             Company and its Subsidiaries may dispose of used, obsolete, worn out or surplus property in the ordinary course of business;

(viii)            Company and its Subsidiaries may make Asset Sales of assets having a net book value on Company’s books and records not in excess of the greater of (a) $35,000,000 in any Fiscal Year or (b) to the extent (y) the Company and its Subsidiaries shall be in Pro Forma Compliance and (z) the Consolidated Net Leverage Ratio does not exceed 2.75 to 1.00 on a Pro Forma Basis, $100,000,000 in any Fiscal Year (to the extent such Asset Sale is a Material Event or to the extent the Consolidated Net Leverage Ratio as of the end of the most recent Fiscal Quarter for which a Compliance Certificate has been delivered was greater than 2.00 to 1.00, Company shall deliver to Administrative Agent an Officer’s Certificate (in form and substance satisfactory to Administrative Agent and including detailed calculations) certifying compliance with clauses (y) and (z) above); provided that (i) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (as determined in good faith by Company); (ii) at least 75% of the consideration received shall be cash; (iii) no Potential Event of Default or Event of Default shall have occurred or be continuing after giving effect thereto and (iv) the proceeds of any Asset Sales in excess of $50,000,000 shall be used to immediately repay the Loans;

(ix)                in order to resolve disputes that occur in the ordinary course of business, Company and its Subsidiaries may sell, transfer, dispose of or discount or otherwise compromise for less than the face value thereof, notes or accounts receivable;

(x)                  Company or a Subsidiary may sell or dispose of shares of Capital Stock of any of its Subsidiaries in order to qualify members of the Governing Body of the Subsidiary if required by applicable law;

(xi)                Any transaction permitted pursuant to subsection 7.3 or 7.10;

(xii)              Company and its Subsidiaries may sell or otherwise dispose of Cash Equivalents for fair value;

(xiii)            Company and its Subsidiaries may sell or otherwise dispose of specific items of equipment so long as the purpose of such sale or disposition is to acquire replacement items of like-kind equipment or other equipment used or useful in the conduct of the business of Company or any of its Subsidiaries;

(xiv)             leases, assignments and licenses of personal property in the ordinary course of business;

(xv)              dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of Company and its Subsidiaries;

(xvi)      dispositions of Investments in Joint Ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the Joint Venture parties set forth in Joint Venture arrangements and similar binding arrangements;

(xvii)     the disposition or sale of any assets acquired in connection with any Permitted Acquisition in contemplation that such assets would be sold to a third party; provided, that, (i) such assets are sold for consideration not less than the value attributed to such assets in the calculation of the aggregate consideration for such Permitted Acquisition and (ii) such disposition or sale occurs within one (1) year of the consummation of such Permitted Acquisition;

(xviii)    the winding up, liquidation or dissolution of a Subsidiary that is not a Material Subsidiary; and

(xix)            (A) any disposition of the Energy Assets, including pursuant to the Energy Sale; provided, that (a) all Capital Lease obligations and other Indebtedness associated with the Spanish Energy Assets shall be paid in full or assumed by the purchaser thereof upon consummation of such disposition and (b) to the extent Liquidity (on a pro forma basis after giving effect to the receipt of the proceeds from such disposition and the payments required pursuant to clause (a)) is less than $250,000,000, an amount equal to the lesser of (1) the remaining net proceeds of such disposition after giving effect to the payments required pursuant to clause (a) and (2) $25,000,000 shall be deposited into a blocked account held with the Administrative Agent and be subject to a control agreement in form and substance reasonably acceptable to the Administrative Agent (the “Energy Account”) and (B) the French Hydro-electric Sale.

7.8                Foreign Assets Controls.

No proceeds from any borrowing under this Agreement have been or will be used, directly or (to the knowledge of the Company) indirectly, to lend, contribute, provide, or have otherwise been or will be made available to fund, any activity or business with or related to any Sanctioned Person or Sanctioned Country, or in any other manner that will result in any violation or breach by any Person of Sanctions Laws.

7.9                Transactions with Shareholders and Affiliates.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of Securities of Company representing 10% or more of the total voting power for the election of directors of Company or with any Affiliate of Company or of any such holder, on terms that are less favorable to Company or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (i) any transaction (1) between one of more of Company and any of its wholly-owned Subsidiaries or any other Loan Party, (2) between any of Company’s wholly-owned Subsidiaries, (3) between any of the Loan Parties or (4) between any of Company’s Subsidiaries that are not Loan Parties, (ii) reasonable and customary fees paid to members of the Governing Bodies of Company and its Subsidiaries, (iii) indemnification payments to employees, officers or directors of Company and its Subsidiaries to the extent required by the applicable Organizational Documents or applicable law, (iv) service agreements, reimbursement of expenses or compensation arrangements with employees, officers and directors of Company and its Subsidiaries entered into in the ordinary course of business, (v) transactions pursuant to the agreements set forth on Schedule 7.9 and (vi) transactions otherwise expressly permitted by this Agreement.

7.10            Sales and Lease-Backs.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, other than the Finance Lease Energy Assets, (i) that Company or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than Company or any of its Subsidiaries) or (ii) that Company or any of its Subsidiaries intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by Company or any such Subsidiary to any Person (other than Company or any of its Subsidiaries) in connection with such lease; provided that Company and its Subsidiaries may become and remain liable as lessee, guarantor or other surety with respect to any such lease if and to the extent that Company or any of its Subsidiaries would be permitted to enter into, and remain liable under, such lease to the extent that the transaction would be permitted under subsection 7.1, assuming the sale and lease back transaction constituted Indebtedness in a principal amount equal to the gross proceeds of the sale.

7.11            Conduct of Business; Amendments to Organizational Documents; Ownership of Subsidiaries.

From and after the Closing Date, Company shall not, and shall not permit any of its Subsidiaries to, (i) engage in any business other than (a) the businesses engaged in by Company and its Subsidiaries on the Closing Date and similar, ancillary or related businesses and (b) such other lines of business as may be consented to by Requisite Lenders (such consent not to be unreasonably withheld), (ii) amend, modify or change its articles of incorporation, certificate of designation (or corporate charter or other similar organizational document) operating agreement or bylaws (or other similar document) in any respect materially adverse to the interests of the Lenders without the prior written consent of the Requisite Lenders (which consent shall not be unreasonably withheld, conditioned or delayed) or (iii) create, form or acquire any Subsidiaries except in accordance with the terms of this Agreement.

7.12            Amendments of Documents Relating to Indebtedness.

Except as expressly contemplated by this Agreement, Company shall not, and shall not permit any of its Subsidiaries to, amend or otherwise change the terms of the Senior Notes (or the Senior Note Indenture) or any Permitted Additional Indebtedness (except in connection with a Permitted Refinancing thereof), or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate thereon, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions, if any, thereof, change the payment or lien subordination provisions, if any, thereof (or of any guaranty thereof), or change any collateral therefor (other than to release such collateral), in each case if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders thereon (or a trustee or other representative on their behalf) which, in each case, would be adverse in any material respect to Company or Lenders, as reasonably determined by a responsible officer of Company.  The aggregate amount of Indebtedness owing from the French Subsidiary to GFA SAU under the Revolver Intercompany Loan Agreement shall not be less than EUR 29,539,915.72 at any time.

7.13            Fiscal Year.

Company shall not change its Fiscal Year-end from December 31.

SECTION 8.    EVENTS OF DEFAULT

If any of the following conditions or events (“Events of Default”) shall occur:

8.1                Failure to Make Payments When Due.

Failure by any Borrower to pay any installment of principal of any Loan when due, and in the currency required hereunder, whether at stated maturity, by acceleration, by mandatory prepayment or otherwise; failure by any Borrower to pay when due any amount payable to the Issuing Lender in reimbursement of any drawing under a Letter of Credit; or failure by any Borrower to pay any interest on any Loan or any fee or any other amount due under this Agreement within three (3) Business Days after the date due; or

8.2               Default in Other Agreements.

(i)                  Failure of any Loan Party or any Subsidiary to pay when due any principal of or interest on or any other amount payable in respect of one (1) or more items of Indebtedness (other than Indebtedness referred to in subsection 8.1) or Contingent Obligations in an individual principal amount of $10,000,000 or more or with an aggregate principal amount of $25,000,000 or more, in each case beyond the end of any grace period provided therefor; or

(ii)                 breach or default by any Loan Party or any Subsidiary with respect to any other material term of (a) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders) to cause, that Indebtedness to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

(iii)               any default (after the expiration of any applicable cure period) or event of default under the Senior Note Indenture or the Senior Notes shall have occurred and be continuing; or

8.3                Breach of Certain Covenants.

Failure of Company or any other Borrower to perform or comply with any term or condition contained in subsection 2.4B(iii)(f), 2.5B, 2.5C, 6.1(i), 6.2, 6.12, 6.13 or any of Sections 7.1, 7.2A, 7.3, 7.4, 7.5, 7.6, 7.7, 7.10, 7.11(b) or 7.12 (solely with respect to subordinated Indebtedness or the Senior Notes (or the Senior Note Indenture)) of this Agreement; or

8.4                Breach of Warranty.

Any representation, warranty, certification or other statement made by any Loan Party in any Loan Document or in any statement or certificate at any time given by any Loan Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

8.5                Other Defaults Under Loan Documents.

Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 8, and such default shall not have been remedied or waived within 30 days after receipt by Company or such other Loan Party of notice from Administrative Agent or any Lender entitled to give notice of such default; or

8.6                Involuntary Bankruptcy; Appointment of Receiver, etc.

(i)                  A court having jurisdiction in the premises shall enter a decree or order for relief, suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, receivership or reorganization in respect of any Loan Party or any Significant Subsidiary in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law or the laws of any Relevant Jurisdiction; or

(ii)                 (a) an involuntary case shall be commenced against any Loan Party or any Significant Subsidiary under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises or any action taken by a creditor for the appointment of a receiver, administrator, liquidator, sequestrator, trustee, custodian, similar officer or other officer having similar powers over any Loan Party or any Significant Subsidiary, or over all or part of its property, shall have been entered; or (b) there shall have occurred the involuntary appointment of an interim or provisional liquidator, receiver, trustee or other custodian of any Loan Party or any Significant Subsidiary for all or part of its property; or (c) a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Loan Party or any Significant Subsidiary, and any such event described in this clause (ii)(c) shall continue for 60 days unless dismissed, bonded or discharged; or

8.7                Voluntary Bankruptcy; Appointment of Receiver, etc.

(i)                  Any Loan Party or any Significant Subsidiary shall have an order for relief, suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization, entered with respect to it or its assets or commence a voluntary case, or take any corporate action to appoint an administrator, liquidator or receiver, under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, or to the appointment of an administrator, liquidator or receiver or similar officer under any such law, or shall consent to the appointment of or taking possession by a receiver, administrator, liquidator, receiver, trustee or other custodian for all or a substantial part of its property; or any Loan Party or any Significant Subsidiary shall make any assignment for the benefit of creditors; or

(ii)                 Any Loan Party or any Significant Subsidiary shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due, or its being insolvent for the purpose of any applicable law; or the Governing Body of any Loan Party or any Significant Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii);

For the purpose of Section 8.6 and of this Section 8.7, in respect of a Loan Party incorporated in France, a reference to:

(i)                   a “suspension of payments” includes that Loan Party incorporated in France  being in a state of cessation des paiements within the meaning of the French Commercial Code (Code de commerce);

(ii)                 a “moratorium” includes a moratorium under a mandat ad hoc or conciliation procedure in accordance with articles L. 611-3 to L. 611-16 of the French Commercial Code (Code de commerce);

(iii)               a “similar officer” in Section 8.6 and 8.7 shall include a provisional administrator, conciliateur, mandataire ad hoc, administrateur judiciaire, mandataire judiciaire, liquidateur judiciaire, commissaire à l'exécution du plan, mandataire à l'exécution de l'accord or any person appointed as a result of any proceedings described in paragraph (v) below;

(iv)              a “winding-up”, “dissolution”, “administration” or “reorganization” includes liquidation judiciaire, redressement judiciaire, sauvegarde, sauvegarde accélérée, sauvegarde financière accélérée, mandat ad hoc or conciliation proceedings under Livre Six  of the French Commercial Code (Code de commerce); and

(v)                “any corporate action to appoint an administrator, liquidator or receiver” shall include:

(A)               any Loan Party incorporated in France applying for mandat ad hoc or conciliation in accordance with articles L. 611-3 to L. 611-16 of the French Commercial Code (Code de commerce); and

(B)               the entry of a judgment opening against a Loan Party incorporated in France sauvegarde, sauvegarde accélérée, sauvegarde financière accélérée, redressement judiciaire or liquidation judiciaire proceedings or ordering a cession totale ou partielle de l'entreprise under articles L. 620-1 to L. 670-8 of the French Commercial Code (Code de commerce); or

8.8                Judgments and Attachments.

(i)                   Any final, non-appealable money judgment, writ or warrant of attachment or similar process involving (a) in any individual case an amount in excess of $10,000,000 or (b) in the aggregate at any time an amount in excess of $25,000,000, in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage in writing, shall be entered or filed against Company or any other Loan Party or any Subsidiary or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(ii)                 Any expropriation, attachment, sequestration, distress or execution or any analogous process in any relevant jurisdiction affects any asset or assets of a Borrower or a Material Subsidiary having in an individual value in excess of $10,000,000 or an aggregate value in excess of $25,000,000 and is not discharged within 14 days; or

8.9                Dissolution.

Any order, judgment or decree shall be entered against Company or any other Loan Party or any Subsidiary decreeing the dissolution, liquidation or split up of Company or such Loan Party or any such Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

8.10            Employee Benefit Plans.

There shall occur one or more ERISA Events that individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect during the term of this Agreement; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which would reasonably be expected to result in a Material Adverse Effect; or

8.11            Change in Control.

A Change in Control shall have occurred; or

8.12             Uninsured Loss.

Any uninsured damage to or loss, theft or destruction of any assets of the Loan Parties or any of their Subsidiaries shall occur that is in excess of $10,000,000 (excluding customary deductible thresholds established in accordance with historical past practices).

8.13             Invalidity of Loan Documents; Failure of Security; Repudiation of Obligations.

At any time after the execution and delivery thereof, (i) this Agreement or any Note or any provision thereof, for any reason than the satisfaction in full or all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (ii) any of the Guaranties, for any reason other than the satisfaction in full of all Obligations or upon the release of any Subsidiary Guarantor in connection with an asset sale permitted hereby, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (iii) any Collateral Document, for any reason other than the satisfaction in full of the Obligations or upon a release of Collateral in accordance with the terms hereof or thereof, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, or Administrative Agent shall not have or shall cease to have a valid and perfected First Priority Lien in any material Collateral purported to be covered by the Collateral Documents for any reason other than the failure of Administrative Agent or any Lender to take any action within its control, or (iv) any Loan Party shall contest the validity or enforceability of any Loan Document or any provision thereof or the validity or first priority of any First Priority Lien in any Collateral purported to be covered by the Collateral Documents in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party;

THEN (i) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7, each of (a) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and shall be required to be deposited with the Administrative Agent as Cash Collateral, and (b) the unpaid principal amount of and accrued interest on the Loans and all other Obligations (other than Secured Hedge Obligations) shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request of Requisite Lenders, by written notice to Company, (x) declare all or any portion of the amounts described in clause (b) above to be, and the same shall forthwith become, immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrowers, (y) declare the obligation of each Lender to make any Loan and the obligation of the Issuing Lender to issue any Letter of Credit hereunder to be terminated, whereupon such obligations shall be terminated, and (c) require that Company Cash Collateralize the Letters of Credit (in an amount equal to the outstanding amount of all such Letters of Credit); provided that the foregoing shall not affect in any way the obligations of Revolving Lenders under  subsection 3.3C(i) or the obligations of Revolving Lenders to purchase participations of any unpaid Swing Line Loans as provided in subsection 2.1A(iii).

SECTION 9.     ADMINISTRATIVE AGENT

9.1                Appointment.

A.                  Appointment of Administrative Agent.  Citizens Bank of Pennsylvania is hereby appointed Administrative Agent hereunder and under the other Loan Documents.  Each Lender (including any Lender in its capacity as a counterparty to a Hedge Agreement or a Cash Management Agreement with Company or one of its Subsidiaries) hereby authorizes Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents.  Citizens Bank of Pennsylvania agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable.  The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Loan Party shall have rights as a third party beneficiary of any of the provisions thereof.  In performing its functions and duties under this Agreement, Administrative Agent (other than as provided in subsection 2.1D) shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any other Loan Party.

Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact appointed by Administrative Agent in its sole discretion.  Administrative Agent and any such sub-agent may perform any and all of the duties of Administrative Agent and exercise the rights and powers of Administrative Agent by or through their respective Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates (“Related Parties”).  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent.

B.                  Appointment of Supplemental Collateral Agents.  It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction.  It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case Administrative Agent reasonably deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be necessary in connection therewith, it may be necessary that Administrative Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Collateral Agent” and collectively as “Supplemental Collateral Agents”).

In the event that Administrative Agent appoints a Supplemental Collateral Agent, with the written consent of Company, which consent shall not be unreasonably withheld, with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either Administrative Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Section 9 and of subsections 10.2 and 10.3 that refer to Administrative Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to Administrative Agent shall be deemed to be references to Administrative Agent and/or such Supplemental Collateral Agent, as the context may require.

Should any instrument in writing from Company or any other Loan Party be required by any Supplemental Collateral Agent so appointed by Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Company shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by Administrative Agent.  In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by Administrative Agent until the appointment of a new Supplemental Collateral Agent.

C.                  Control.  Each Lender and Administrative Agent hereby appoint each other Lender as agent for the purpose of perfecting Administrative Agent’s security interest in assets that, in accordance with the UCC, can be perfected by possession or control.

9.2                Powers and Duties; General Immunity.

A.                  Powers; Duties Specified.  Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents.  Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.  Administrative Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or Company; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

B.                  No Responsibility for Certain Matters.  No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by such Agent to Lenders or by or on behalf of a Borrower to such Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Company or any other Person liable for the payment of any Obligations, nor shall such Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default.  Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

C.                  Exculpatory Provisions.  No Agent or any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by such Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence, bad faith or willful misconduct.  An Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law.  Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication (including any electronic message, Internet or intranet web site posting or other distribution), instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against an Agent as a result of such Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6).

D.                  Agents Entitled to Act as Lender.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, an Agent in its individual capacity as a Lender hereunder.  With respect to its participation in the Loans and the Letters of Credit, an Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term “Lender” or “Lenders” or any similar term shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity.  An Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in and generally engage in any kind of commercial banking, investment banking, trust, financial advisory or other business with the Borrowers or any of their Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

9.3                Independent Investigation by Lenders; No Responsibility For Appraisal of Creditworthiness.

Each Lender agrees that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with the making of the Loans and the issuance of Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries.  No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

9.4                Right to Indemnity.

The Lenders, in proportion to their respective Pro Rata Shares (calculated as determined under the definition of “Pro Rata Share” with the Revolving Loan Exposure of any Defaulting Lender excluded from the denominator), severally and not jointly agree to indemnify each Agent (including any sub-agent of Administrative Agent) and the Issuing Lender and their respective Affiliates and their and their respective Affiliates’ respective officers, directors, employees, agents, trustees, attorneys and professional advisors to the extent that any such Person shall not have been reimbursed by the Borrowers, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable counsel fees and disbursements and fees and disbursements of any financial advisor engaged by Agents or the Issuing Lender) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against an Agent, the Issuing Lender or such other Person in exercising the powers, rights and remedies of an Agent or Issuing Lender, as the case may be, or performing duties of an Agent or Issuing Lender, as the case may be, hereunder or under the other Loan Documents or otherwise in its capacity as Agent or Issuing Lender, as applicable, in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of an Agent resulting solely from such Agent’s gross negligence, bad faith or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.  If any indemnity furnished to an Agent, the Issuing Lender, or any other such Person for any purpose shall, in the opinion of such Agent or the Issuing Lender, as the case may be, be insufficient or become impaired, such Agent or the Issuing Lender may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.  All amounts due under this subsection 9.4 shall be payable not later than ten (10) Business Days after demand therefore.

9.5                Resignation of Agents; Successor Administrative Agent, Issuing Lender and Swing Line Lender.

A.                  Resignation; Successor Administrative Agent.  Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to Lenders and Company.  Upon any such notice of resignation by Administrative Agent, Requisite Lenders shall have the right, upon five (5) Business Days’ notice to Company, to appoint a successor Administrative Agent, with the written consent of Company provided that no Event of Default has occurred and is continuing, which consent shall not be unreasonably withheld, and which successor shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States with net assets of not less than $1,000,000,000.  If no such successor shall have been so appointed by Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, the retiring Administrative Agent may, on behalf of Lenders, appoint a successor Administrative Agent; provided that if Administrative Agent shall notify Company and Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of Securities and other items of Collateral held by Administrative Agent on behalf of the Lenders under any of the Collateral Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender directly, until such time as the Requisite Lenders appoint a successor Administrative Agent as provided for in this subsection 9.5A.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and the retiring Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate  in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  After any retiring Administrative Agent’s resignation hereunder, the provisions of this Section 9 shall inure to the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties as to any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was an Administrative Agent under this Agreement.

B.                  Successor Issuing Lender and Swing Line Lender.  Any resignation of Citizens Bank of Pennsylvania in its capacity as Administrative Agent pursuant to subsection 9.5A shall also constitute the resignation of Citizens Bank of Pennsylvania or its successor as Issuing Lender and Swing Line Lender, and any successor Administrative Agent appointed pursuant to subsection 9.5A shall, upon its acceptance of such appointment, become the successor Issuing Lender and Swing Line Lender for all purposes hereunder.  In such event (i) Company shall prepay any outstanding Swing Line Loans made by the retiring Administrative Agent in its capacity as Swing Line Lender, (ii) upon such prepayment, the retiring Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to Company for cancellation, (iii) if so requested by the successor Administrative Agent and Swing Line Lender in accordance with subsection 2.1E, Company shall issue a Swing Line Note to the successor Administrative Agent and Swing Line Lender substantially in the form of Exhibit IV annexed hereto, in the amount of the Swing Line Loan Commitment then in effect and with other appropriate insertions, and (iv) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

C.                   Replacement of Administrative Agent.

(i)                   If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (e) of the definition thereof, the Requisite Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Requisite Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(ii)                 With effect from the Removal Effective Date (A) the removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (B) except for any indemnity payments owed to the removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the removed Administrative Agent’s removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.3 shall continue in effect for the benefit of such removed Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

9.6                Collateral Documents and Guaranties.

Each Lender (which term shall include, for purposes of this subsection 9.6, any Cash Management Bank and Hedge Counterparty) hereby further authorizes Administrative Agent, on behalf of and for the benefit of Lenders, to enter into, and to be the agent for and representative of Lenders under, each Collateral Document and each Guaranty, and each Lender agrees to be bound by the terms of each Collateral Document and each Guaranty; provided that Administrative Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Collateral Document or any Guaranty or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document), in each case without the prior consent of Requisite Lenders (or, if required pursuant to subsection 10.6, all Lenders (other than Defaulting Lenders)); provided further, however, that, without further written consent or authorization from Lenders, Administrative Agent may execute any documents or instruments necessary to (a) release any Lien (1) upon termination of the aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to Administrative Agent and the Issuing Lender and, to the extent a Lender is obligated under such Letter of Credit, such Lender shall have been made), (2) encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement, (3) to which Requisite Lenders have otherwise consented or ratified in writing (or such greater number of Lenders as may be required pursuant to  subsection 10.6), or (4) in accordance with Section 6.8D, (b) release any Subsidiary Guarantor or Foreign Subsidiary Guarantor its Guaranty (1) upon termination of the aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to Administrative Agent and the Issuing Lender and, to the extent a Lender is obligated under such Letter of Credit, such Lender shall have been made), (2) if all of the Capital Stock of such Subsidiary Guarantor or Foreign Subsidiary Guarantor is sold to any Person (other than an Affiliate of Company) pursuant to a sale or other disposition permitted hereunder or to which Requisite Lenders have otherwise consented (or such greater number of Lenders as may be required pursuant to subsection 10.6) or (3) in accordance with Section 6.8D, or (c) subordinate the Liens of Administrative Agent, on behalf of Lenders, to any Liens permitted by subsection 7.2A(ii), (iii), (iv) or (v) or to other Liens permitted by subsection 7.2A as to which the Requisite Lenders have consented.  Upon the request of Administrative Agent at any time, the Requisite Lenders will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor or Foreign Subsidiary Guarantor from its obligations under its Guaranty pursuant to this subsection 9.6. Anything contained in any of the Loan Documents to the contrary notwithstanding, Borrowers, Administrative Agent and each Lender hereby agree that (1) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document or to enforce the Guaranties, it being understood and agreed that all powers, rights and remedies under the Collateral Documents and the Guaranties may be exercised solely by Administrative Agent for the benefit of Lenders in accordance with the terms thereof, and (2) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Administrative Agent at such sale.

Without derogating from any other authority granted to Administrative Agent herein or in the Collateral Documents or any other document relating thereto, each Lender hereby specifically (i) authorizes Administrative Agent to enter into pledge agreements pursuant to this subsection 9.6 with respect to the Capital Stock of all existing and future Foreign Subsidiaries to the extent contemplated herein, which pledge agreements may be governed by the laws of each of the jurisdictions of formation of such Foreign Subsidiaries, as agent on behalf of each of Lenders, with the effect that Lenders each become a secured party thereunder or, where relevant in a jurisdiction, as agent and trustee, with the effect that Lenders each become a beneficiary of a trust and Administrative Agent has all the rights, powers, discretions, protections and exemptions from liability set out in the pledge agreements and (ii) except in connection with any such pledge agreement for a jurisdiction in which Administrative Agent holds the Capital Stock as agent and trustee for Lenders, appoints Administrative Agent as its attorney-in-fact granting it the powers to execute each such pledge agreement and any registrations of the security interest thereby created, in each case in its name and on its behalf, with the effect that each Lender becomes a secured party thereunder.  With respect to each such pledge agreement, Administrative Agent has the power to sub-delegate to third parties its powers as attorney-in-fact of each Lender.

9.7                Duties of Other Agents.

To the extent that any Lender is identified in this Agreement as a co-agent, documentation agent or syndication agent, such Lender shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.

9.8                Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Company or any of the Subsidiaries of Company, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Company) shall be entitled and empowered, by intervention in such proceeding or otherwise

(i)                  to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of Lenders and Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agents and their agents and counsel and all other amounts due Lenders and Agents under subsections 2.3 and 10.2) allowed in such judicial proceeding, and

(ii)                 to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to any Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agents and their agents and counsel, and any other amounts due Agents under subsections 2.3 and 10.2.

Nothing herein contained shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Each Lender will execute, acknowledge and deliver upon demand any other instruments, in form and substance reasonably acceptable to the Administrative Agent, that the Administrative Agent reasonably requires in order to carry out the provisions of this Section 9.8.

9.9                Secured Cash Management Agreements and Secured Hedge Agreements.

No Cash Management Bank or Hedge Counterparty that obtains the benefit of the provisions of Section 9, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Section 9 to the contrary, Administrative Agent shall only be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements to the extent Administrative Agent has received written notice of such Obligations, together with such supporting documentation as Administrative Agent may request, from the applicable Cash Management Bank or Hedge Counterparty, as the case may be.

9.10            Exculpatory Provisions.

Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, Administrative Agent:

(i)                  shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)                shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii)               shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Company or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

Administrative Agent shall not be liable for any action taken or not taken by it (A) with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in subsection 10.6 and Section 8) or (B) in the absence of its own gross negligence, willful misconduct or breach in bad faith.  Administrative Agent shall be deemed not to have knowledge of any Potential Event of Default unless and until notice describing such Potential Event of Default is given to Administrative Agent by a Borrower, a Lender or the Issuing Lender.

Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Event of Default, (D) the validity, enforceability, effectiveness or genuineness of this

 Agreement, any other Loan Document or any other agreement, instrument or document or (E) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

9.11             Reliance by Administrative Agent.

Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit.  Administrative Agent may consult with legal counsel (who may be counsel for Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 10.     MISCELLANEOUS

10.1             Successors and Assigns; Assignments and Participations in Loans and Letters of Credit.

A.                  General.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders’ rights of assignment are subject to the further provisions of this subsection 10.1).  No Borrower’s rights or obligations hereunder nor any interest therein may be assigned or delegated by such Borrower without the prior written consent of all Lenders (other than Defaulting Lenders) (and any attempted assignment or transfer by a Borrower without such consent shall be null and void).  No sale, assignment or transfer or participation of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Revolving Loan Commitment and the Revolving Loans of the Revolving Lender effecting such sale, assignment, transfer or participation.  Anything contained herein to the contrary notwithstanding, except as provided in subsection 2.1A(iii) and subsection 10.5, the Swing Line Loan Commitment and the Swing Line Loans of Swing Line Lender may not be sold, assigned or transferred as described below to any Person other than a successor Administrative Agent and Swing Line Lender to the extent contemplated by subsection 9.5. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

B.                  Assignments.

(i)                   Amounts and Terms of Assignments.  Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement; provided  that (a), except (1) in the case of an assignment of the entire remaining amount of the assigning Lender’s rights and obligations under this Agreement or (2) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund of a Lender, the aggregate amount of the Revolving Loan Exposure of the assigning Lender and the assignee subject to each such assignment shall not be less than $5,000,000, unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Company otherwise consents (each such consent not to be unreasonably withheld or delayed), (b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, and any assignment of all or any portion of a Revolving Loan Commitment, Revolving Loan or Letter of Credit participation shall be made only as an assignment of the same proportionate part of the assigning Lender’s Revolving Loan Commitment, Revolving Loans and Letter of Credit participations, (c) the parties to each assignment shall (I) electronically execute and deliver to Administrative Agent an Assignment Agreement via an electronic settlement system acceptable to Administrative Agent or (II) manually execute and deliver to Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,500, copies of all of which shall be provided promptly to the Company; provided, however , that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment (unless the assignee is an Affiliate or an Approved Fund of the assignor, in which case no fee shall be required, and provided  that only one such processing and recordation fee shall be required in connection with concurrent assignments to two or more Affiliated Funds), and the Eligible Assignee, if it shall not be a Lender, shall deliver to Administrative Agent information reasonably requested by Administrative Agent, including such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to subsection 2.7B(viii)  and with respect to information requested under the Patriot Act, (d), except in the case of an assignment to another Lender or an Affiliate of a Lender or an Approved Fund of a Lender, each of (I) Administrative Agent and (II) if no Event of Default has occurred and is continuing, Company, shall have consented thereto (in each case, which consents shall not be unreasonably withheld or delayed), (e) solely in the case of assignments of all or any portion of a Revolving Loan Commitment, Revolving Loans and Letter of Credit participations, Swing Line Lender and Issuing Lender shall have consented thereto (which consents shall not be unreasonably withheld or delayed) and (f) in the case of an assignment to an Approved Fund of a Lender, if no Event of Default has occurred and is continuing, promptly following such assignment, Company shall have received notice thereof from Administrative Agent, which such notice shall be delivered promptly upon the execution of an Assignment Agreement clearly identifying the assignment to an Approved Fund.  No assignments shall be made to hedge funds without the consent of the Company (unless an Event of Default has occurred and is continuing).

No such assignment shall be made (A) to a Borrower or any of such Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Affiliates or Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural person, or (D) to any Person that, through its applicable lending office, is not capable of lending the applicable Alternative Currencies to the relevant Borrower without the imposition of any additional Indemnified Taxes or (E) to any Competitor.  No such assignment shall be made to any Person that, through its Funding and Payment Offices, is not capable of lending the applicable Alternative Currencies to the relevant Borrowers without the imposition of additional Indemnified Taxes.

Upon acceptance and recording by Administrative Agent pursuant to clause (ii) below, from and after the effective date specified in such Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of, and shall become, a Lender hereunder and shall be deemed to have made all of the agreements of a Lender contained in the Loan Documents arising out of or otherwise related to such rights and obligations and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 10.9B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto; provided that, anything contained in any of the Loan Documents to the contrary notwithstanding, if such Lender is an Issuing Lender such Lender shall continue to have all rights and obligations of an Issuing Lender until the cancellation or expiration of any Letters of Credit issued by it and the reimbursement of any amounts drawn thereunder).  The assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its Notes, if any, to Administrative Agent for cancellation, and thereupon new Notes shall, if so requested by the assignee and/or the assigning Lender in accordance with subsection 2.1E, be issued to the assignee and/or to the assigning Lender, substantially in the form of Exhibit III annexed hereto, as the case may be, with appropriate insertions, to reflect the amounts of the new Commitments and/or outstanding Revolving Loans, as the case may be, of the assignee and/or the assigning Lender.  Other than as provided in subsection 2.1A(iii) and subsection 10.5, any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 10.1B shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 10.1C.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Company and Administrative Agent, the applicable pro rata share of Revolving Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Revolving Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(ii)                 Acceptance by Administrative Agent; Recordation in Register.  Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 10.1B(i)  and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to subsection 2.7B(viii), Administrative Agent shall, if Administrative Agent and Company have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to subsection 10.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment), (b) record the information contained therein in the Register, and (c) give prompt notice thereof to Company.

Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 10.1B(ii)

(iii)                Deemed Consent by Company.  If the consent of Company to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in subsection 10.1B(i)), Company shall be deemed to have given its consent ten (10) Business Days after the date notice thereof has been delivered to Company unless such consent is expressly refused by Company prior to such tenth Business Day.

(iv)               Special Purpose Funding Vehicles.  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Granting Lender to Administrative Agent and Company, the option to provide to Company all or any part of any Loan that such Granting Lender would otherwise be obligated to make to Company pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (ii) Granting Lender’s rights and obligations, and the rights and obligations of the Loan Parties and the other Lenders towards such Granting Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Granting Lender, which shall remain the holder of the Obligations in the Register.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof.  In addition, notwithstanding anything to the contrary contained in this subsection 10.1B(iv), any SPC may (i) with notice to, but without the prior written consent of, Company and Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Company and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC to the extent permitted by the terms of this Agreement.  This subsection 10.1B(iv)  may not be amended without the written consent of any SPC existing at the time of such amendment.  Each Granting Lender shall, acting for this purpose as an agent of Company, maintain at one of its offices a register substantially similar to the Register for the recordation of the names and addresses of its assignees and the amount and terms of its assignments pursuant to this subsection 10.1(B)(iv)  and no such assignment shall be effective until and unless it is recorded in such register.

C.                   Participations.  Any Lender may, without the consent of, or notice to, Company or Administrative Agent, sell participations to one or more Persons (other than a natural Person, a Defaulting Lender, Company or any of its Affiliates) in all or a portion of such Lender’s rights and/or obligations under this Agreement; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Company, Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver directly affecting (i) an extension of the scheduled final maturity date of any Loan allocated to such participation, (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation or (iii) an increase in the Commitment allocated to such participation.  Subject to the further provisions of this subsection 10.1C, Company agrees that each Participant shall be entitled to the benefits of subsections 2.6D and 2.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 10.1B.  To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 10.4 as though it were a Lender, provided such Participant agrees to be subject to subsection 10.5 as though it were a Lender.  A Participant shall not be entitled to receive any greater payment under subsections 2.6D and 2.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with Company’s prior written consent.  No Participant shall be entitled to the benefits of subsection 2.7 unless (i) Company is notified of the participation sold to such Participant, (ii) such Participant agrees, for the benefit of Company, to comply with subsection 2.7B(viii)  as though it were a Lender and (iii) such Participant and its respective participation are recorded in the Register in accordance with subsection 2.1D as though such Participant were a Lender.

D.                  Pledges and Assignments.  Any Lender may without the consent of Administrative Agent or Company at any time pledge or assign a security interest in all or any portion of its Loans, and the other Obligations owed to such Lender, to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to any Federal Reserve Bank; provided that (i) no Lender shall be relieved of any of its obligations hereunder as a result of any such assignment or pledge and (ii) in no event shall any assignee or pledgee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

E.                   Information.  Each Lender may furnish any information concerning Company and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), to the extent permitted under subsection 10.18.

F.                  Agreements of Lenders.  Each Lender listed on the signature pages hereof hereby agrees, and each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree, (i) that it is an Eligible Assignee; (ii) that it has experience and expertise in the making of or purchasing loans such as the Loans; and (iii) that it will make or purchase Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 10.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control).  Each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to represent that such Assignment Agreement constitutes a legal, valid and binding obligation of such Lender, enforceable against such Lender in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity.

G.                  Resignation as Issuing Lender or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Citizens Bank of

Pennsylvania assigns all of its Revolving Loan Commitment and Revolving Loans pursuant to subsections 10.1A and 10.1B above, Citizens Bank of Pennsylvania may, (i) upon 30 days’ notice to Company and the Lenders, resign as Issuing Lender and/or (ii) upon 30 days’ notice to Company, resign as Swing Line Lender.  In the event of any such resignation as Issuing Lender or Swing Line Lender, Company shall be entitled to appoint from among the Lenders a successor Issuing Lender or Swing Line Lender hereunder; provided, however, that no failure by Company to appoint any such successor shall affect the resignation of Citizens Bank of Pennsylvania as Issuing Lender or Swing Line Lender, as the case may be.  If Citizens Bank of Pennsylvania resigns as Issuing Lender, it shall retain all the rights, powers, privileges and duties of Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all Letter of Credit Usage with respect thereto (including the right to require the Lenders to make Revolving Loans that are Base Rate Loans or fund risk participations pursuant to subsection 3.3).  If Citizens Bank of Pennsylvania resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Revolving Loans that are Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to subsection 2.1A(iii).  Upon the appointment of a successor Issuing Lender and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender or Swing Line Lender, as the case may be, and (b) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Citizens Bank of Pennsylvania to effectively assume the obligations of Citizens Bank of Pennsylvania with respect to such Letters of Credit.

H.                  Withholding Taxes.  If a Lender assigns or transfers any of its rights or obligations under this Agreement or changes its Facility Office, and as a result of circumstances existing at the date the assignment, transfer or change occurs, a UK Borrower would be obliged to make a payment to an assignee or transferee Lender or Lender acting through its new Facility Office under subsection 2.7A or subsection 2.7B, then such Lender shall only be entitled to receive payment under those subsections to the same extent as the assignor or transferor Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred; provided, this subsection 10.1H shall not apply: (a) in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Loans; or (b) in relation to subsection 2.7B, to a UK Treaty Lender that has provided the relevant UK Borrower in writing a confirmation of its scheme reference number and jurisdiction of tax residence in accordance with subsection 2.7B(v) if that Borrower has not made a UK Borrower DTTP Filing in respect of that Lender.

10.2             Expenses.

Whether or not the transactions contemplated hereby shall be consummated, the Borrowers agree, subject to the Fee Letter, to pay promptly (i) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent with respect to the negotiation, preparation, execution, delivery and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all reasonable and documented out-of-pocket fees, expenses and disbursements of a single counsel and a single local or foreign counsel in each applicable jurisdiction (if reasonably required by the Administrative Agent) to Administrative Agent (excluding allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Borrowers; (iii) all reasonable and documented out-of-pocket costs and expenses of creating and perfecting Liens in favor of Administrative Agent on behalf of the Secured Parties pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, and reasonable fees, expenses and disbursements of counsel to

Administrative Agent (such fees and expense of counsel to be limited to a single counsel and a single local or foreign counsel to the Administrative Agent in each applicable jurisdiction, if reasonably required by the Administrative Agent, and shall exclude allocated costs of internal counsel); (iv) all other reasonable and documented out-of-pocket costs and expenses incurred by Administrative Agent and its Affiliates in connection with the syndication of the Commitments; (v) all reasonable and documented out-of-pocket costs and expenses, including reasonable and documented attorneys’ fees and expenses (such fees and expense of counsel to be limited to a single counsel and a single local or foreign counsel to the Administrative Agent in each applicable jurisdiction, if reasonably required by the Administrative Agent, and shall exclude allocated costs of internal counsel) and fees, costs and expenses of accountants, advisors and consultants, incurred by Administrative Agent relating to efforts to (a) evaluate or assess any Loan Party, its business or financial condition and (b) protect, evaluate or assess any of the Collateral; (vi) all reasonable and documented out-of-pocket costs and expenses, including reasonable attorneys’ fees, fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by Administrative Agent and any Lenders (provided that the expenses of the Lenders shall be limited to one counsel for the Lenders as a group) in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Loan Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings; and (vii) all reasonable and documented ordinary course out-of-pocket costs and expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder.  Upon the written request of any Borrower, the party requesting reimbursement pursuant to this subsection 10.2 shall provide the applicable Borrower with documentation which in good faith supports such reimbursement request.

10.3             Indemnity.

In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, each Borrower agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless Agents (and any sub-agents of Administrative Agent) and Lenders (including Issuing Lenders), and partners, officers, directors, employees, agents, trustees and advisors of Agents, Lenders and Affiliates of Agents and Lenders (and the partners, officers, directors, employees, agents, trustees and advisors of such Affiliates) (each, an “Indemnitee” and collectively called the “Indemnitees”), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that no Borrower shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from (a) the gross negligence, bad faith or willful misconduct of such Indemnitee, (b) a material breach by such Indemnitee of its obligations under the Loan Documents or (c) any dispute solely among Indemnitees (provided that, if such dispute involves a claim or proceeding against any Indemnitee, in its capacity as Joint Lead Arranger, Joint Lead Manager or Administrative Agent by other Indemnitees, such Indemnitee shall be entitled, subject to the other limitations and exceptions set forth herein, to the benefits of the indemnification provided for in this Section), in each case as determined by a final and nonappealable judgment of a court of competent jurisdiction.

As used herein, “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), reasonable and documented expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees (provided that such counsel shall be limited to (x) one counsel for all

Indemnitees, (y) one firm of local counsel for all Indemnitees in each applicable jurisdiction in which Administrative Agent reasonably determines such local counsel to be necessary, and (z) to the extent such Indemnitee determines, after consultation with legal counsel, that an actual or potential conflict of interest may require use of separate counsel by such Indemnitee, another firm of counsel for such affected Indemnitee) in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including Lenders’ agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or the issuance of Letters of Credit hereunder or the use or intended use of any thereof, the failure of Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Government Authority or if the documents presented in connection with such drawing do not strictly comply with the terms of such Letter of Credit, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of any Guaranty)), or (ii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries.  All amounts due under this subsection 10.3 shall be payable not later than ten (10) Business Days after a written request demand therefor (together with reasonably detailed documentation supporting such request).

To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

10.4            Set-Off.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, regardless of the adequacy of any Collateral, upon the occurrence and during the continuation of any Event of Default each of the Lenders and their Affiliates is hereby authorized by Company at any time or from time to time, without notice to Company or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, provisional or final, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender or any Affiliate of that Lender to or for the credit or the account of Company and each other Loan Party against and on account of the Obligations of Company or any other Loan Party to that Lender (or any Affiliate of that Lender) under this Agreement, the Letters of Credit and participations therein and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of subsection 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Each Lender and the Issuing Lender agrees to notify the Company and the Administrative Agent promptly after any such set-off and application, provided that the failure to give any such notice shall not affect the validity of such set-off and application.

10.5            Ratable Sharing.

Lenders hereby agree among themselves that if any of them shall, whether by voluntary or mandatory payment (other than a payment or prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall, unless such proportionately greater payment is required by the terms of this Agreement, (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase assignments (which it shall be deemed to have purchased from each seller of an assignment simultaneously upon the receipt by such seller of its portion of such payment) of the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that (A) if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such assignments shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest and (B) the foregoing provisions shall not apply to (1) any payment made by Company pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) (2) the application of Cash Collateral (and proceeds thereof) in respect of obligations relating to Letters of Credit and Swing Loan Loans (including Lender participation obligations) provided for in subsection 2.11, or (3) any payment obtained by a Lender as consideration for the assignment (other than an assignment pursuant to this subsection 10.5) of or the sale of a participation in any of its Obligations to any Eligible Assignee or Participant pursuant to subsections 10.1B and 10.1C.  Company expressly consents to the foregoing arrangement and agrees that any purchaser of an assignment so purchased may exercise any and all rights of a Lender as to such assignment as fully as if that Lender had complied with the provisions of subsection 10.1B with respect to such assignment.  In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each purchasing Lender and each selling Lender agree to enter into an Assignment Agreement at the request of a selling Lender or a purchasing Lender, as the case may be, in form and substance reasonably satisfactory to each such Lender.

10.6             Amendments and Waivers.

Unless otherwise provided for in this Agreement, no amendment, modification, termination or waiver of any provision of this Agreement, of the Notes or of any other Loan Document, and no consent to any departure by Company therefrom, shall in any event be effective without the written concurrence of Requisite Lenders and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, modification, termination, waiver or consent shall, without the consent of:

(a)                each Lender (other than any Defaulting Lender) with Obligations directly affected (whose consent shall be required for any such amendment, modification, termination or waiver in addition to that of Requisite Lenders) (1) reduce or forgive the principal amount of any Loan, (2) postpone the scheduled final maturity date of any Loan, (3) postpone the date on which any principal, interest or any fees are payable, (4) decrease the interest rate borne by any Loan (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E or amendment of subsection 2.2E) or the amount of any fees payable hereunder (other than any waiver of any increase in the fees applicable to Letters of Credit pursuant to subsection 3.2 following an Event of Default) (excluding any change in the manner in which any financial ratio used in determining any interest rate or fee is calculated that would result in a reduction of any such rate or fee and excluding any fees specified in the Fee Letter, which may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto), (5) reduce the amount or postpone the due date of any amount payable in respect of any Letter of Credit, (6) extend the expiration date of any Letter of Credit beyond the Revolving Loan Commitment Termination Date (except as provided in subsection 3.1A), (7) extend the Revolving Loan Commitment Termination Date or (8) change in any manner the obligations of Revolving Lenders relating to the purchase of participations in Letters of Credit; and

(b)                each Lender (other than any Defaulting Lender), (1) change in any manner the definition of “Pro Rata Share” or the definition of “Requisite Lenders” (except for any changes resulting solely from an increase in the aggregate amount of the Commitments pursuant to subsection 2.10 or approved by Requisite Lenders), (2) change in any manner any provision of this Agreement that, by its terms, expressly requires the approval or concurrence of all Lenders (other than Defaulting Lenders) or otherwise specifies the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, (3) increase the maximum duration of Interest Periods permitted hereunder, (4)(A) release any Lien granted in favor of Administrative Agent (for the benefit of the Secured Parties) with respect to 25% or more in aggregate fair market value of the Collateral or (B) release Company or Globe from its obligations under the Company Guaranty or any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty, in each case other than in accordance with the terms of the Loan Documents including Section 9.6 hereof (in which case such release may be made by Administrative Agent acting alone), or (5) change in any manner or waive the provisions contained in subsection 2.4C(iii), subsection 2.4D, subsection 8.1, subsection 10.5 or this subsection 10.6.

In addition, no amendment, modification, termination or waiver of any provision (i) of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note, (ii) of subsection 2.1A(iii)  or of any other provision of this Agreement relating to the Swing Line Loan Commitment or the Swing Line Loans shall be effective without the written concurrence of Swing Line Lender, (iii) of Section 3 or of any other provision of this Agreement relating to rights or duties of the Issuing Lender shall be effective without the written concurrence of the Issuing Lender, (iv) of Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Administrative Agent shall be effective without the written concurrence of Administrative Agent, (v) that increases the amount of a Commitment of a Lender (or reinstates any Commitment terminated pursuant to Section 8) shall be effective without the consent of such Lender, (vi) that increases the maximum amount of Letters of Credit shall be effective without the consent of Revolving Lenders (other than Defaulting Lenders) having or holding more than 50% of the Revolving Loan Exposure of all Lenders (other than Defaulting Lenders) and (vii) of subsection 10.1B(iv)  shall be effective without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, modification, termination or waiver.  Notwithstanding anything to the contrary herein, no Defaulting Lender other than a Voting Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender, or all Lenders or each affected Lender under a Facility, may be effected with the consent of (A) the applicable Lenders other than Defaulting Lenders and (B) any applicable Voting Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on Company in any case shall entitle Company to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Borrower, on such Borrower.

Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of Company and Administrative Agent to the extent necessary to integrate (a) any Incremental Term Loan Commitments or Incremental Revolving Loan Commitments (which may include the addition of mandatory prepayments) and (b) the addition of any Domestic Co-Borrower or Foreign Co-Borrower (which may include additional provisions required as a result of the jurisdiction of any such Co-Borrower).

10.7            Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

10.8             Notices; Effectiveness of Signatures.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person, delivered by courier service and signed for against receipt thereof, upon receipt of telefacsimile in complete and legible form, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Administrative Agent, Swing Line Lender and the Issuing Lender shall not be effective until received.  For the purposes hereof, (i) the contact information of Company, Administrative Agent and the Issuing Lender shall be as set forth on Schedule 10.8 or such other address as shall be designated by such Person in a written notice delivered to Administrative Agent and (ii) the contact information of each other party shall be as set forth in an administrative questionnaire delivered to Administrative Agent, or such other address as shall be designated by such party in a written notice delivered to Administrative Agent.  Electronic mail and Internet and intranet websites may be used to distribute routine communications, such as financial statements and other information as provided in subsection 6.1.  Administrative Agent or Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Loan Documents and notices under the Loan Documents may be transmitted and/or signed by telefacsimile and by signatures delivered in ‘PDF’ format by electronic mail.  The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on all Loan Parties, Agents and Lenders.  Administrative Agent may also require that any such documents and signature be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver any such manually-signed original shall not affect the effectiveness of any facsimile document or signature.

Notwithstanding the foregoing, Company agrees that Administrative Agent may make any material delivered by Company to Administrative Agent, as well as any amendments, waivers, consents and other written information, documents, instruments and other materials relating to Company, any of their respective Subsidiaries, or any other materials or matters relating to the Loan Documents or any of the transactions contemplated hereby that Administrative Agent is required or authorized pursuant to the terms hereof or of any Loan Document to provide to Lenders (collectively, the “Communications”) available to Lenders by posting such notices on a Platform; provided, however, that any Communications that are identified in writing to Administrative Agent by Company as unauthorized for posting on a Platform and Administrative Agent will not so post such Communications.  Company acknowledges that (a) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (b) a Platform is provided “as is” and “as available” and (c) neither Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on a Platform.  Administrative Agent and its Affiliates expressly disclaim with respect to a Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on such Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with such Platform other than damages resulting from gross negligence, bad faith or willful misconduct.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by Administrative Agent or any of its Affiliates in connection with any Platform.

Each Lender agrees that notice to it (as provided in the next sentence) specifying that any Communication has been posted to a Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication.  Each Lender agrees (1) to notify, on or before the date such Lender becomes a party to this Agreement, Administrative Agent in writing of such Lender’s email address to which a notice may be sent (and from time to time thereafter to ensure that Administrative Agent has on record an effective e-mail address for such Lender) and (2) that any notice may be sent to such e-mail address.

10.9             Survival of Representations, Warranties and Agreements.

A.                  All representations, warranties and agreements made herein and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.  Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, regardless of any investigation made by Administrative Agent or any Lender or on their behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of the making of any Loans or the issuance of any Letters of Credit, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

B.                  Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Borrowers set forth in subsections 2.6D, 2.7, 10.2, 10.3, 10.4, 10.16 and 10.17 and the agreements of Lenders set forth in subsections 9.2C, 9.4, 10.5, 10.11(b), 10.16, 10.17 and 10.18 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

10.10         Failure or Indulgence Not Waiver; Remedies Cumulative; Enforcement.

No failure or delay on the part of an Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Administrative Agent in accordance with Section 8 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Lender or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Lender or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with subsection 10.4 (subject to the terms of subsection 10.5), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Requisite Lenders shall have the rights otherwise ascribed to Administrative Agent pursuant to Section 8 and (ii) in addition to the matters set forth in clauses (b), (c)  and (d) of the preceding proviso and subject to subsection 10.5, any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.

10.11         Marshalling; Payments Set Aside.

Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Borrower or any other party or against or in payment of any or all of the Obligations.  To the extent that a Borrower makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Agents or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred and (b) each Lender and the Issuing Lender severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment.

10.12         Severability.

In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.13         Obligations Several; Independent Nature of Lenders’ Rights; Damage Waiver.

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder.  Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders, or Lenders and the Borrowers, as a partnership, an association, a Joint Venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to subsection 9.6, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

To the extent permitted by law, each party hereto shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement (including, without limitation, subsection 2.1C hereof), any other Loan Document, any transaction contemplated by the Loan Documents, any Loan or Letter of Credit or the use of proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials obtained through the Internet, Intralinks or similar information transmission systems in connection with the Loan Documents or the transactions contemplated thereby; provided, however, that the foregoing shall not apply to any direct or actual damages to the extent that it is determined in a final and nonappealable judgment by a court of competent jurisdiction that such damages result from the gross negligence, bad faith or willful misconduct of such Indemnitee.

10.14         Applicable Law.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ANY SUCH LOAN DOCUMENT), AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CHOICE OF LAW RULES (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

10.15         Construction of Agreement; Nature of Relationship.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the parties hereto acknowledges that (i) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement, (ii) it has had full and fair opportunity to review and revise the terms of this Agreement, (iii) this Agreement has been drafted jointly by all of the parties hereto, and (iv) neither Administrative Agent nor any Lender or other Agent has any fiduciary relationship with or duty to any Borrower or any of its Affiliates arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent, the other Agents and Lenders, on one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.

Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.  To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against Administrative Agent or any other Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.16         Consent to Jurisdiction and Service of Process.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY LOAN PARTY, ANY AGENT OR ANY LENDER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS HEREUNDER AND THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH LOAN PARTY, EACH AGENT AND EACH LENDER, EACH FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY;

(I)                  ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(II)                WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(III)              AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO IT AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 10.8;

(IV)             AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER IT IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

(V)               AGREES THAT EACH LOAN PARTY, EACH AGENT AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST EACH LOAN PARTY, EACH AGENT AND EACH LENDER IN THE COURTS OF ANY OTHER JURISDICTION; AND

(VI)             AGREES THAT THE PROVISIONS OF THIS SUBSECTION 10.16 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

10.17         Waiver of Jury Trial.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.   The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims.  Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings.  Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  Each party hereto certifies that no representative, agent or attorney of any other Person has represented, expressly or otherwise, that such other Person would not, in the event of litigation, seek to enforce the foregoing waiver.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 10.17 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.   In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

10.18         Confidentiality.

Each Agent and Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement in accordance with such Agent’s or Lender’s customary procedures for handling confidential information of this nature and in any event will treat such information with the same degree of care as it treats its own confidential information, it being understood and agreed by each Borrower that in any event an Agent or Lender may make disclosures (a) to its Affiliates and its (and its Affiliates’) directors, officers, employees, trustees and agents, including accountants, legal counsel and other advisors and representatives on a need-to-know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent requested by any Government Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this subsection 10.18, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of Borrowers, (g) with the consent of Company, (h) to the extent such information (i) becomes publicly available other than as a result of a breach of this subsection 10.18 or (ii) becomes available to Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than Company which source is not known by Administrative Agent, such Lender or such Affiliate to be subject to a confidentiality agreement in respect thereof or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates and that no written or oral communications from counsel to an Agent and no information that is or is designated as privileged or as attorney work product may be disclosed to any Person unless such Person is a Lender or a Participant hereunder; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Company of any request by any Government Authority or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such Government Authority) or otherwise made pursuant to law or regulation or any subpoena or other legal process, for disclosure of any such non-public information prior to disclosure of such information; and provided, further that in no event shall any Lender be obligated or required to return any materials furnished by Company or any of its Subsidiaries.  Notwithstanding the foregoing, in no event shall any such information be disclosed to a Competitor.  With the written consent of Company, which consent shall not be unreasonably withheld, Administrative Agent and Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to Administrative Agent and Lenders, and Administrative Agent or any of its Affiliates may place customary “tombstone” advertisements relating hereto in publications (including publications circulated or otherwise made available in electronic form) of its choice at its own expense.

Each of Administrative Agent and the Lenders acknowledges that (a) information provided by or on behalf of the Company and its Subsidiaries may include material non-public information concerning Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.19         Counterparts; Effectiveness.

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered, including by facsimile, shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

10.20         Electronic Execution of Assignments and Certain Other Documents.

The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.21         Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of each Borrower in respect of any such sum due from it to Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Administrative Agent or such Lender, as the case may be, against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to Administrative Agent or any Lender in such currency, Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

10.22         USA Patriot Act.

Each Lender hereby notifies Company and the other Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.  Each Borrower shall, promptly following a request by Administrative Agent or any Lender, provide all documentation and other information that Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

10.23         Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i)                   the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(ii)                 the effects of any Bail-in Action on any such liability, including, if applicable:

(iii)               a reduction in full or in part or cancellation of any such liability;

(iv)               a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(v)                the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWERS: GLOBE SPECIALTY METALS, INC.

By:
Name:
Title:

[_______________________]

By:
Name:
Title:

ADMINISTRATIVE AGENT AND LENDER: CITIZENS BANK OF PENNSYLVANIA

By:
Name:
Title:

SYNDICATION AGENT AND LENDER: [_______________________]

By:
Name:
Title:

LENDERS: [_______________________]

By:
Name:
Title:

Exhibit B

Schedules to Credit Agreement

[See attached].

SCHEDULES

1.1A	MORTGAGED PROPERTY

1.1B	EXISTING LETTERS OF CREDIT

1.1C	RESERVED

1.1D	ENERGY ASSETS

2.1A	COMMITMENTS AND PRO RATA SHARES

4.1C	CORPORATE AND CAPITAL STRUCTURE; OWNERSHIP

5.1	SUBSIDIARIES OF COMPANY

5.1C	CLOSING DATE MATERIAL SUBSIDIARIES

5.3	FINANCIAL STATEMENTS AND INFORMATION

5.5B	REAL PROPERTY

5.5C	INTELLECTUAL PROPERTY

5.6	LABOR MATTERS

5.11	CERTAIN EMPLOYEE BENEFIT PLANS

6.11	POST CLOSING DELIVERIES

7.1	CERTAIN EXISTING INDEBTEDNESS

7.2	CERTAIN EXISTING LIENS

7.3A	CERTAIN EXISTING INVESTMENTS

7.4	CERTAIN EXISTING CONTINGENT OBLIGATIONS

7.9	CERTAIN TRANSACTIONS WITH AFFILIATES

10.8	FUNDING AND PAYMENT OFFICE; CERTAIN ADDRESSES FOR NOTICE

1

SCHEDULE 1.1A

MORTGAGED PROPERTY

1595 Sparling Rd.
Waterford, OH 45786

2401 Old Montgomery Hwy
Selma, AL  36703

3807 Highland Ave
Niagara Falls, NY  14305

101 Garner Rd.
Bridgeport, AL 35740

2

SCHEDULE 1.1D

ENERGY ASSETS

Plant	Location	Ownership
Castrelo	A Coruña (Castrelo), Spain	FerroAtlántica, S.A.
Puente Olveira	A Coruña (Castrelo), Spain	FerroAtlántica, S.A.
Carantoña	A Coruña (Pasarela), Spain	FerroAtlántica, S.A.
Santa Eugenia I	A Coruña (Ezaro), Spain	FerroAtlántica, S.A.
Santa Eugenia II	A Coruña (Ezaro), Spain	FerroAtlántica, S.A.
Fervenza	A Coruña (A Reboira), Spain	FerroAtlántica, S.A.
Novo Pindo	A Coruña (Ezaro), Spain	FerroAtlántica, S.A.
Barasona	Huesca (Graus), Spain	Hidro Nitro Española, S.A.
El Ciego	Huesca (Estada), Spain	Hidro Nitro Española, S.A.
Arias I	Huesca (Somontano de Barbastro), Spain	Hidro Nitro Española, S.A.
Arias II	Huesca (Somontano de Barbastro), Spain	Hidro Nitro Española, S.A.
Ariéstolas	Huesca (Somontano de Barbastro), Spain	Hidro Nitro Española, S.A.
St. Béron	St. Béron, France	FerroPem, S.A.S.
Villalongue	Pierrefite, France	FerroPem, S.A.S.
3

SCHEDULE 2.1A

COMMITMENTS AND PRO RATA SHARES

Lender	Commitment	Pro Rata Share
Citizens Bank of Pennsylvania	$36,666,666.67	18.3%
HSBC Bank USA, National Association	$13,333,333.33	6.7%
Fifth Third Bank	$16,666,666.67	8.3%
PNC Bank, National Association	$31,666,666.67	15.8%
Wells Fargo Bank, National Association	$31,666,666.67	15.8%
Citibank N.A.	$16,666,666.67	8.3%
Capital One, National Association	$13,333,333.33	6.7%
Compass Bank	$23,333,333.33	11.7%
Branch Banking and Trust Company	$16,666,666.67	8.3%
Total	$200,000,000.00	---

4

SCHEDULE 5.1

SUBSIDIARIES, JOINT VENTURES AND PARTNERSHIPS OF THE COMPANY AND ITS SUBSIDIARIES

Subsidiaries	Jurisdiction of Organization	Ownership interests of the Company and Subsidiaries (unless otherwise indicated, all are 100% owners)
Grupo FerroAtlántica, S.A.U.	Spain	Ferroglobe PLC
FerroAtlántica, S.A.U.	Spain	Grupo FerroAtlántica, S.A.U.
Hidro Nitro Española, S.A.	Spain	FerroAtlántica, S.A.U. – 99.875%
FerroAtlántica de Venezuela (FerroVen), S.A.	Venezuela	FerroAtlántica, S.A.U. – 80%
FerroAtlántica I+D, S.L.U.	Spain	FerroAtlántica, S.A.U.
FerroAtlántica y Cía., F. de Ferroaleac. y Metales, S.C.	Spain	FerroAtlántica, S.A.U. – 99.99% FerroAtlántica I+D, S.L. – 0.01%
Cuarzos Industriales, S.A.U.	Spain	FerroAtlántica, S.A.U.
Rocas, Arcillas y Minerales, S.A.	Spain	FerroAtlántica, S.A.U. – 50% Cuarzos Industriales, S.A.U. – 16.67%
FerroAtlántica Deutschland, GmbH	Germany	FerroAtlántica, S.A.U.
Cuarzos Industriales de Venezuela (Cuarzoven), S.A.	Venezuela	FerroAtlántica, S.A.U.
FerroAtlántica de México, S.A. de C.V.	México	FerroAtlántica, S.A.U. – 99.99%
FerroPem, S.A.S.	France	Grupo FerroAtlántica, S.A.U.
Silicon Smelters (Pty.), Ltd.	South Africa	Grupo FerroAtlántica, S.A.U. – 86%
FerroAtlántica Brasil Mineraçao Ltda.	Brazil	FerroAtlántica, S.A.U. – 70%
Ganzi FerroAtlántica Silicon Industry Company, Ltd.	China	FerroAtlántica, S.A.U. – 75%
Silicio FerroSolar	Spain	Grupo FerroAtlántica, S.A.U.
Mangshi Sinice Silicon Industry Company Limited	China	Grupo FerroAtlántica, S.A.U.
Photosil Industries, S.A.S.	France	FerroPem, S.A.S.
Emix, S.A.S.	France	Silicio FerroSolar, S.L.
Thaba Chueu Mining (Pty.), Ltd.	South Africa	Silicon Smelters (Pty.), Ltd. – 74%
Rebone Mining (Pty.), Ltd.	South Africa	Thaba Chueu Mining (Pty.), Ltd.
FerroQuébec, Inc.	Canada	FerroAtlántica Canada Co. Ltd
FerroAtlántica Canada Co. Ltd	Canada	FerroAtlántica International, Ltd
FerroAtlantica International, Ltd	United Kingdom	Grupo FerroAtlántica, S.A.U.
Ultra Core Polska UCP	Poland	Globe Argentina Holdco, LLC
Inversora Nihuiles S.A.	Argentina	Ultracore Energy S.A. – 9.75%
Inversora Diamante S.A.	Argentina	Ultracore Energy S.A. – 8.4%
Hidroelectrica Los Nihuiles S.A.	Argentina	Inversora Nihuiles S.A. – 51%
Hidroelectrica Los Diamante S.A.	Argentina	Inversora Diamante S.A. – 59%
MST Financial Holdings, LLC	Delaware	Globe Specialty Metals, Inc.
MST Financial LLC	Delaware	MST Financial Holdings, LLC
MST Resources, LLC	Delaware	MST Financial Holdings, LLC
Ferroglobe, Inc.	Delaware	MST Financial Holdings, LLC
GSM Netherlands Overseas I, B.V.	Netherlands	GSM Netherlands, B.V.

5

GSM Netherlands Overseas II, B.V.	Netherlands	GSM Netherlands, B.V.
Islenska Kisilfelagio Ehf.	Iceland	GSM Netherlands Overseas II, B.V.
Quebec Silicon GP	Canada	QSIP Canada ULC – 51%
Laurel Ford Resources, Inc.	Kentucky	Globe Metallurgical Inc.
Globe LSE Inc.	Delaware	Globe Metallurgical Inc.
Globe Metallurgical Carbons LLC	Delaware	Globe Metallurgical Inc.
Coal Mining Services I LLC	Delaware	Globe Metallurgical Inc.
Coal Mining Services II LLC	Delaware	Globe Metallurgical Inc.
GBG Financial, LLC	Delaware	GSM Enterprises Holdings, LLC
ECPI, Inc.	Delaware	GSM Enterprises Holdings, LLC
Globe BG, LLC	Delaware	GSM Enterprises Holdings, LLC
16 Front Street, LLC	Delaware	GSM Enterprises Holdings, LLC
ARL Resources, LLC	Delaware	Alden Resources, LLC
ARL Services, LLC	Delaware	Alden Resources, LLC
QSI Partners Ltd.	Cayman Islands	GSM Enterprises, LLC
Metallurgical Process Materials, LLC	Delaware	Core Metals Group, LLC
Globe Realty LLC	New York	Globe Specialty Metals, Inc.
GSM Financial, Inc.	Delaware	Globe Specialty Metals, Inc.
Globe Realty Florida LLC	Delaware	Globe Specialty Metals, Inc.
Ferroquartz Holdings Ltd.	Hong Kong	Grupo FerroAtlántica, S.A.U.
FerroTambao S.A.R.L.	Burkina Faso	Grupo FerroAtlántica, S.A.U. – 90%
Ferroquarz Mauritania S.A.R.L.	Mauritania	Grupo FerroAtlántica, S.A.U. – 90%
Ferromanganese Mauritania, S.A.R.L.	Mauritania	Grupo FerroAtlántica, S.A.U. – 90%
Mangshi FerroAtlántica Mining Industry Service Co. Ltd	China	Ferroquartz Holdings Ltd.
Actifs Solaires Becancour, Inc.	Canada	Silicio FerroSolar, S.L.
El Hajera S.A.R.L.	Mauritania	Ferroquarz Mauritania S.A.R.L. – 10% Ferromanganese Mauritania, S.A.R.L. – 10%
FerroAtlántica India Private Limited	India	FerroAtlántica, S.A.U. – 99.99% FerroPem, S.A.S. – 0.01%
Société FerroQuartz Inc.	Canada	FerroAtlántica Canada Co. Ltd
Globe Specialty Metals, Inc.	Delaware	Ferroglobe PLC
Alabama Sand and Gravel, Inc.	Delaware	Globe Metallurgical Inc.
Globe Metales, S.A.	Argentina	Globe Specialty Metals Inc. – 90% Globe Argentina Holdco LLC – 10%
Globe Metallurgical Inc.	Delaware	Globe Specialty Metals, Inc.
LF Resources, Inc.	Delaware	Globe Specialty Metals, Inc.
Ningxia Yongvey Coal Industrial Co., Ltd.	China	LF Resources, Inc. – 98%
Solsil, Inc.	Delaware	Globe Specialty Metals, Inc. – 97.25%
Ultracore Energy S.A.	Argentina	Globe Metales, S.A.
West Virginia Alloys, Inc.	Delaware	Globe Metallurgical Inc.
GSM Alloys I, Inc.	Delaware	Globe Specialty Metals, Inc.
GSM Alloys II, Inc.	Delaware	Globe Specialty Metals, Inc.
WVA Manufacturing, LLC	Delaware	GSM Alloys I and II – 51%
Globe Metals Enterprises, Inc.	Delaware	Globe Specialty Metals, Inc.
Core Metals Group Holdings, LLC	Delaware	Globe Metals Enterprises, Inc.
Core Metals Group, LLC	Delaware	Core Metals Group Holdings LLC
Tennessee Alloys Company, LLC	Delaware	Core Metals Group LLC
GSM Enterprises Holdings, LLC	Delaware	GSM Enterprises, LLC
GBG Holdings, LLC	Delaware	GSM Enterprises Holdings, LLC
Alden Resources, LLC	Delaware	GBG Holdings, LLC
Gatliff Services, LLC	Delaware	GSM Enterprises Holdings, LLC

6

Alden Sales Corporation, LLC	Delaware	GSM Enterprises Holdings, LLC
Norchem, Inc.	Florida	Globe Metallurgical Inc. – 50% GSM Enterprises Holdings, LLC – 50%
QSIP Sales ULC	Canada	QSIP Canada ULC
QSIP Canada ULC	Canada	GSM Netherlands Overseas IV, B.V.
Quebec Silicon LP	Canada	QSIP Canada ULC – 51%
GSM Netherlands, B.V.	Netherlands	Globe Specialty Metals, Inc.
Silicon Technology (Proprietary) Limited	South Africa	GSM Netherlands Overseas III, B.V.
GSM Sales, Inc.	Delaware	Globe Specialty Metals, Inc.
GSM Enterprises, LLC	Delaware	Globe Specialty Metals, Inc.
GSM Netherlands Overseas III, B.V.	Netherlands	GSM Netherlands, B.V.
GSM Netherlands Overseas IV, B.V.	Netherlands	GSM Netherlands, B.V.
Globe Argentina Holdco, LLC	Delaware	Globe Specialty Metals, Inc.
Ferroglobe Services (UK) Ltd	England and Wales	Ferroglobe PLC

7

SCHEDULE 5.11

CERTAIN EMPLOYEE BENEFIT PLANS

(i)
Employee Benefit Plans of the Company and its Subsidiaries that provide health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Company or any of its Domestic Subsidiaries, other than Employee Benefit Plans that have been taken into account in developing the FAS 106 cost figures disclosed to Lenders. Employee Benefit Plans include employee welfare benefit plans and employee pension benefit plans.  These plans cover health insurance plans, general employee benefit plans, 401(k) plans and retirement plans.

1.	Globe Metallurgical, Inc. hourly employees’ Retirement Savings Plan (covering Niagara Falls and Selma hourly Employees
2.	Globe Metallurgical, Inc. Retirement Savings Plan
3.	Globe Metallurgical, Inc. Hourly Employees’ Retirement Savings Plan
4.	Globe Metallurgical Inc. Pension Plan
5.	Globe Metallurgical Inc. Niagara Falls Hourly Employees Pension Plan
6.	Globe Metallurgical Inc. Retiree Medical Insurance Savings Plan
7.	Pension Plan for hourly employees of the Alamet Division of Globe Metallurgical Inc.
8.	Core Metals Group Retirement Plan
9.	Tennessee Alloys Company Pension Plan
10.	Alden Resources LLC 401(K) Transamerica plan documents
11.	Informed Medical and Prescription Plan – Self Insured
12.	Informed Dental Plan – Self Insured
13.	Informed FSA Medical and Dependent Care
14.	Highmark BC/BS Medical and Prescription Plan for Core Metals Employees
15.	Guardian Dental – Dental and Vision Plan for Core Metals Employees
16.	VSP Vision Services – Vision Plan for Core Metals Employees
17.	Lincoln Financial Group Life/AD&D for Core Metals Employees
18.	Lincoln Financial Group Short Term Disability for Core Metals Employees
19.	Lincoln Financial Group Long Term Disability for Core Metals Employees
20.	Lincoln Financial Group Dependent Life (Spouse/Child) for Core Metals Group Employees
21.	BC/BS of Alabama Medical, Prescription and Dental Plan for Selma and Alabama Sand and Gravel, Inc. Employees– Self Insured
22.	United Healthcare - Oxford Medical and Prescription Plan for Globe Specialty Metals, Inc., Alden Employees and Norchem – Fully Insured
23.	BMS LLC Health Reimbursement Arrangement Bridge Plan for Globe Specialty Metals, Inc. and Alden Resources LLC Employees – Self Insured
24.	Medex Worldwide Travel Medical Assistance – Fully Insured
25.	Medical Expense Reimbursement Plan
26.	Standard Insurance Company - Basic Life/ADD&D - $10,000
27.	Short term disability up to 26 weeks – self administered
28.	Standard insurance company - long term disability (after 26 weeks) for salaried employees

8

29.	Fort Dearborn Life short term disability for Niagara Employees (hourly employees up to 52 weeks and salaried employees up to 26 weeks)
30.	CRX Optional Prescription Savings Plan – GMI Group
31.	Delta Dental PPO for Globe Specialty Metals
32.	OSDE Medical Plan for Salaried Employees
33.	Pharmacy Expense Reimbursement Plan for Hourly and Salaried Employees

9

SCHEDULE 7.1

CERTAIN EXISTING INDEBTEDNESS

1.
A Capital Lease Agreement dated April 5, 2012 by and between Fifth Third Equipment Finance Company, an Ohio corporation and Alden Resources in an amount not to exceed $11,054,177.27, of which $815,523 was outstanding as of December 31, 2016, as may be amended from time to time.

2.
A Continuing Guaranty by Globe Specialty Metals, Inc., in favor of FIFTH THIRD BANK, an Ohio banking corporation located at 38 Fountain Square Plaza, Cincinnati, Hamilton County, Ohio 45263, for itself and as agent for any affiliate or subsidiary of Fifth Third Bancorp, and their respective successors and assigns, relating to the Capital Lease Agreement in item 4 below.

3.
A Capital Lease Agreement dated May 24, 2012 by and between Newco Mining KY, LLC, a Minnesota limited liability company and ARL Resources, LLC, as may be amended from time to time, in an amount of $2,692,232.86, of which $2,054,652 was outstanding as of December 31, 2016.

4.
Capital Lease Between Globe Metallurgical Inc. and CAT Financial dated April 4, 2014, as may be amended from time to time, in the amount of $360,574.80 with an outstanding balance of $162,258.66 as at December 31, 2016.

5.
Capital Lease Between Globe Metallurgical Inc. and CAT Financial dated April 4, 2014, as may be amended from time to time, in the amount of $360,574.80 with an outstanding balance of $162,258.66 as at December 31, 2016.

6.	Working Capital financing by and between Globe Metales and Banco Macro SA with a line of $3,500,000 of which $502,000 was outstanding as at December 31, 2016.

7.	Working Capital financing by and between Globe Metales and Banco Supervielle with a line of $1,161,000 of which $0 was outstanding as at December 31, 2016.

8.	Working Capital financing by and between Globe Metales and Banco CitiBank with a line of $2,000,000 of which $0 was outstanding as at December 31, 2016.

9.	Working Capital financing by and between Globe Metales and Santander Rio Bank with a line of $1,858,000 of which $547,000 was outstanding as at December 31, 2016.

10.
The several performance and surety bonds issued by RLI Insurance Company on behalf of Alden Resources LLC; ARL Resources, LLC; Alabama Sand and Gravel, Inc.; Core Metals Group LLC; WVA Manufacturing, LLC and Globe Metallurgical Inc. of which $9,777,400 was outstanding as of February 3, 2017.

11.	Definitive Resolution Providing Financial Support, dated September 8, 2016, between FerroAtlántica, S.A., as borrower and the Spanish Ministry of Industry, Tourism and

10

Commerce, as lender, for aggregate principal amount €26,908,959.00, as may be amended from time to time.

12.
Definitive Resolution Providing Financial Support, dated September 8, 2016, between FerroAtlántica, S.A., as borrower and the Spanish Ministry of Industry, Tourism and Commerce, as Lender, for aggregate principal amount €44,999,114.00, as may be amended from time to time.

13.
Loan Agreement, dated June 6, 2011, between FerroAtlántica, S.A., as borrower, and the Spanish Ministry of Industry, Tourism and Commerce, as lender, for aggregate principal amount €3,462,500.00, as may be amended from time to time.

14.
Loan Agreement, dated June 6, 2011, between Hidro Nitro Española, S.A., as borrower, and the Spanish Ministry of Industry, Tourism and Commerce, as lender, for aggregate principal amount €1,348,459.61.00, as may be amended from time to time.

15.
Loan Agreement, dated December 22, 2010, between FerroAtlántica, S.A., as borrower and the Center for Technological-Industrial Development, as lender, for aggregate principal amount €2,406,091.15, as may be amended from time to time. Loan Agreement, dated May 13, 2014, between Silico Ferrosolar, S.L.U., as borrower and the Center for Technological-Industrial Development, as lender, for aggregate principal amount €2,087,260.00, as may be amended from time to time.

16.
Financing Agreement between Photosil Industries, S.A.S., as borrower, FerroPem, S.A.S., as guarantor, and the French Agency for the Environment and Management of Energy, as lender, for aggregate principal amount €5,503,371.92, as may be amended from time to time.

17.	Working Capital financing by and between FerroAtlántica, S.A. and Banesto, S.A. of which €251,000 was outstanding as at December 31, 2016.

18.	Working Capital financing by and between FerroAtlántica, S.A. and Bankia, S.A. of which €3,757,000 was outstanding as at December 31, 2016.

19.	Working Capital financing by and between Hidro Nitro Española, S.A. and Banesto, S.A. of which €431,000 was outstanding as at December 31, 2016.

20.	Working Capital financing by and between Hidro Nitro Española, S.A. and Bankia, S.A. of which €2,500,000 was outstanding as at December 31, 2016.

21.	Interest rate swap by and between FerroAtlántica, S.A. and NCG Banco, S.A., dated May 25, 2012.

22.	The following intercompany loans:

A.
Facility Agreement, dated as of March 31, 2016, between Ferroglobe PLC and Grupo FerroAtlántica, S.A.U., (aggregate principal amount €25 million) as may be amended or modified from time to time; provided that the aggregate principal

11

amount thereof may not be increased and the maturity thereof may not be amended to be prior to August 21, 2018.

B.
Treasury Agreement, dated January 2, 2014, between Grupo FerroAtlántica, S.A.U. and FerroPem, S.A.S., (maximum amount €100 million) as may be amended, modified or supplemented from time to time; provided that the maximum amount available thereunder may not be increased and the maturity thereof may not be amended to be prior to August 21, 2018.

C.
Contract in respect of Credit Account, dated May 28, 2012, between GFA SAU and FerroAtlántica, S.A. (maximum amount $75 million), as may be amended, modified or supplemented from time to time; provided that the maximum amount available thereunder may not be increased and the maturity thereof may not be amended to be prior to August 21, 2018.

D.
Shareholder’s Loan, dated as of July 1, 2013 between GFA SAU and Mangshi Sinice Silicon Industry Co., Ltd. (aggregate principal amount € 3.5 million), as may be amended, modified, supplemented, or recharacterized as an equity contribution, from time to time; provided that the aggregate principal amount thereof may not be increased and the maturity thereof may not be amended to be prior to August 21, 2018.

E.
Shareholder’s Loan, dated as of March 6, 2015, between GFA SAU and Mangshi Sinice Silicon Industry Co., Ltd. (aggregate principal amount €14.5 million), as may be amended, modified, supplemented or recharacterized as an equity contribution, from time to time; provided that the aggregate principal amount thereof may not be increased and the maturity thereof may not be amended to be prior to August 21, 2018.

F.
Facility Agreement (Bond Proceeds), dated as of the Third Amendment Effective Date, between Mangshi Sinice Silicon Industry Co., Ltd. and GFA SAU (aggregate principal amount €10,589,401.66), as the same may be amended, modified, supplemented or recharacterized as an equity contribution, from time to time; provided that the aggregate principal amount thereof may not be increased and the maturity thereof may not be amended to be prior to August 21, 2018.

G.
Facility Agreement (RCF Proceeds), dated as of the Third Amendment Effective Date, between Mangshi Sinice Silicon Industry Co., Ltd. and GFA SAU (maximum amount $200 million), as the same may be amended, modified, supplemented or recharacterized as an equity contribution agreement, from time to time; provided that the maximum amount available thereunder may not be increased and the maturity thereof may not be amended to be prior to August 21, 2018.

H.	Facility Agreement, dated as of the Third Amendment Effective Date, between GFA SAU, as lender, and Silicon Smelters Pty., Ltd., as borrower (maximum

12

amount ZAR 350 million), as may be amended, modified, supplemented, assigned or recharacterized as an equity contribution from time to time; provided that the maximum amount available thereunder may not be increased and the maturity thereof may not be amended to be prior to August 21, 2018.

I.
Facility Agreement (Bond Proceeds), dated as of the Third Amendment Effective Date, between Silicon Smelters Pty., Ltd. and GFA SAU (aggregate principal amount ZAR 443,317,030.79), as the same may be amended, modified, supplemented, assigned or recharacterized as an equity contribution, from time to time; provided that the aggregate principal amount thereof may not be increased and the maturity thereof may not be amended to be prior to August 21, 2018.

J.
Facility Agreement (RCF Proceeds), dated as of the Third Amendment Effective Date, between Silicon Smelters Pty., Ltd. and GFA SAU (maximum amount $200 million), as the same may be amended, modified, supplemented, assigned or recharacterized as an equity contribution agreement, from time to time; provided that the maximum amount available thereunder may not be increased and the maturity thereof may not be amended to be prior to August 21, 2018.

K.
Facility Agreement, dated as of the Third Amendment Effective Date, between Silicon Smelters Pty., Ltd., as borrower, and Thabacheu Mining Pty. Ltd., as Lender (maximum amount ZAR 90 million), as may be amended, modified, supplemented, assigned or recharacterized as an equity contribution from time to time; provided that the maximum amount available thereunder may not be increased and the maturity thereof may not be amended to be prior to August 21, 2018.

L.
Facility Agreement (Bond Proceeds), dated as of the Third Amendment Effective Date, between Silicon Smelters Pty., Ltd. and Thabacheu Mining Pty. Ltd. (aggregate principal amount ZAR 81,137,810.61), as the same may be amended, modified, supplemented, assigned or recharacterized as an equity contribution, from time to time; provided that the aggregate principal amount thereof may not be increased and the maturity thereof may not be amended to be prior to August 21, 2018.

M.
Facility Agreement (RCF Proceeds), dated as of the Third Amendment Effective Date, between Silicon Smelters Pty., Ltd. and Thabacheu Mining Pty. Ltd. (maximum amount $200 million), as the same may be amended, modified, supplemented, assigned or recharacterized as an equity contribution agreement, from time to time; provided that the maximum amount available thereunder may not be increased and the maturity thereof may not be amended to be prior to August 21, 2018.

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SCHEDULE 7.2

CERTAIN EXISTING LIENS

1.	Liens on specified equipment of Alabama Sand and Gravel, Inc. pursuant to various existing agreements, by and between Alabama Sand and Gravel, Inc. and Thompson Tractor Co., Inc.

2.
Liens on specified equipment of Alden Resources LLC pursuant to various existing agreements, by and between Alden Resources LLC and Caterpillar Financial Services Corporation and Fifth Third Equipment Finance Company.

3.	Liens on specified purchased receivables pursuant to an existing Receivables Purchase Agreement dated December 29, 2014 by and between Alden Sales Corp, LLC and HSBC Bank, USA, N.A.

4.	Liens on specified purchased receivables pursuant to an existing Receivables Purchase Agreement dated December 29, 2014 by and between Core Metals Group LLC and HSBC Bank, USA, N.A.

5.
The Lien in favor of Citibank, N.A., as evidenced by UCC-1 Financing Statement File No. 2009 2197298, Filed on July 8, 2009 with the Delaware Secretary of State naming Globe Metallurgical Inc. (“GMI”) as Debtor and Citibank N.A. (“Citi”) as Secured Party on accounts receivable owed to GMI by Alcoa, Inc. that are factored by Citi on an advance payment basis relating to the Supplier Agreement dated May 11, 2009 between GMI and Citi.

6.	Liens on specified equipment of GMI pursuant to various existing agreements, by and between GMI and Caterpillar Financial Services Corporation and BNP Paribas.

7.	Liens on specified purchased receivables pursuant to an existing Receivables Purchase Agreement dated December 29, 2014 by and between GMI and HSBC Bank, USA, N.A.

8.	Liens on specified purchased receivables pursuant to an existing Receivables Purchase Agreement dated December 29, 2014 by and between GSM Sales, Inc. and HSBC Bank, USA, N.A.

9.	Liens on specified purchased receivables pursuant to an existing Receivables Purchase Agreement dated December 29, 2014 by and between Norchem, Inc. and HSBC Bank, USA, N.A.

10.	Liens pursuant to existing working capital financing for Globe Metales Listed in Items 6 through 9 in Schedule 7.1.

11.	Common Law and/or Statutory Rights of offset and liens that may arise in connection with the performance/surety bonds listed in Item 10 of Schedule 7.1.

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12.	Bank guarantee amounting up to EUR 8,519,685.41 between Bankia, S.A. and Ferroatlántica, S.A.U. dated as of April 14, 2015.

13.	Bank guarantee amounting to EUR 4,500,000 between CaixaBank S.A. and Ferroatlántica, S.A. dated as of May 26, 2016.

14.	Bank guarantee amounting to EUR 3,375,000 between CaixaBank S.A. and Ferroatlántica, S.A. dated as of May 26, 2016.

15.	Bank guarantee amounting to EUR 1,926,000 between Bankinter, S.A. and Hidro Nitro Española, S.A. dated as of January 28, 2011.

16.	Bank guarantee amounting to EUR 425,416.07 between Bankia, S.A. and Ferroatlántica, S.A. dated as of August 20, 2014.

17.	Bank guarantee amounting to EUR 408,026.04 between Bankia, S.A. and Ferroatlántica, S.A. dated as of August 20, 2014.

18.	Bank guarantee amounting to EUR 390,170.52, between Bankia, S.A. and Ferroatlántica, S.A. dated as of August 20, 2014.

19.	Bank guarantee amounting to EUR 372,944.16, between Bankia, S.A. and Ferroatlántica, S.A. dated as of August 20, 2014.

20.	Bank guarantee amounting to EUR 356,419.97 between Bankia, S.A. and Ferroatlántica, S.A. dated as of August 20, 2014.

21.	Bank guarantee amounting to EUR 217,337.72 between Banco Bilbao Vizcaya Argentaria, S.A. and Ferroatlántica, S.A. dated as of April 24, 2013.

22.	Bank guarantee amounting to EUR 1,593.28 between Banco Bilbao Vizcaya Argentaria, S.A. and Ferroatlántica, S.A. dated as of April 25, 2013.

23.	Bank guarantee amounting to EUR 3,347.23 between Banco Bilbao Vizcaya Argentaria, S.A. and Ferroatlántica, S.A. dated as of April 25, 2013.

24.	Bank guarantee amounting to EUR 1,817.52 between Banco Bilbao Vizcaya Argentaria, S.A. and Ferroatlántica, S.A. dated as of April 25, 2013.

25.	Bank guarantee amounting to EUR 297,138.06 between Banco Bilbao Vizcaya Argentaria, S.A. and Ferroatlántica, S.A. dated as of April 24, 2013.

26.	Bank guarantee amounting to EUR 449,792.98 between Banco Bilbao Vizcaya Argentaria, S.A. and Ferroatlántica, S.A. dated as of April 24, 2013.

27.	Bank guarantee amounting to EUR 4,500,00.00 between CaixaBank, S.A. and Ferroatlántica, S.A. dated as of January 23, 2015, as amended.

15

28.	Bank guarantee amounting to EUR 3,375,00.00 between CaixaBank, S.A. and Ferroatlántica, S.A. dated as of January 23, 2015, as amended.

29.
Liens pursuant to the Finance Lease and the related Assignment Agreement between NGC Banco, S.A., Bankinter, S.A., Caixabank, S.A., Banco Bilbao Vizcaya Argentaria, S.A. and FerroAtlántica, S.A. (securing obligations under the Finance Lease and related Assignment Agreement, pursuant to which the equivalent of approximately $89 million was outstanding as at September 30, 2016).

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SCHEDULE 7.3A

CERTAIN EXISTING INVESTMENTS

	Description of Investment	Amount invested as of 12/31/2016 (US$ in dollars)	Execution Date of Agreement	Ferroglobe Entity
1	Two loan agreements ($3 million and $2 million, plus interest) with Ningxia Yonvey Coal Industrial Co., Ltd.	$8,584,108	9/30/2010 12/31/2010	LF Resources, Inc.
2	Receivables Due from Ningxia Yonvey Coal Industrial Co., Ltd. for financing production of electrodes and capital expenditures related to expansions of productive capacity	$12,174,555	N/A	Globe Specialty Metals, Inc.
3	Loan to GSM Netherlands, B.V., a wholly-owned subsidiary from Globe Metales, S.A.	$6,020,000	6/1/2012	Globe Metales, S.A.
4	Loan to Silicon Technology (Proprietary) Limited, a wholly-owner subsidiary from GSM Netherlands Overseas III, B.V.	$27,357,000	5/12/2014 8/29/2014 (1st Addendum)	GSM Netherlands Overseas III, B.V.

5.	Investments relating to Item 22 (including any sub-item thereof) of Schedule 7.1.

6.
Any Invesments (up to a maximum of $130 million) pursuant to or in connection with the Joint Venture Agreement, dated as of December 20, 2016, between GFA SAU, Silicio Ferrosolar, S.L.U., FerroAtlántica, S.A., Blue Power Corporation, S.L. and Aurinka Photovalic Group, S.L., and any investments in any entity formed pursuant thereto.

7.
Loan Facility Agreement, dated June 13, 2016, between Blue Power Corporation, S.L. and Silicio Ferrosolar, S.L. (aggregate principal amount €9 million), entered into in connection with the subject of item 6 of this Schedule 7.3A.

8.	The following loans or advances to employees:
A.

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Code	Amount Outstanding as at February 1, 2016 (€)
8003	17,600.00
8048	6,250.00
8010	40,500.00
8005	6,340.00
8071	7,666.65
8102	6,800.03
8103	5,333.36
8024	17,550.00
TOTAL                                            108,040.04

B.

Code	Amount Outstanding as at February 1, 2016 (€)
334	666.56 €
347	1,333.24 €
544	1,166.74 €
735	666.60 €
741	3,499.95 €
768	999.90 €
780	999.90 €
801	4,833.31 €
812	5,166.65 €
815	3,999.96 €
816	722.20 €
853	2,833.27 €
859	4,333.30 €
883	5,833.33 €
885	2,555.57 €
918	5,499.99 €
963	4,166.63 €
977	1,666.58 €
988	3,166.61 €
TOTAL                                            56,276.88 €

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SCHEDULE 7.4

CERTAIN EXISTING CONTINGENT OBLIGATIONS

	Contract	Date	Parties	Nature of Contingent Obligation
1.	Expansion Power and Replacement Power Commodity Sales Agreement, as amended	July 1, 2013	New York Power Authority And Niagara Mohawk Power Corporation And Globe Metallurgical, Inc.	Take/Pay
2.	Firm power and FPI Power contract	December 21, 2006	Oxbow Carbon And Minerals LLC (predecessor to Core Metals) and Tennessee Valley Authority	Take/Pay
3	Firm Power contract	April 1, 2011	Globe Metales and Empresa Distribuidora de Electricidad de Mendoza	Take / Pay
4.	Interruptible Power Contract	December 16, 2014	Alabama Power Company and Globe Metallurgical, Inc.	Take / Pay
5.	Interruptible and Firm Power	October 1, 2016	American Electric Power – Ohio Power and Globe Metallurgical, Inc.	Take / Pay
6.	Energy Sale SPA	December 12, 2016	Grupo FerroAtlántica, S.A.U., Brookfield Renewable Power Limited and Ferroglobe PLC	Company guarantee of GFA SAU, Spanish Subsidiary and Hidro Nitro Española's obligations under the Energy Sale SPA

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	Contract	Date	Parties	Nature of Contingent Obligation
7.	Interest Rate Swap	May 25, 2012	FerroAtlántica, S.A. and NCG Banco, S.A	Derivative
8.	Financing Agreement	March 5, 2013	Photosil Industries, S.A.S., FerroPem, S.A.S., and the French Agency for the Environment and Management of Energy	Guarantee (aggregate principal amount €5,503,371.92). See Item 16 of Schedule 7.1.
13.	Letter of Credit	February 1, 2017	Caixa Bank, S.A. FerroAtlántica, S.A. and Comilog International S.A.	Letter of Credit ($11,395,524.00)
14.	Letter of Credit	February 1, 2017	Caixa Bank, S.A., FerroAtlántica, S.A. and Comilog International S.A.	Letter of Credit ($9,817,512.10)

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SCHEDULE 7.9

CERTAIN TRANSACTIONS WITH AFFILIATES

1.	Shareholder Agreement, dated as of December 23, 2015, between Grupo Villar Mir, S.A.U. and Ferroglobe PLC.

Shareholder Agreement entered into in connection with the business combination, setting forth board representation rights, standstill, voting agreements and transfer restrictions with Grupo Villar Mir, which holds approximately 55% of the Company’s outstanding ordinary shares as of February 1, 2017.

2.	Registration Rights Agreement, dated as of December 23, 2015, among Ferroglobe PLC, Grupo Villar Mir, S.A.U. and Alan Kestenbaum.

Agreement entered into in connection with the business combination, providing for registration rights to Grupo Villar Mir and Alan Kestenbaum, former Executive Chairman of the Company and, as at May 2, 2016, holder of over 5% of the Company’s outstanding ordinary shares.

3.	Energy Contracts with Villar Mir Energía, S.L. and subsidiaries

VM Energía, a Spanish company wholly owned by Grupo Villar Mir, advises in the day- to-day operations of FerroAtlántica’s hydro-electric business (which is to be disposed pursuant to the Energy Sale SPA) under the following two contracts that provide for strategic advisory services in relation to economic, technical and administrative aspects of the energy operations, the preparation of periodic reports assessing the main risks associated with the energy market and analyzing the performance of each hydro-electric power plant, advisory services in connection with changes in the applicable energy regulatory framework and related assistance in dealing with the competent energy authorities. The contracts have five-year terms and are due to expire in 2018. The Company’s subsidiaries party to these contracts pay Villar Mir Energía a monthly remuneration calculated as a percentage of the revenues made each month by the hydro- electric plants.  For fiscal years ended December 31, 2015, 2014 and 2013, the Spanish Subsidiary and Hidro Nitro Española, S.A. made payments under these contracts to Villar Mir Energía of $4,022,346, $7,055,663 and $11, 851,964, respectively.

a.	Strategic Advisory Contract of Energy Exploitation, dated as of April 15, 2013, between Villar Mir Energía, S.L. and FerroAtlántica, S.A.U.

b.	Strategic Advisory Contract of Energy Exploitation, dated as of April 15, 2013, between Villar Mir Energía, S.L. and Hidro Nitro Española, S.A.

Under the following contracts, Villar Mir Energía supplies the energy needs of the Boo, Sabon and Monzon electrometallurgy facilities, as a broker for FerroAtlántica, S.A. and Hidro Nitro Española, S.A. in the wholesale power market. These contracts allow FerroAtlántica, S.A. and Hidro Nitro Española, S.A. to buy energy from the grid at market conditions without incurring costs normally associated with operating in the

21

complex wholesale power market, as well as to apply for fixed energy price arrangements in advance from VM Energía, based on the energy markets for the power, period and profile applied for. For fiscal years ended December 31, 2015, 2014 and 2013, FerroAtlántica, S.A. and Hidro Nitro Española, S.A. made payments under these contracts to VM Energía of $85,509,925, $87,032,692 and $86,413,826, respectively.

c.	Electricity Supply Agreement, dated as of June 22, 2010, between Villar Mir Energía, S.L. and FerroAtlántica, S.A.

d.	Electricity Supply Agreement, dated as of December 29, 2010, between Villar Mir Energía, S.L. and FerroAtlántica, S.A.

e.	Electricity Supply Agreement, dated as of December 27, 2012, between Villar Mir Energía, S.L. and Hidro Nitro Española, S.A.

Under the following contracts, Enérya VM Generación, S.L. (“Energya VM”), a Spanish company wholly owned by VM Energía, arranges for the sale of energy produced by FerroAtlántica, S.A. and Hidro Nitro Española, S.A.’s hydro-electric plants (which would be disposed pursuant to the Energy Sale SPA). Pursuant to these contracts, Energya VM provides energy market brokerage services and represents the Company’s subsidiaries before the applicable energy market operator, the system operator and the Spanish National Markets and Competition Commission.  FerroAtlántica, S.A. and Hidro Nitro Española, S.A. pay Energya VM a monthly remuneration calculated as a percentage of the sales made each month by their hydro-electric power plants.  For fiscal years ended December 31, 2015, 2014 and 2013, Hidro Nitro Española made payments under its contract to Energya VM of $166,851, $666,907 and $1,969,572, respectively, and FerroAtlántica made payments under its contracts to Energya VM of $474,161, $1,234,176 and $1,667,000, respectively.

f.	Representation Agreement, dated as of June 30, 2012, between Enérgya VM Generación, S.L. and FerroAtlántica, S.A.

g.	Representation Agreement, dated as of June 30, 2012, between Enérgya VM Generación, S.L. and Hidro Nitro Española, S.A.

FerroAtlántica, S.A. entered into the following swap contract with Energya VM to lock in energy prices for approximately 35-40% of its energy needs for 2016. Payments under this contract in 2016 are estimated at approximately €21,000,000.

h.	Power Sale and Purchase Contract for Differences, dated as of January 25, 2016, between Enérgya VM Gestión de Energía, S.L.U. and FerroAtlántica, S.A.

4.	IT Outsourcing Agreements

Espacio Information Technology, S.A. (“Espacio IT”), a Spanish company wholly owned by Grupo Villar Mir, S.A.U., provides information technology and data processing services to certain of the Company’s subsidiaries.

22

a.	IT Outsourcing Agreement, dated January 1, 2004, between Espacio Information Technology, S.A. and FerroAtlántica, S.A. (formerly FerroAtlántica, S.L.).

This contract has a one-year term, subject to automatic yearly renewal, unless terminated with three months’ notice prior to the scheduled renewal. The base yearly amount due under this contract is $519,788, exclusive of VAT and subject to inflation adjustment. For the fiscal years ended December 31, 2015, 2014 and 2013, FerroAtlántica, S.A. made payments under this contract to Espacio I.T. of 939,464, $1,235,505 and $1,342,709, respectively.
b.	IT Outsourcing Agreement, dated January 1, 2006, between Espacio Information Technology, S.A. and and FerroPem, S.A.S.

This contract has a one-year term, subject to automatic yearly renewal, unless terminated with three months’ notice prior to the scheduled renewal. The base yearly amount due under the contract for these services is $762,094, exclusive of VAT and subject to inflation adjustment. For the fiscal years ended December 31, 2015, 2014 and 2013, FerroPem, S.A.S. made payments under this contract to Espacio I.T. of $861,133, $1,146,495 and $913,733, respectively.

c.	IT Outsourcing Agreement, dated January 1, 2009, between Espacio Information Technology, S.A. and Silicon Smelters (Pty) Ltd.

This contract has a one-year term, subject to automatic yearly renewal, unless terminated with notice three months prior to the scheduled renewal. The base yearly amount due under the contact is $265,700, subject to inflation adjustment. For the twelve months ended December 31, 2015, 2014 and 2013, Silicon Smelters (Pty.), Ltd. made payments under this contract to Espacio I.T. of $243,572, $299,533 and $290,608, respectively.
d.	IT Outsourcing Agreement, dated June 26, 2014, between Espacio Information Technology, S.A. and and FerroAtlántica de México, S.A. de C.V.

This contract has a two year term, subject to automatic renewal every two years, unless terminated with notice six months prior to the scheduled renewal. The base yearly amount due under the contract for these services is $21,920, exclusive of VAT and subject to inflation adjustment and adjustment based on the level of production of the previous year. From the date of effectiveness of the contract in July 2014 through December 31, 2014, FerroAtlántica de Mexico made payments to Espacio I.T. of $5,480. In fiscal year 2015 FerroAtlántica de Mexico made payments to Espacio IT for $18,313.

e.	Future Agreement with Espacio I.T.

In April 2016, the Ferroglobe Board approved a proposal to obtain certain information technology services from Espacio I.T., and the parties are currently negotiating a contract for the provision of these services. The contract is

23

anticipated to have a minimum of five years term, to require an initial investment of $1.7 million during 2016 and an annual base payment of $360,000. These investments and services are required to consolidate the IT infrastructure and information systems of Globe and FerroAtl´antica. Additional services may be required in 2017 to achieve full convergence of IT systems.

5.
Joint Venture Agreement, dated December 20, 2016, among Aurinka Photovoltaic Group, S.L., Blue Power Corporations, S.L., Grupo FerroAtlántica, S.A.U., FerroAtlántica, S.A. and Silicio Ferrosolar, S.L.U., and all transactions entered into pursuant thereto or in connection therewith.

Javier López Madrid, a current member of the Board is affiliated with Aurinka Photovoltaic Group, S.L. (‘‘Aurinka’’). Mr. López Madrid currently owns approximately 100% of the outstanding share capital of Financiera Siacapital, which holds a (i) 31.33% interest in Blue Power Corporation, S.L. (‘‘Blue Power’’), a party to the joint venture, and (ii) 31.33% interest in Aurinka.

Blue Power owns the main intellectual property being contributed to the joint venture and which will provide certain technology consulting services to the joint venture. The remaining equity interests in Blue Power and Aurinka are owned by third party outside investors.

On December 20, 2016, Grupo FerroAtlántica, S.A.U., FerroAtlántica, S.A., and Silicio Ferrosolar, S.L.U., a wholly owned subsidiary of Grupo FerroAtlántica, S.A.U., entered into a joint venture agreement (the ‘‘Solar JV Agreement’’) with Blue Power and Aurinka providing for the formation and operation of a joint venture with the purpose of producing UMG solar silicon. The entry into the joint venture pursuant to the Solar JV Agreement is subject to certain conditions precedent, including the satisfactory completion of an ex-ante verification procedure in relation to the ability of the technology to be contributed to the joint venture by Blue Power to meet certain technical and cost parameters and the authorization of the joint venture by Ferroglobe PLC, Blue        Power and Aurinka’s management bodies. Under the Solar JV Agreement, FerroAtlántica will indirectly own 75% of the operating companies to be formed as part of the joint venture, one of which will own certain assets comprising, among others, constructions at Sab´on and a UMG solar silicon plant at Puertollano, Spain, and 51% of the company to be formed as part of the joint venture to hold certain intellectual property rights and know-how contributed by Blue Power and FerroAtl´antica, which will license such intellectual property rights and know how to the aforementioned operating companies. Pursuant to the Solar JV Agreement, and subject to the satisfaction of the conditions precedent described above, FerroAtlántica has committed to incur capital expenditures in connection with the joint venture of approximately $118 million over an initial phase estimated for up to two years. Further investment in the joint venture will be determined as the joint venture progresses. In connection with the Solar JV Agreement, FerroAtl´antica has obtained two loans, principal amounts approximately €45 million and approximately €27 million, respectively, from the Spanish Ministry of Industry and Energy for the purpose of building and operating the UMG solar silicon plant. See Items 11 and 12 of Schedule 7.1.

24

6.	Loan Facility Agreement, dated June 13, 2016, between Blue Power Corporation, S.L. and Silicio Ferrosolar, S.L. (aggregate principal amount €9,000,000).

25

SCHEDULE 10.8

FUNDING AND PAYMENT OFFICE; CERTAIN ADDRESSES FOR NOTICE

Administrative Agent

Citizens Bank of Pennsylvania
Attention: Dwayne Nelson
28 State St, MS1515
Boston, MA 02109
Telephone:                     617-994-7625
Fax:                                             855-215-1525
Email:                                     dwayne.l.nelson@citizensbank.com

with a copy to:

Citizens Bank of Pennsylvania
Attention: Anh Tran
20 Cabot Rd
Medford, MA 02155
Telephone:                     781-655-2248
Fax:                                             855-212-7541
Email:                                     Anh.Tran@citizensbank.com

Issuing Lender

Citizens Bank of Pennsylvania Attention: Dwayne Nelson
28 State St, MS1515 Boston, MA 02109
Telephone:                     617-994-7625
Fax:                                             855-215-1525
Email:                                     dwayne.l.nelson@citizensbank.com

Company

Ferroglobe Plc
5 Fleet Place
London
EC4M 7RD

26

Exhibit C

Exhibits to Credit Agreement

[see attached]

EXHIBIT I

[FORM OF NOTICE OF BORROWING]

NOTICE OF BORROWING

To:              Citizens Bank of Pennsylvania, as Administrative Agent

Date:              [          ]

Pursuant to that certain Credit Agreement dated as of August 20, 2013, as amended, restated, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, restated, supplemented or otherwise modified, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Ferroglobe PLC, a public limited company incorporated under the laws of England and Wales (“Company”), Globe Specialty Metals, Inc., a Delaware corporation (“Globe”), certain Subsidiaries of the Company from time to time party thereto (collectively the “Co- Borrower” and together with Company and Globe, the “Borrowers” and each a “Borrower”), the financial institutions from time to time party thereto as Lenders (“Lenders”), and Citizens Bank of Pennsylvania, as Administrative Agent (“Administrative Agent”), this represents the undersigned Borrower’s request to borrow as follows:

Funding Date:                                                                    ,

Amount of Loans:

Lender(s):

☐  a.      Lenders, in accordance with their applicable Pro Rata Shares
☐  b.     Swing Line Lender

Type of Loans:

☐  a.   Revolving Loans

☐  b.     Swing Line Loan

Currency:

Interest rate option:

☐  a.    Base Rate Loan(s)

☐  b.        Eurocurrency Rate Loans with an initial Interest Period of

[one][two][three][six]month(s)

The proceeds of such Loans are to be:

☐  a.      deposited in [Company’s][Globe’s][Co-Borrower’s] account at [                                                                                              ] in accordance with the following instructions:

☐  b.      transferred to [Company][Globe][Co-Borrower] via wire transfer in accordance with the following instructions:

☐  c.      transferred via wire transfer in accordance with the following instructions:

The undersigned Officer, to the best of his or her knowledge, certifies on behalf of [Company][Globe][Co-Borrower] that:

(i)            The representations and warranties contained in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects on and as of the Funding Date to the same extent as though made on and as of the Funding Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete in all material respects on and as of such earlier date; provided, that, if a representation and warranty is qualified as to materiality, with respect to such representation and warranty the materiality qualifier set forth above shall be disregarded for purposes of this certification; and

(ii)            No event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Potential Event of Default.

DATED:	[BORROWER] [ ]

By:
Title:

Exhibit D

Disclosure Information

Legal Name of Loan Party (and any previous legal names within the past four months):	Ferroglobe PLC
Jurisdiction of Organization:	England and Wales
Jurisdictions where Qualified to do Business:	England and Wales
Type of Organization:	public limited company incorporated under the laws of England and Wales with registered number 09425113
Address of Chief Executive Office:	2nd Floor West Wing, Lansdowne House, 57 Berkeley Square, London, W1J 6ER, United Kingdom
Address of Principal Place of Business:1	2nd Floor West Wing, Lansdowne House, 57 Berkeley Square, London, W1J 6ER, United Kingdom
Business Phone Number:	+44 (0)203 129 2420
Federal Tax Identification Number:	N/A
Ownership Information (e.g. publicly held, if private or partnership—identity of owners/partners):	publicly held

All of the financial institutions at which Company maintains any deposit accounts, investment accounts, securities accounts or similar accounts, together with the name of account, account number and a description for each such account:
See attached.

1 Please note, the registered office of Company is 5 Fleet Place, London EC4M 7RD, United Kingdom.

FP	FERROGLOBE	Cuenta Corriente	DEU	DEUTSCHE BANK LONDON	GBP	GB 08 DEUT 405081 15470500	DEUTGB2LXXX
FP	FERROGLOBE	Cuenta Corriente	DEU	DEUTSCHE BANK LONDON	EUR	GB 78 DEUT 405081 15470501	DEUTGB2LXXX
FP	FERROGLOBE	Cuenta Corriente	DEU	DEUTSCHE BANK LONDON	USD	GB 51 DEUT 405081 15470502	DEUTGB2LXXX
FP	FERROGLOBE	Cuenta Corriente	DEU	DEUTSCHE BANK LONDON	ZAR	GB 24 DEUT 405081 15470503	DEUTGB2LXXX
FP	FERROGLOBE	Cuenta Corriente	BNL	BNP PARIBAS LONDON	EUR	GB28BNPA40638485752048	BNPAGB22XXX
FP	FERROGLOBE	Cuenta Corriente	BNL	BNP PARIBAS LONDON	GBP	GB29BNPA40638485752030	BNPAGB22XXX
FP	FERROGLOBE	Cuenta Corriente	BNL	BNP PARIBAS LONDON	ZAR	GB51BNPA40638485752022	BNPAGB22XXX
FP	FERROGLOBE	Cuenta Corriente	BNL	BNP PARIBAS LONDON	USD	GB73BNPA40638485752014	BNPAGB22XXX
FP	FERROGLOBE	Cuenta Corriente	SAL	SANTANDER LONDON	EUR	GB97ABBY09071500041556	ABBYGB2L
FP	FERROGLOBE	Cuenta Corriente	SAL	SANTANDER LONDON	GBP	GB74ABBY09022210489033	ABBYGB2L
FP	FERROGLOBE	Cuenta Corriente	SAL	SANTANDER LONDON	ZAR	GB37ABBY09071500041569	ABBYGB2L
FP	FERROGLOBE	Cuenta Corriente	SAL	SANTANDER LONDON	USD	GB60ABBY09071500041543	ABBYGB2L